UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Unum Group

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We are furnishing proxy materials, including this proxy statement, in connection with the solicitation of proxies on behalf of the Board of Directors, to be voted at the 2015 Annual Meeting of Shareholders of Unum Group and at any adjournment or postponement thereof. Our proxy materials are first being mailed and made available electronically to shareholders on or about April 9, 2015.

2015 PROXY STATEMENT	3

A LETTER FROM OUR BOARD OF DIRECTORS

April 9, 2015

Dear Fellow Shareholder:

As members of your Board of Directors, our primary focus is on creating long-term value for our shareholders. We accomplish that by setting a clear strategic course for the company, helping develop sound operating and financial plans, and assuring that these plans are executed in a timely, effective and responsible manner.

Unum’s vision is to be the leading provider of employee benefits products and services that help employers manage their businesses and employees protect their livelihoods. We continue to make progress toward this vision through strong financial results, consistent operating performance and steady growth across our principal operating businesses.

Noteworthy financial and operational highlights from 20141 include:

—	Pre-tax operating income of $1.29 billion and after-tax operating income of $910.4 million, both record highs, on operating revenues of $10.49 billion. Operating earnings per share were a record $3.55, a 6.9 percent increase over the prior year;

—	Approximately $6.7 billion in benefits paid while continuing to achieve consistently high customer satisfaction, a testament to the commitment we make to customers each and every day;

—	An increase in book value per share of 2.8 percent, and continued shareholder returns including $159.4 million in dividends and $301 million in share repurchases. Since 2007, we have repurchased $2.8 billion of our shares, or nearly 32% of shares outstanding; and

—	Significant sales and premium growth across all businesses.

Behind this success, of course, is an organization of talented employees and leaders. One of our goals as Board members is to ensure the company is not only doing the right things to attract and retain high-caliber individuals, but also that it is proactively ensuring prudent succession planning throughout the organization. Unum has continued to identify and develop individuals capable of managing at a very senior level, which is demonstrated by its ability to execute successful leadership transitions at the business unit level over the last five years.

In 2015 we are undertaking an even more significant leadership transition as Tom Watjen, who has served as Unum’s CEO for 12 years, retires following the Annual Meeting of Shareholders. He is being succeeded by Rick McKenney, who has made an enormous impact as CFO since joining the company in 2009. Rick has the right skills and experience to build on Tom’s accomplishments and leverage Unum’s unique market position. The Board has planned carefully for this succession, and we are confident that Rick’s leadership ability and his deep understanding of the company will position Unum to continue to produce strong returns for shareholders. We are also highly confident in Jack McGarry’s ability to be effective in the CFO position, as he has played a key role in the company’s operational and financial management over the course of his career.

1   Operating results referenced in this letter exclude certain specified items. For 2014, these excluded items were net realized investment gains and losses, non-operating retirement-related gains or losses, costs related to early retirement of debt and the long-term care reserve increase. For reconciliations of the non-GAAP financial measures, including operating income, operating revenue, operating earnings per share, return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A.

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A LETTER FROM OUR BOARD OF DIRECTORS

Our focus on succession planning isn’t limited to the executive ranks at the company. In fact, the Board itself will undergo significant change over the next two years as several directors approach mandatory retirement age. Tom Watjen has agreed to serve as non-executive Chairman for a period of two years to help ensure continuity through this transition period at both the Board and management levels. Current Chairman Bill Ryan will become Lead Independent Director until his retirement in 2016.

We’d like to thank Tom for his extraordinary service over his long tenure. His strategic insight and commitment to excellence has not only produced steadily improving operating results and shareholder returns under challenging conditions, but also built Unum into a clear industry leader that is well positioned to capitalize on favorable market dynamics in the years ahead.

As always, we value your continued involvement as shareholders of our company and welcome your feedback. On behalf of our employees and the entire leadership team, thank you for your continued support of Unum.

Theodore H. Bunting, Jr.	E. Michael Caulfield	Cynthia L. Egan

Pamela H. Godwin	Ronald E. Goldsberry	Kevin T. Kabat

Timothy F. Keaney	Thomas Kinser	Gloria Larson

A.S. MacMillan, Jr.	Richard P. McKenney	Edward J. Muhl

Ronald P. O’Hanley	William J. Ryan	Thomas R. Watjen

2015 PROXY STATEMENT	5

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

The 2015 annual meeting of shareholders of Unum Group will be held:

Date:	Thursday, May 21, 2015

Time:	10:00 a.m. Eastern Daylight Time

Place:	Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402

The items of business are:

—	To elect 10 directors named in the proxy statement, each for a one-year term expiring in 2016;

—	To conduct an advisory vote to approve executive compensation; and

—	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2015.

Shareholders also will transact any other business that may properly come before the meeting.

Management will also review the company’s 2014 performance and its outlook for the future.

Shareholders of record of the company’s common stock (NYSE: UNM) at the close of business on March 26, 2015 are entitled to vote at the meeting and any adjournments or postponements of the meeting.

Susan N. Roth

Vice President, Transactions, SEC and Corporate Secretary

April 9, 2015

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 21, 2015: The proxy statement and annual report to shareholders are available at www.envisionreports.com/unm

6	2015 PROXY STATEMENT

PROXY SUMMARY

PROXY SUMMARY

This summary is intended to highlight certain key information contained in this proxy statement that we believe will assist your review of the items of business to be voted on at the 2015 Annual Meeting of Shareholders of Unum Group. As it is only a summary, we encourage you to review the full proxy statement and our annual report on Form 10-K for the year ended December 31, 2014 (the “2014 10-K”) for more complete information about these topics.

CEO Transition

In February 2015, Unum Group (“Unum” or the “company”) announced that its President and Chief Executive Officer, Thomas R. Watjen, will retire at the conclusion of the Annual Meeting after more than 20 years with the company, including the last 12 as CEO. Richard P. McKenney, who has served as Executive Vice President and Chief Financial Officer since August 2009, was elected President and a director of the company effective April 1, 2015, and will succeed Mr. Watjen as CEO upon his retirement in May.

If re-elected as a director at the Annual Meeting, Mr. Watjen will assume the role of non-executive Chairman of the Board of Directors to assist in guiding the Board as new directors are recruited and several directors approach mandatory retirement age.

Jack McGarry, formerly President and Chief Executive Officer of Closed Block Operations, succeeded Mr. McKenney as Chief Financial Officer on April 1, 2015.

Performance Highlights

Last year was another successful one for Unum. We delivered consistent financial and operating performance across the enterprise, highlighted by strong sales and premium growth in our core businesses. This growth, along with improvements in operating performance, partially offset the impacts to profitability we experienced due to a difficult, sustained low interest rate environment.

Financial highlights1 for 2014 include:

—	Pre-tax operating income of $1.29 billion, after tax operating income of $910.4 million and operating revenues of $10.49 billion;

—	Record operating earnings per share (EPS) of $3.55, a 6.9% increase from the prior year and the ninth consecutive year of operating EPS growth;

—	Consolidated operating return on equity (ROE) of 11.4% (14.7% in our three primary operating businesses);

—	Book value per share growth of 2.8% from 2013 (excluding accumulated other comprehensive income, or AOCI), the sixth consecutive year of growth;

—	Strengthening of reserves for future benefits in the long-term care portion of our Closed Block business through an after-tax charge of $453.8 million; and

1 Operating results referenced in this document exclude certain specified items. For 2014, these excluded items were net realized investment gains and losses, non-operating retirement-related gains or losses, costs related to early retirement of debt and the long-term care reserve increase. For reconciliations of the non-GAAP financial measures, including operating income, operating revenue, operating earnings per share, operating return on equity and book value per share (excluding accumulated other comprehensive income, or AOCI), to the most directly comparable GAAP measures, refer to Appendix A.

2015 PROXY STATEMENT	7

PROXY SUMMARY

—	Solid investment results in a difficult interest rate environment and, through our emphasis on sound risk management, a portfolio credit quality that remains among the best in the industry.

Operating highlights for 2014 include:

—	Approximately $6.7 billion in benefits paid to people facing illness, injury or loss of life;

—	Overall sales growth of 17.5%, led by a 21% increase in sales for our Unum US business;

—	Solid premium growth throughout our core businesses;

—	High client satisfaction metrics that generally exceeded our plan benchmarks; and

—	A strong company brand, image and reputation.

Capital Generation for Shareholders

Our ability to generate capital remained strong in 2014, allowing us the opportunity to deploy that capital in a number of ways. For the year, we invested in our business, strengthened our long-term care reserves and paid out $159.4 million in dividends, including increasing the dividend rate by 13.8% over the prior year. We also repurchased $301 million worth of our outstanding shares, bringing our total share repurchases since 2007 to $2.8 billion.

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PROXY SUMMARY

Total Shareholder Return

Our total shareholder return (TSR) comparisons vary significantly based upon the time periods used and indices compared.

On a one-year basis, our TSR was 1.27%, in line with the S&P Life and Health Index – the group that we believe most closely aligns with our industry – but lagging our Proxy Peer Group and the S&P 500. The uncertainty around interest rates and our long-term care business, we believe, affected investors’ views of our company and overshadowed the strong financial and operating results we achieved throughout the year. On a three- and five-year basis, we were generally in line with both S&P indices but continued to trail our Proxy Peer Group.

Over the longer term, as shown in this 10-year indexed TSR performance graph, our TSR continues to outperform our Proxy Peer Group and both S&P indices. During the financial crisis, many of our Proxy Peer Group companies saw greater declines in shareholder value than we experienced. These companies have since seen more dramatic increases in TSR, resulting in less favorable comparisons of Unum with these companies over the last five years. We remain pleased that our longer-term track record of consistent financial returns provides attractive value to shareholders.

2015 PROXY STATEMENT	9

PROXY SUMMARY

2014 Say-on-Pay Vote

Last year’s advisory vote to approve executive compensation (or “say-on-pay” vote) passed with over 97% approval. This was higher than the previous year’s vote and included support from each of our 25 largest shareholders. We continue to strive to achieve a high level of shareholder support for our named executive officer (NEO) compensation.

The Human Capital Committee and the Board appreciate and value the views of our shareholders and routinely receive feedback from them. In considering the results, the Human Capital Committee was pleased that a significant majority of our shareholders approved the proposal, showing strong support for our executive compensation programs.

The Human Capital Committee has continued to implement the changes it began in 2013; specifically, the expanded use of performance share units (PSUs), which are based on three-year pre-established goals, for the NEOs. Beginning with the 2015 grant, each NEO received 50% of his or her long-term incentive award in the form of PSUs (up from 25% the prior year for all NEOs other than the CEO, who already had a 50% PSU mix).

Key Corporate Governance Practices

We are committed to good corporate governance, as evidenced by our adoption of the following practices:

—	Pay for performance;

—	Annual say-on-pay votes;

—	Robust stock ownership and retention requirements for senior officers and directors;

—	Anti-pledging and anti-hedging policies applicable to executives and directors;

—	No poison pill;

—	Majority voting for directors;

—	Board declassification in progress (all directors will stand for election annually starting in 2016);

—	Annual Board, committee and individual director evaluations;

—	Substantially independent Board (13 of 15 directors are independent);

—	Restriction on other board and audit committee service;

—	Executive sessions of independent directors at each regularly scheduled Board meeting;

—	High meeting attendance by directors (average attendance of 97% in 2014);

—	Double-trigger (change in control and termination) required for accelerated vesting of equity;

—	Independent compensation consultant to the Human Capital Committee;

—	Minimal perquisites; and

—	No new excise tax gross-ups since 2010.

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PROXY SUMMARY

Voting Items

The following items will be voted on at the Annual Meeting:

Description	Pages	Board Recommends
Item 1. Election of directors	12-18; 87	FOR each nominee

Ten director nominees are standing for election this year, each for a one-year term expiring in 2016 and until his or her respective successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal from office. The Board and the Governance Committee believe that each director nominee possesses the necessary skills and qualifications to provide effective oversight of the business. The director nominees are:
Cynthia L. Egan Pamela H. Godwin Timothy F. Keaney	Thomas Kinser Gloria C. Larson A.S. (Pat) MacMillan, Jr.	Richard P. McKenney Edward J. Muhl	William J. Ryan Thomas R. Watjen

Item 2. Advisory vote to approve executive compensation	35-62; 88	FOR

We are seeking a non-binding advisory vote to approve the compensation of our named executive officers. We describe our compensation programs in the Compensation Discussion and Analysis section of this Proxy Statement. The Human Capital Committee believes these programs reward performance and align the long-term interests of management and shareholders. The Human Capital Committee will take into account the outcome of the advisory vote and shareholder feedback when considering future executive compensation decisions.

Item 3. Ratification of appointment of independent registered public accounting firm	88-89	FOR

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2015, and the shareholders are being asked to ratify the appointment.

2015 PROXY STATEMENT	11

INFORMATION ABOUT THE BOARD OF DIRECTORS

INFORMATION ABOUT THE BOARD OF DIRECTORS

Below are brief biographies for each of our directors and descriptions of the directors’ key qualifications, skills and experiences that contribute to the Board’s effectiveness as a whole.

Nominees for Election as Directors with Terms Expiring in 2016

Director since 2014 Age 59	Cynthia L. Egan Independent Director Current term expires in 2015	Member of the Audit Committee Member of the Regulatory Compliance Committee

Ms. Egan was President of T. Rowe Price Retirement Plan Services, Inc., a retirement planning subsidiary of the global investment management firm T. Rowe Price Group, Inc., from May 2007 until her retirement in December 2012. She recently served as a senior advisor to the U.S. Department of the Treasury on the development of myRA, a Treasury-sponsored program created to support retirement savings for workers not covered by other employer-sponsored plans. Prior to her work at T. Rowe Price, she was a long-time member of the executive team at Fidelity Investments where she was head of Fidelity Institutional Tax-Exempt Services Company and President of the Fidelity Charitable Gift Fund. Ms. Egan is also a director of Envestnet, Inc., a provider of unified wealth management software and services to financial advisors and institutions.

Ms. Egan has operational experience in delivering complex financial products and services on a large scale through her work at T. Rowe Price and Fidelity. Her knowledge of the retirement industry gives her insight into the need for the financial protection benefits we provide. She has experience operating in a regulated environment and qualifies as an “audit committee financial expert” under SEC regulations.

Director since 2004 Age 66	Pamela H. Godwin Independent Director Current term expires in 2015	Member of the Governance Committee Member of the Risk and Finance Committee

Ms. Godwin has been President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives, since 2001. From 1999 to 2001, she was President and Chief Operating Officer of the personal lines agency division of GMAC Insurance. Prior to that time, she held a number of executive positions within the financial services industry, including Senior Vice President of customer management for the credit card division of Advanta Corporation, President and Chief Operating Officer of Academy Insurance Group, a unit of Providian Corporation, and Senior Vice President of property/casualty claims at Colonial Penn Group, Inc. Ms. Godwin is also a director of the Federal Home Loan Bank of Pittsburgh.

Ms. Godwin brings executive management experience from the insurance industry. Additionally, she has risk-assessment skills from her work as a chartered property/casualty underwriter and experience managing high-risk lines of insurance.

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INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2012 Age 53	Timothy F. Keaney Independent Director Current term expires in 2015	Chair of the Risk and Finance Committee Member of the Audit Committee

Mr. Keaney served as Vice Chairman of The Bank of New York Mellon Corporation (BNY Mellon), a banking and financial services company, from October 2010 to September 2014. While at BNY Mellon, he held a number of executive positions, most recently as Chief Executive Officer of Investment Services from January 2013 to June 2014 and Chief Executive Officer of Asset Servicing from September 2010 to December 2012. He served as co-CEO of Asset Servicing at BNY Mellon following its formation in 2007 upon the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation. Prior to the merger, Mr. Keaney was head of The Bank of New York’s asset servicing business and head of that company’s presence in Europe, with management responsibilities for all business activities in the region.

Mr. Keaney possesses significant operational, investment and finance experience, both domestically and internationally. His work has included lengthy periods of executive leadership service in the United Kingdom, which has given him a deep understanding of many of the challenges and opportunities that we face there. He also qualifies as an “audit committee financial expert” under SEC regulations

Director since 2004 Age 71	Thomas Kinser Independent Director Current term expires in 2015	Member of the Audit Committee Member of the Human Capital Committee

Mr. Kinser was President, Chief Executive Officer and a director of BlueCross BlueShield of Tennessee from 1994 until his retirement in 2003. From 1991 to 1994, he was Executive Vice President and Chief Operating Officer of BlueCross BlueShield Association in Chicago. Prior to that time, he held a number of executive positions with BlueCross BlueShield of Georgia, including President and Chief Executive Officer.

Mr. Kinser brings extensive executive management and board experience from the health insurance business. Additionally, he has a keen understanding of the complex regulatory environment in which we operate.

2015 PROXY STATEMENT	13

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2014 Age 64	Gloria Larson Independent Director Current term expires in 2015	Chair of the Regulatory Compliance Committee Member of the Governance Committee

Ms. Larson has been the President of Bentley University since July 2007. She previously served as co-chairperson of the Government Practices Group of the law firm Foley Hoag LLP and coordinator for its Administrative Practices Group after joining the firm in 1996. Prior to joining Foley Hoag, she served as Secretary of Economic Affairs and as Secretary of Consumer Affairs and Business Regulation for the Commonwealth of Massachusetts, and prior to that was Deputy Director of Consumer Protection for the Federal Trade Commission. She is also a director of Boston Private Financial Holdings, Inc., a wealth management company servicing high net worth individuals, families and select institutions.

Ms. Larson has executive management experience as president of a major university. In addition, she brings regulatory insight from her service as a regulator and her experience advising clients in the course of her practice of law. She also has previous service on the boards of directors of both public and private companies.

Director since 1995 Age 71	A.S. (Pat) MacMillan, Jr. Independent Director Current term expires in 2015	Member of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. MacMillan has served as the Chief Executive Officer of Triaxia Partners, Inc., a strategy, team, leadership and organizational development consulting firm, since 1980. Triaxia’s practice areas include organizational strategy and design, as well as team and leadership development. Specific services include management consulting, management training and organizational audits. He is also a trustee of The Maclellan Foundation, Inc.

Mr. MacMillan brings management and organizational insight from his consulting practice. He also has previous service on the boards of directors of both public and private companies.

Director since 2015 Age 46	Richard P. McKenney President Current term expires in 2015

Mr. McKenney has served as President of Unum since April 1, 2015, and is scheduled to assume the additional position of Chief Executive Officer in May 2015 upon the retirement of Thomas R. Watjen. He previously served as Executive Vice President and Chief Financial Officer from August 2009, having joined our company in July 2009. Before that, Mr. McKenney served as Executive Vice President and Chief Financial Officer of Sun Life Financial Inc., an international financial services company, from February 2007, having joined that company as Executive Vice President in September 2006.

Mr. McKenney has significant executive management, financial and insurance industry experience through his service as chief financial officer of our company and other publicly traded insurance companies.

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INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2005 Age 70	Edward J. Muhl Independent Director Current term expires in 2015	Member of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. Muhl served as the National Leader of the Insurance Regulatory Advisory Practice of PricewaterhouseCoopers from 2001 until his retirement in June 2005. He was Senior Managing Director of Navigant Consulting, Inc. from 1998 to 2000, which he joined as Executive Vice President in 1997. Prior to that time, Mr. Muhl held important regulatory positions within the insurance industry, including Superintendent of Insurance of the State of New York, Insurance Commissioner of the State of Maryland, and President of the National Association of Insurance Commissioners. He is also a director of Farm Family Insurance Company.

Mr. Muhl has over 45 years of experience in the insurance industry, including service as a regulator. He has previously served as a director of a publicly traded company and currently serves as a director of a non-publicly traded insurance company.

Director since 2004 Age 71	William J. Ryan Independent Director Current term expires in 2015	Chairman of the Board of Directors

Mr. Ryan has served as the Chairman of the Board of Directors of our company since October 2011. He was Chairman, President and Chief Executive officer of TD Banknorth Inc., a banking and financial services company, from March 2005 until his retirement in March 2007, and continued as its Chairman until November 2009. He was Chairman, President and Chief Executive Officer of Banknorth Group Inc. from 2000 until its merger with TD Banknorth Inc. in March 2005, and prior to that served as President and Chief Executive Officer of People’s Heritage Savings Bank. He is also a director of Anthem, Inc. (formerly WellPoint, Inc.) and the Chairman of the Board of Directors of Berkshire Hills Bancorp, Inc.

Mr. Ryan has agreed to continue service on the Board as Lead Independent Director if re-elected at the Annual Meeting.

Mr. Ryan has experience as a board chairman and chief executive officer of companies in the banking and financial services industry. He currently serves as a director of other publicly traded companies in regulated industries.

2015 PROXY STATEMENT	15

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2002 Age 60	Thomas R. Watjen Chief Executive Officer Current term expires in 2015

Mr. Watjen has served as Chief Executive Officer of Unum since March 2003. He also served as President from March 2003 until April 2015, when he retired from this position. Mr. Watjen previously served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999. Prior to that, he served in various roles with Provident. Before joining Provident in 1994, Mr. Watjen served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co. He is also a director of SunTrust Banks, Inc.

Mr. Watjen will retire from his role as Chief Executive Officer following the Annual Meeting and has agreed to serve as non-executive Chairman of the Board of Directors if re-elected at the Annual Meeting.

Mr. Watjen has executive management and financial experience as chief executive officer of our company as well as his prior positions within the financial services industry. He also serves as a director and the chair of the audit committee of another publicly traded company in the financial services industry.

Additional Directors

Director since 2013 Age 56	Theodore H. Bunting, Jr. Independent Director Current term expires in 2016	Member of the Audit Committee Member of the Regulatory Compliance Committee

Mr. Bunting is the Group President, Utility Operations of Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations in Arkansas, Louisiana, Mississippi and Texas, a position he has held since June 2012. From August 2007 to May 2012, he served as Senior Vice President and Chief Accounting Officer for Entergy and its subsidiaries. Prior to that, he held numerous executive positions within the Entergy organization, which he joined in 1983. He began his professional career in public accounting with Arthur Andersen & Co. in 1981 and is a certified public accountant. Mr. Bunting is also a director of Imation Corp., a global data and information security company.

Mr. Bunting possesses extensive financial, accounting and operational experience with a public company in a regulated industry. His leadership responsibilities have included strategic and financial planning, customer service, operations support and risk management. He also has experience as a director of another publicly traded company and qualifies as an “audit committee financial expert” under SEC regulations

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INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2007 Age 68	E. Michael Caulfield Independent Director Current term expires in 2016	Chair of the Audit Committee Member of the Fisk and Finance Committee

Mr. Caulfield served as President of Mercer Human Resource Consulting from September 2005 until his retirement in September 2006, prior to which he served as Chief Operating Officer from July 2005. He retired from Prudential Insurance Company as Executive Vice President in 2000, after having held a number of executive positions, including Executive Vice President of Financial Management, Chief Executive Officer of Prudential Investments, and President of both Prudential Preferred Financial Services and Prudential Property and Casualty Company. He previously served as a director of our company from August 2004 to July 2005.

Mr. Caulfield has experience in finance, investments, and executive management in both the insurance and broader financial services industry. He also qualifies as an “audit committee financial expert” under SEC regulations.

Director since 1999 Age 72	Ronald E. Goldsberry Independent Director Retiring in 2015	Chair of the Governance Committee Member of the Risk and Finance Committee

Dr. Goldsberry is a consultant to clients in the automotive industry. He served as Chairman of OnStation Corporation from November 1999 until his retirement in August 2006, and as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. Prior to that time, Dr. Goldsberry served in various capacities with Ford Motor Company, including Global Vice President and General Manager of Global Ford Customer Service Operations, General Manager of the Customer Service Division and General Sales and Marketing Manager for the Parts and Service Division. He was a director of UNUM Corporation from 1993 until its merger with our company in 1999. He is also a director of Canadian Tire Corporation, Limited.

Dr. Goldsberry has broad business experience which includes marketing, sales, customer service and international operations. He also brings experience from his prior service on the board and audit committee of another publicly traded company.

2015 PROXY STATEMENT	17

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director since 2008 Age 58	Kevin T. Kabat Independent Director Current term expires in 2016	Chair of the Human Capital Committee Member of the Governance Committee

Mr. Kabat is the Vice Chairman and Chief Executive Officer of Fifth Third Bancorp, where he has held those offices since September 2012 and April 2007, respectively. He is also a director of Fifth Third Bancorp and served as its Chairman from June 2008 to May 2010, President from June 2006 to September 2012, and Executive Vice President from December 2003. Prior to that, he was President and Chief Executive Officer of Fifth Third Bank (Michigan) from April 2001. Prior to joining the Fifth Third Bancorp organization, Mr. Kabat served in a number of management and executive positions with Old Kent Financial Corporation, including as its Vice Chairman and President.

Mr. Kabat brings extensive financial and operating experience as a chief executive officer of a major regional bank, and in other executive positions in the financial services industry.

Director since 2015 Age 58	Ronald P. O’Hanley Independent Director Current term expires in 2016	Member of the Human Capital Committee Member of the Risk and Finance Committee

Mr. O’Hanley is the President and Chief Executive Officer of State Street Global Advisors, the investment management arm of State Street Corporation, a provider of financial services to institutional investors worldwide. Prior to joining State Street in this capacity in April 2015, he served as President of Asset Management and Corporate Services for Fidelity Investments, a leading provider of financial products and services, from August 2010 until February 2014, and was a member of Fidelity’s Executive Committee. From 2007 until May 2010, Mr. O’Hanley served as Vice Chairman of The Bank of New York Mellon Corporation (BNY Mellon), a banking and financial services company, and President and Chief Executive Officer of BNY Mellon Asset Management. Prior to the 2007 merger of The Bank of New York and Mellon Financial Corporation, he was Vice Chairman of Mellon Financial Corporation and President and Chief Executive Officer of Mellon Asset Management. Before joining Mellon in 1997, he was a partner with McKinsey & Company, Inc., a management consulting firm.

Mr. O’Hanley has significant executive management and operational experience within the financial services industry, both domestically and internationally. He has served in senior leadership positions at large, global organizations, which has included responsibility for finance, human resources, legal, risk, corporate compliance and enterprise technology functions.

Director Compensation

The Human Capital Committee (the Committee) reviews our non-employee director compensation annually and makes recommendations to the Board as appropriate.

Benchmarking

With the assistance of its independent third-party compensation consultant, Pay Governance LLC, the Committee reviews peer group data to understand market practices for director compensation. Our non-employee director compensation is compared to that of companies in two peer groups: (1) the Proxy Peer Group described on page 43 of this proxy statement; and (2) a general industry peer group with market capitalizations ranging from

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INFORMATION ABOUT THE BOARD OF DIRECTORS

$2 billion to $12 billion, which consisted of 158 companies for the review completed in December 2014. The Committee uses the approximate median of these peer groups as a reference point for setting director compensation. The use of two peer groups provides an indication of director pay levels both within the insurance industry as well as the broader market.

The Committee’s consultant provided its annual analysis of non-employee director compensation at the December 2014 Committee meeting. The analysis showed that total non-employee director compensation remains competitive with the market median of the two comparator groups. Therefore, the Committee decided not to make any changes to non-employee director compensation at the time.

For information about fees paid to Pay Governance for director and executive officer compensation consulting services, see page 42 of this proxy statement.

Elements of Non-Employee Director Compensation

Non-employee directors receive cash retainers and equity awards as outlined in the following table:

CASH AND EQUITY COMPENSATION TO NON-EMPLOYEE DIRECTORS

All Directors:	Value:

Annual cash retainer	$95,000

Annual restricted stock unit award	140,000

Committee Chairs:

Additional annual cash retainer - Audit Committee	22,500

Additional annual cash retainer - Human Capital Committee	17,500

Additional annual cash retainer - all other Board committees	10,000

Board Chairman:

Additional annual cash retainer (paid quarterly)	160,000 (current) 200,000 (effective May 2015)

Lead Independent Director:

Additional annual cash retainer (paid quarterly)	50,000 (effective May 2015)

For new Board members, these amounts are prorated for partial-year service based on the date of election to the Board. Amounts may be deferred at the election of each director for payment in common stock at a future date. Directors deferring cash compensation receive a number of deferred share rights equal to the number of whole shares of common stock that could be purchased for the deferred amount, based on the closing price of a share of common stock on the date the cash compensation would otherwise be payable.

Directors’ expenses of attending Board and committee meetings, or other meetings relating to company business, are paid by the company. Directors are eligible to participate in our employee matching gifts program. Under this program, we match up to $10,000 each year (increased in 2015 from $7,500 in 2014) for eligible gifts to non-profit organizations.

As announced in February 2015, Thomas R. Watjen will retire as Chief Executive Officer effective upon the conclusion of the Annual Meeting. Mr. Watjen will remain on the Board and assume the role of non-executive Chairman if re-elected at the Annual Meeting. William J. Ryan, the company’s current Chairman, has agreed to continue service on the Board as the Lead Independent Director if re-elected at the Annual Meeting.

2015 PROXY STATEMENT	19

INFORMATION ABOUT THE BOARD OF DIRECTORS

In determining the compensation for the non-executive Chairman and Lead Independent Director roles, the Committee utilized its independent consultant, Pay Governance LLC to conduct a competitive review. After considering the compensation practices of peer companies and weighing the importance of the transitional period of Board and executive succession at Unum, the Committee approved the following remuneration levels. Upon becoming non-executive Chairman, Mr. Watjen will receive an annual cash retainer of $200,000, in addition to the $95,000 annual cash retainer and the annual restricted stock unit award with a value of $140,000 that all non-employee directors receive for their service on the Board. For service as the Lead Independent Director, Mr. Ryan will receive a $50,000 annual cash retainer, in addition to the compensation that all non-employee directors receive for their service on the Board.

Mr. McKenney is employed by the company and receives no additional compensation for his Board service. We paid no additional compensation to Mr. Watjen for his Board service during the time that he was an employee of the company.

We do not have a retirement plan for non-employee directors. However, Dr. Goldsberry, who served as a director of UNUM Corporation prior to its merger into our company in 1999, is entitled to receive an annual payment of $27,500 for four years under the UNUM Corporation plan upon his ceasing to be a director.

20	2015 PROXY STATEMENT

INFORMATION ABOUT THE BOARD OF DIRECTORS

2014 Compensation

The following table provides details of the compensation of each person who served as a non-employee director during 2014.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Theodore H. Bunting, Jr.	$95,000	$140,013	$ -	$ -	$235,013

E. Michael Caulfield	117,500	140,013	8,301	5,250	271,064

Cynthia L. Egan	79,167	116,650	-	-	195,817

Pamela H. Godwin	95,000	140,013	8,671	2,040	245,724

Ronald E. Goldsberry	104,985	140,013	7,750	5,000	257,748

Kevin T. Kabat	112,492	140,013	5,651	-	258,156

Timothy F. Keaney	104,985	140,013	1,056	-	246,054

Thomas Kinser	95,000	140,013	14,889	1,150	251,052

Gloria C. Larson	105,000	140,013	23,353	7,500	275,866

A.S. (Pat) MacMillan, Jr.	95,000	140,013	-	2,600	237,613

Edward J. Muhl	95,000	140,013	-	250	235,263

Michael J. Passarella	-	-	459	12,500	12,959

William J. Ryan	255,000	140,013	6,056	-	401,069

(1)	Amounts represent retainers, including for Board Chairman and committee chair service, which were paid in cash or deferred for 2014 service. The amount of compensation that was deferred was: Dr. Goldsberry - $104,985; Mr. Kabat - $56,242; and Mr. Keaney - $104,985. Directors electing to defer cash compensation received deferred share rights.

(2)	On May 20, 2014, each then serving non-employee director was granted 4,257 restricted stock units under the Unum Group Stock Incentive Plan of 2012. Mr. Passarella retired from the Board effective at the Annual Meeting in May 2014 and received no grant of restricted stock units for 2014. Upon her election to the Board on July 28, 2014, Ms. Egan received a prorated grant of 3,330 restricted stock units. The amounts shown are the grant date value of these units. We account for stock-based payments under the requirements of Accounting Standards Codification Topic 718 Compensation - Stock Compensation (ASC 718). A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014. The following table provides details of the unvested restricted stock units held by each non-employee director as of December 31, 2014:

Director Name	Number of Unvested Restricted Stock Units at Fiscal Year End
Theodore H. Bunting, Jr.	4,298
E. Michael Caulfield	4,298
Cynthia L. Egan	3,362
Pamela H. Godwin	4,298
Ronald E. Goldsberry	4,298
Kevin T. Kabat	4,298

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INFORMATION ABOUT THE BOARD OF DIRECTORS

Timothy F. Keaney	4,298
Thomas Kinser	4,298
Gloria C. Larson	4,298
A.S. (Pat) MacMillan, Jr.	4,298
Edward J. Muhl	4,298
Michael J. Passarella	0
William J. Ryan	4,298
(3)	The amounts shown represent dividend reinvestment earnings on deferred share rights in each director’s account.

(4)	With the exception of Mr. Passarella, who retired from the Board effective at the Annual Meeting in May 2014, the amounts shown represent the company’s matching gifts resulting from the directors’ charitable gifts. In addition to the $7,500 in matching gifts, the company made a $5,000 charitable contribution in Mr. Passarella’s name in recognition of his retirement from the Board.

Director Stock Ownership and Retention Requirements

Each non-employee director is required to own Unum equity securities with an aggregate value of five times the director’s annual cash retainer ($475,000). New directors have five years from the date of their election to meet the ownership requirement.

Each non-employee director is required to retain 60% of Unum equity securities received as a result of director compensation for at least one year from the time the equity securities vest, and to retain at least the number of equity securities necessary to meet his or her ownership requirement until retirement from the Board.

The Committee annually reviews each director’s stock ownership level. If a director does not reach his or her ownership requirement within the time period provided, the Committee will determine whether action is appropriate. As of December 31, 2014, 10 of the 12 non-employee directors had met the ownership requirement. The other two non-employee directors recently joined the Board and are expected to meet the ownership requirement within the applicable time period provided for reaching the requirement.

22	2015 PROXY STATEMENT

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines on a number of significant matters, including director selection and independence, director responsibilities, Board leadership and management succession. The corporate governance guidelines are available on our investor relations website under the “Corporate Governance” heading at www.investors.unum.com. The Governance Committee regularly reviews developments in corporate governance and recommends updates to the corporate governance guidelines and other documents as necessary or appropriate in response to regulatory requirements and evolving practices.

Board Leadership Structure

At present, William J. Ryan, an independent director, serves as Chairman of the Board, and Thomas R. Watjen serves as Chief Executive Officer (CEO) of the company. As previously announced, Mr. Watjen will retire as CEO upon the conclusion of the Annual Meeting at which time he will become non-executive Chairman of the Board, provided that he is re-elected to the Board. The independent directors of the Board also have elected Mr. Ryan to serve as the Lead Independent Director effective upon the conclusion of the Annual Meeting if he is re-elected to the Board. Richard P. McKenney, who was named President and elected to the Board effective April 1, 2015, will succeed Mr. Watjen as CEO, and is standing for re-election at the Annual Meeting.

Mr. Watjen began formally discussing his possible retirement plans with the Board in 2014. At the time, the Board was also contemplating the departure of several directors who will reach the company’s mandatory retirement age in the next few years. During these discussions, the possibility of Mr. Watjen becoming non-executive Chairman for a limited duration upon his retirement as CEO was raised as a way to help assure an effective transition for both the leadership team and the Board.

The Board subsequently contracted with an outside advisor to develop a transition plan that effectively served both the company and shareholders. This plan was further evaluated by the Board throughout the second half of the year, generally without Mr. Watjen present. A final plan was approved by both the Human Capital and Governance committees, and ultimately the full Board.

The Board believes the company will greatly benefit from Mr. Watjen’s continued service as non-executive Chairman following his retirement as CEO. Mr. Watjen has proven leadership skills and extensive knowledge of both the company and the markets in which it operates, and we believe his service as Chairman will promote continuity in the boardroom and with company strategy.

As Lead Independent Director, Mr. Ryan will have certain responsibilities outlined in our corporate governance guidelines, including:

—	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management and independent directors;

—	Communicating actions/issues arising from executive sessions to the Chairman and/or the CEO, as appropriate;

—	Having authority to call meetings of the independent directors;

—	Approving meeting agendas for the Board;

—	Approving meeting schedules to assure sufficient time for discussion of all agenda items;

—	Approving information sent to the Board;

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CORPORATE GOVERNANCE

—	In conjunction with the Chairman, advising the Board on Board development, including Board and committee leadership succession planning;

—	Unless otherwise determined by the Board, together with the Chairman, meeting with each director to evaluate the Board and committees and reporting this evaluation to the Governance Committee;

—	When requested by the independent directors, hiring advisors to the independent directors, to be paid by the company;

—	Receiving through the Corporate Secretary communications from shareholders seeking to communicate with the Board;

—	Serving as liaison between the Chairman and the independent directors; and

—	If requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Board believes this leadership structure will continue to provide significant independent oversight of management, as Messrs. Watjen and McKenney are the only members of the Board who would not be independent directors – Mr. Watjen because he will have been a recent employee of our company, and Mr. McKenney because he will continue to be an employee of our company. In addition, the Board has an ongoing practice of holding executive sessions, without management present, as part of each regularly scheduled in-person Board meeting. The non-management directors (all of whom are independent directors) met five times in executive session during 2014, and Mr. Ryan chaired these executive sessions.

Our bylaws and corporate governance guidelines allow the offices of Chairman and CEO to be filled by the same or different individuals. This allows the Board flexibility to select the appropriate leadership for our company based on a number of factors, including the specific needs of the business and what best serves the company and our shareholders at a given time. The independent directors of the Board will continue to review the Board’s leadership structure periodically and may modify this structure from time to time as they determine appropriate in the best interests of the company and our shareholders.

Director Independence

Our corporate governance guidelines provide that a substantial majority of the Board will be independent. For a director to be considered independent, the Board must determine that the director has no material relationship with our company, and the director must meet the requirements for independence under the listing standards of the New York Stock Exchange (NYSE). The Board has also determined that certain categories of relationships are not considered to be material relationships that would impair a director’s independence. These independence standards are listed in our corporate governance guidelines.

The Governance Committee reviews information about the directors’ relationships and affiliations that might affect their independence and makes recommendations to the Board as to the independence of the directors. In making independence determinations, the Board considers all relevant facts and circumstances. In this regard, the Board considered that each of Messrs. Bunting, Kabat, Keaney, Muhl, O’Hanley and Ryan and Ms. Egan, or one of their immediate family members, is or was during the last three fiscal years a director, trustee, advisor, or executive or served in a similar position at another business that had dealings with our company during those years. In each case, these have been ordinary course dealings (business where the other business obtains insurance policies from us or we receive interest on debt security investments or make payments for trustee, depository and commercial banking business relationships) involving amounts less than 1% of both our and the other business’ total consolidated revenues for such fiscal year. In addition, each of Mses. Egan and Larson, or one their immediate family members, is or was during the last three fiscal years, a director, executive, or employee of a charitable organization or university that received contributions from us (other than non-discretionary matching contributions) of less than $120,000 in any one fiscal year.

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CORPORATE GOVERNANCE

Based on a review of the findings and recommendations of the Governance Committee and applying the standards described above, the Board has determined that each of Messrs. Bunting, Caulfield, Goldsberry, Kabat, Keaney, Kinser, MacMillan, Muhl, O’Hanley and Ryan and Mses. Egan, Godwin and Larson is (and Mr. Passarella who retired in 2014 was during his tenure) an independent directors. Mr. McKenney, our President, and Mr. Watjen, our CEO, are not independent directors.

Process for Selecting and Nominating Directors

The Governance Committee is responsible for identifying and evaluating director candidates and recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Committee has engaged third-party search firms to assist with recruitment efforts in preparation for anticipated retirements. These firms identify candidates who meet the criteria of our search, provides requested background and other relevant information regarding candidates, and coordinates arrangements for interviews as necessary. Nominees may also be suggested by directors, management or shareholders.

Shareholders who wish to recommend director candidates for consideration by the Governance Committee must submit to the Corporate Secretary at Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402 the same information that would be required to nominate a director candidate as described on page 94 in the section titled “Shareholder proposals and nominations for our 2016 annual meeting.” The Governance Committee’s policy is to consider candidates recommended by shareholders in the same manner as other candidates. In addition, our bylaws permit shareholders to nominate directors for election, in accordance with the process described on page 94 in the section titled “Shareholder proposals and nominations for our 2016 annual meeting.”

Our corporate governance guidelines specify the following criteria to be used in evaluating the candidacy of a prospective nominee:

—	Reputation for high ethical conduct, integrity, sound judgment and accountability;

—	Current knowledge and experience in one or more core competencies identified in the corporate governance guidelines;

—	Ability to commit sufficient time to the Board and its committees;

—	Collegial effectiveness; and

—	Diversity, whether in viewpoints, gender, ethnic background, age, professional experience or other demographics (though no specific diversity policy has been adopted).

The core competencies sought in any particular candidate depend on the current and future needs of the Board based on an assessment of the composition of the Board and the mix of attributes and qualifications represented. Core competencies include knowledge and experience in finance and accounting, executive management, the insurance or financial services industry, risk oversight, technology, marketing, strategic planning, regulatory compliance, public policy and such other areas that may be considered appropriate by the Board.

In addition to the criteria described above, the Governance Committee considers other specific qualifications that may be desired or required of nominees, including their independence and ability to satisfy specific Audit Committee or Human Capital Committee requirements. The Governance Committee assesses the effectiveness of its Board membership criteria as part of the director selection and nomination process. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s interest in continuing to serve, past attendance at meetings, contributions to the Board and committees on which the director

2015 PROXY STATEMENT	25

CORPORATE GOVERNANCE

serves, the skills, experience and background that the director brings to the Board relative to the Board’s needs and existing composition, and the results of the most recent Board, committee and individual director evaluations.

The Governance Committee periodically reviews the mix of our directors’ tenure on the Board and favors maintaining a balance that helps transition the knowledge and experience of longer-serving directors and contributes to a range of perspectives. The average tenure of the 12 independent directors who are director nominees or will continue as directors following the Annual Meeting is 7.6 years, with 4 members having served fewer than 5 years, 3 members having served between 5 and 10 years, and 5 members having served more than ten years.

Limits on Board and Audit Committee Service

While we recognize that Board members benefit from service on the boards of other companies and such service is encouraged, the Board believes it is critical that directors be able to dedicate sufficient time to their service on our Board. To that end, no director may serve on more than three public company boards in addition to our Board, or on more than two audit committees of public companies in addition to our Audit Committee.

Board Meetings and Attendance

The Board of Directors met seven times during 2014. Depending upon committee assignments, a director generally would have had 19 to 25 meetings to attend in 2014. Average director attendance at Board and committee meetings was 97%, and each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period of the director’s service in 2014.

Directors are expected to attend annual meetings of shareholders. All 13 directors serving on the Board at the time of our 2014 annual meeting attended that meeting.

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CORPORATE GOVERNANCE

Committees of the Board

The Board of Directors has five standing committees: Audit, Risk and Finance, Governance, Human Capital and Regulatory Compliance. Each committee has a charter that is available on our investor relations website under the “Corporate Governance” heading at www.investors.unum.com. In addition to the duties contained in their respective charters, each committee may be assigned additional tasks by the Board, and each is charged with reporting its activities to the Board.

BOARD MEMBERS AND COMMITTEES

Name	Term Expires		Audit	Risk & Finance	Governance	Human Capital	Regulatory Compliance

Theodore H. Bunting	2016		X				X

E. Michael Caulfield	2016		Chair	X

Cynthia L. Egan	2015		X				X

Pamela H. Godwin	2015			X	X

Ronald E. Goldsberry	2016	(1)		X	Chair

Kevin T. Kabat	2016				X	Chair

Timothy F. Keaney	2015		X	Chair

Thomas Kinser	2015		X			X

Gloria C. Larson	2015				X		Chair

A.S. (Pat) MacMillan, Jr.	2015					X	X

Richard P. McKenney	2015

Edward J. Muhl	2015					X	X

Ronald P. O’Hanley	2016			X		X

William J. Ryan	2015

Thomas R. Watjen	2015

2014 Committee Meetings			11	5	7	7	5

(1)	As noted on page 30, Dr. Goldsberry will retire from the Board at the Annual Meeting in May 2015.

Audit Committee

The Audit Committee assists the Board in oversight of financial statement and disclosure matters, the effectiveness of internal control over financial reporting, the relationship with our independent auditor, the internal audit function, compliance with legal and regulatory requirements, and financial risk. The Audit Committee also has the sole authority to appoint, oversee, and if necessary, replace the company’s independent auditors. A more complete description of the responsibilities of the Audit Committee is included in the Report of the Audit Committee beginning on page 32.

In August 2014, the Board transitioned primary responsibility for oversight of the company’s enterprise risk management program from the Audit Committee to the Finance Committee, which was re-named the “Risk and Finance Committee”. This decision was made to enable integrated oversight of risk and capital by a single committee, while recognizing the increasing time demands on the Audit Committee. The Audit Committee has

2015 PROXY STATEMENT	27

CORPORATE GOVERNANCE

retained responsibility for discussion of guidelines and policies relating to the company’s risk assessment and management process, and coordinates communications with the Risk and Finance Committee as necessary for this purpose.

All members of the Audit Committee meet the independence requirements of the SEC and the NYSE. The Board has further determined that four members of the Audit Committee, Theodore H. Bunting, Jr., E. Michael Caulfield, Cynthia L. Egan and Timothy F. Keaney, are “audit committee financial experts” under SEC regulations. All members of the Audit Committee have been determined by the Board to be “financially literate” as required by the NYSE.

Risk and Finance Committee

The Risk and Finance Committee (formerly known as the Finance Committee) assists the Board in oversight of our investments, capital and financing plans and activities, including dividends and borrowings, and related financial matters and the associated risks. It also oversees our enterprise risk management activities and other risks not specifically allocated to another committee. Among other responsibilities, the Risk and Finance Committee:

—	Monitors, evaluates and recommends to the Board capital and financing plans, activities, requirements and opportunities;

—	Oversees implementation of and compliance with investment strategies, guidelines and policies;

—	Reviews, assesses and reports on the impact of various finance activities on our debt ratings; and

—	Monitors, evaluates and makes recommendations to the Board regarding matters pertaining to our Closed Block segment, including the long-term care business, that could have a meaningful impact upon any of the matters for which the Risk and Finance Committee has oversight responsibility.

All members of the Risk and Finance Committee meet the independence requirements of our corporate governance guidelines.

Governance Committee

The Governance Committee assists the Board in implementation and oversight of our corporate governance policies. Among other responsibilities, the Governance Committee:

—	Oversees compliance with our corporate governance guidelines;

—	Identifies qualified candidates for the Board, consistent with criteria approved by the Board, and periodically reviews such criteria;

—	Oversees the process for Board and committee evaluations; and

—	Periodically makes recommendations to the Board regarding committee membership.

All members of the Governance Committee meet the independence requirements of the NYSE and our corporate governance guidelines.

Human Capital Committee

The Human Capital Committee assists the Board in oversight of our compensation and benefit programs and related risks to support business plans, attract and retain key executives and tie compensation to performance. Among other responsibilities, the Human Capital Committee:

—	Establishes our general compensation philosophy, principles and practices;

—	Takes into consideration the company’s most recent say-on-pay vote;

28	2015 PROXY STATEMENT

CORPORATE GOVERNANCE

—	Evaluates and approves compensation and benefit plans;

—	Reviews and approves compensation of the CEO and other senior executives;

—	Reviews and recommends to the Board the form and amount of director compensation; and

—	Reviews the Compensation Discussion and Analysis and related disclosures in our proxy statements.

All members of the Human Capital Committee meet the independence requirements of the NYSE for directors and compensation committee members and our corporate governance guidelines and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Regulatory Compliance Committee

The Regulatory Compliance Committee assists the Board in its oversight of regulatory, compliance, policy and legal matters and related risks and compliance with laws and regulations. Among other responsibilities, the Regulatory Compliance Committee:

—	Monitors the effectiveness of our compliance efforts concerning applicable regulatory and legal requirements and internal policy;

—	Reviews and discusses with management any communication to or from regulators or governmental agencies and any complaints, reports and legal matters that raise significant issues regarding our compliance with applicable laws or regulations; and

—	Monitors the investigation and resolution of any significant instances of noncompliance or potential compliance violations.

All members of the Regulatory Compliance Committee meet the independence requirements of our corporate governance guidelines.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board is responsible for managing strategic risk, and it regularly reviews information regarding our capital, liquidity and operations, as well as the risks associated with each. The Risk and Finance Committee is responsible for oversight of the company’s enterprise risk management program and receives a report on these activities at least quarterly. This responsibility was transitioned from the Audit Committee to the Risk and Finance Committee in August 2014. The Risk and Finance Committee is also responsible for overseeing risks associated with investments and related financial matters, including those pertaining to our Closed Block segment, and any other risks not specifically allocated to another committee for oversight. The Audit Committee is responsible for oversight of financial risk and continues to fulfill its NYSE-mandated responsibility to discuss guidelines and policies with respect to the process by which the company undertakes risk assessment and risk management. The Audit Committee and Risk and Finance Committee may also meet jointly as appropriate to oversee certain risks for which they have overlapping responsibility, including operational risks relating to data privacy, cybersecurity and business continuity and disaster recovery. The Human Capital Committee is responsible for overseeing the management of risks relating to our compensation plans and programs and, as more fully described below, receives an annual report from the company’s chief risk officer with respect to these risks. The Regulatory Compliance Committee oversees management of risks related to regulatory, compliance, policy and legal matters, both current and emerging and whether of a local, state, federal or international nature. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire

2015 PROXY STATEMENT	29

CORPORATE GOVERNANCE

Board of Directors is regularly informed through committee reports about such risks in addition to the risk information it receives directly.

Compensation Risk

The company’s chief risk officer, in consultation with the Human Capital Committee, has undertaken a risk assessment of our compensation programs and practices. The process included the following steps:

—	Review the overall design and philosophy of the incentive compensation programs.

—	Review and assess the 2014 annual incentive program and long-term incentive program performance measures for alignment between actual results and achievement payout levels.

—	Identify fundamental principles to test, including the SEC’s non-exclusive list of situations where compensation programs may have the potential to raise material risks to the company.

—	Assess the incentive programs in light of the company’s primary risks (as disclosed in the company’s 2014 10-K) and the company’s annual financial and capital plans.

—	Assess the effect of any proposed design changes to the 2015 incentive plans.

Based on this assessment, the following conclusions were reached by the chief risk officer and presented to the Human Capital Committee:

—	The company’s incentive program targets, thresholds, caps, weights and payout curves are effective control mechanisms.

—	The incentive plans are balanced and align the long-term interests of stakeholders and management.

—	The program’s goals are effectively balanced and consistent with the risk levels embedded in the company’s financial and capital plans.

—	All potential awards are subject to Human Capital Committee discretion and the company has a recoupment policy in place in the event of a material earnings restatement.

Accordingly, our chief risk officer and the Human Capital Committee do not believe the company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the company.

Director Retirement Policy

Our bylaws do not allow any person to serve as a director beyond the date of the annual meeting of shareholders immediately following his or her 72nd birthday. In accordance with this policy, Dr. Goldsberry will retire from the Board effective at the Annual Meeting. We expect that three other directors (Messrs. Kinser, MacMillan and Ryan) will retire pursuant to this policy at the annual meeting of shareholders in 2016.

Compensation Committee Interlocks and Insider Participation

During 2014, none of the members of the Human Capital Committee was an officer or employee of the company, and none of our executive officers served as a member of a board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Human Capital Committee.

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CORPORATE GOVERNANCE

Related Party Transactions and Policy

The Board has adopted a written policy concerning related party transactions. This policy covers any transaction in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. A “related party” means any of our directors, director nominees, executive officers, persons known to us to beneficially own more than 5% of our outstanding common stock, and any of their respective immediate family members, and any entity in which any of these persons has an interest as an employee, principal or 10% or greater beneficial owner or other material financial interest.

Prior to entering into a transaction that may be viewed as a related party transaction, the related party must notify our general counsel of the facts and circumstances of the transaction. If the general counsel determines that the proposed transaction is a related party transaction, it is submitted to the disinterested members of the Audit Committee for consideration at the next Committee meeting (or to the chair of the Committee if it is not practical to wait until the next meeting and the chair is not a related party to the transaction). The Committee considers all relevant facts and circumstances, including the benefits to the company, if the related party is an independent director or nominee, the potential effect of entering into the transaction on the director’s or nominee’s independence, any improper conflict of interest that may exist, the availability of other sources for the products and services, the terms of the transaction, and the terms available from or to unrelated third parties generally.

The transaction may be approved if it is determined in good faith not to be inconsistent with the best interests of the company and shareholders. Certain types of transactions are deemed to be pre-approved by the Audit Committee, including executive officer and director compensation arrangements approved by the Board of Directors or the Human Capital Committee, indemnification payments and any transaction between the company and any entity in which a related party has a relationship solely as a director, less than 10% equity holder, or employee (other than an executive officer), or all of these relationships.

Transactions with Related Persons

During 2014 and up to the date of this proxy statement, there have been no related party transactions required to be disclosed.

Codes of Conduct and Ethics

The Board has adopted a code of conduct establishing certain business practices and ethics applicable to all of our directors, officers and employees. The Board has also adopted a separate code of ethics applicable to our CEO and certain of our senior financial officers. Both of these codes are available on our investor relations website under the “Corporate Governance” heading at www.investors.unum.com.

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REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (in this report, the “Committee”) is appointed by the Board of Directors and operates under a written charter adopted by the Board, a copy of which is available on the company’s investor relations website at www.investors.unum.com. The Committee is comprised solely of independent directors who meet the independence requirements of the SEC and the NYSE. All members of the Committee are “financially literate” as required by the NYSE, and the Board has determined that four of the five members are “audit committee financial experts” under SEC regulations. In May 2014, E. Michael Caulfield was appointed as the Committee chair following the retirement of Michael J. Passarella. In July 2014, Cynthia L. Egan became a member of the Committee upon her election to the Board.

The primary purpose of the Committee is to assist the Board in its oversight of the:

—	Integrity of the company’s financial statements and related disclosures;

—	Effectiveness of the company’s internal control over financial reporting;

—	Compliance by the company with legal and regulatory requirements;

—	Qualifications, independence and performance of the company’s independent auditor;

—	Responsibilities and performance of the company’s internal audit function; and

—	Management of the company’s financial risks.

The Committee’s responsibilities previously included oversight of the company’s enterprise risk management program and the management of operational risks and other risks not specifically allocated to another committee. In balancing a desire to integrate oversight of risk and capital in a single committee with increasing demands on the Committee’s time, the Board transitioned these responsibilities to the Finance Committee (re-named the Risk and Finance Committee) in August 2014. The Committee has retained responsibility to discuss guidelines and policies with respect to the process by which the company undertakes risk assessment and management and communicates with the Risk and Finance Committee as necessary for this purpose.

The Committee met 11 times during 2014. The Committee held executive sessions and met separately with its independent auditor, Ernst & Young, and with the internal auditors without management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent auditor matters relating to the company’s accounting and financial reporting processes, including the internal control over financial reporting; reviewed and discussed with management and the independent auditor the company’s annual and quarterly financial statements and related disclosures in reports filed with the SEC; pre-approved all audit services and permitted non-audit services to be performed by the company’s independent auditor; reviewed and discussed with management the responsibilities and performance of the internal audit function; discussed with management policies relating to risk assessment and risk management, as well as specific financial risks; and obtained and reviewed reports concerning the company’s policies and procedures for ensuring compliance with applicable laws, regulations and the company’s Code of Conduct.

32	2015 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

Management is primarily responsible for the preparation, presentation and integrity of the company’s financial statements and for the reporting process, including the establishment and effectiveness of the company’s internal control over financial reporting. The company’s independent auditor is responsible for performing an independent audit of the financial statements and of the effectiveness of the company’s internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board (PCAOB). The independent auditor reports directly to the Committee, which is responsible for the appointment, compensation, retention and oversight of the work performed by the independent auditor.

The Committee reviewed and discussed with management the company’s audited financial statements for the year ended December 31, 2014, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and assumptions which could impact the amounts reported in the company’s financial statements, and the clarity of disclosures in the financial statements. The Committee reviewed and discussed with the independent auditor the overall scope and results of the independent audit and its judgments of the quality and acceptability of the company’s accounting principles. The Committee also engaged in discussions with management and the independent auditor, among other matters, concerning management’s assessment of reserve adequacy across all major business lines, which is presented to the Committee each year. The Committee discussed with the independent auditor the matters required to be discussed by applicable standards of the PCAOB. The Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence. The Committee also discussed with the independent auditor matters relating to its independence, including consideration of whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence.

The company’s internal audit function, under the direction of the chief auditor, reports directly to the Committee, which is responsible for the oversight of the work performed by the internal auditors. The internal auditors are responsible for, among other matters, conducting internal audits designed to evaluate the company’s system of internal controls. The Committee reviewed and discussed with the company’s internal auditors, and received regular status reports from them concerning, the overall scope and plans for their audits. The Committee met with the internal auditors, with and without management present, to discuss their audit observations and findings, and management’s responses, and their evaluation of the effectiveness of the company’s internal control over financial reporting.

The Committee evaluates the performance of its independent auditor, including the senior audit engagement team, each year and considers whether to retain the current independent auditor or consider other audit firms. In doing so, the Committee took into consideration a number of factors, including the professional qualifications of the firm and the lead audit partner, the quality and candor of the firm’s communications with the Committee and the company, and evidence supporting the firm’s independence, objectivity, and professional skepticism. The Committee also reviewed the 2013 PCAOB inspection report of Ernst & Young which was published in 2014 and discussed its findings with the independent auditor. The Committee is also involved in the selection of the lead audit partner, including the current partner who assumed this role in 2014 after meeting with a subgroup of the Committee wherein his qualifications were discussed.

2015 PROXY STATEMENT	33

REPORT OF THE AUDIT COMMITTEE

Based on this evaluation, the Committee has determined that the continued retention of Ernst & Young as independent auditor is in the best interests of the company and its shareholders. Accordingly, the Committee appointed Ernst & Young as the company’s independent auditor for 2015. Ernst & Young has served as the company’s independent auditor since the merger of Unum and Provident in 1999, and before that served at various times as the independent auditor for the company and certain predecessor companies. Although the Committee has sole authority to appoint the independent auditor, the Committee recommended that the Board of Directors seek shareholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the company’s audited financial statements for the year ended December 31, 2014 be included in the company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

E. Michael Caulfield, Chair

Theodore H. Bunting, Jr.

Cynthia L. Egan

Timothy F. Keaney

Thomas Kinser

34	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our compensation philosophy and processes and explain how the Human Capital Committee of our Board (referenced throughout as the “Committee”) arrived at its compensation decisions for the below named executive officers (NEOs) for 2014, all of whom are included in the 2014 Summary Compensation Table on page 64.

—	Thomas R. Watjen, Chief Executive Officer(1)

—	Richard P. McKenney, President(1)

—	Breege A. Farrell, Executive Vice President, Chief Investment Officer

—	Michael Q. Simonds, Executive Vice President, Chief Executive Officer, Unum US

—	Randall C. Horn, former Executive Vice President, Colonial Life (retired March 31, 2015)

—	Kevin P. McCarthy, former Executive Vice President and Chief Operating Officer (retired March 31, 2014)

(1)	Mr. Watjen was President and Chief Executive Officer of Unum Group until April 1, 2015. Mr. McKenney was Executive Vice President and Chief Financial Officer of Unum Group until April 1, 2015. See additional details below regarding these leadership changes.

As previously announced, Mr. Watjen will retire as CEO upon the conclusion of the Annual Meeting after more than 20 years of service with the company. If re-elected as a director at the Annual Meeting, he will become non-executive Chairman of the Board. Mr. McKenney succeeded Mr. Watjen as President effective April 1, 2015 and will assume the additional role of CEO when Mr. Watjen retires following the Annual Meeting. Jack McGarry, who had served as President and Chief Executive Officer of our Closed Block Operations, succeeded Mr. McKenney as Chief Financial Officer effective April 1, 2015.

In May 2014, Mr. Horn announced his intent to retire in March 2015, after more than 10 years of service with the company. He relinquished his duties as President of Colonial Life in July 2014, when his responsibilities were assumed by Timothy G. Arnold. Mr. Arnold assumed the responsibilities of CEO of Colonial Life when Mr. Horn stepped down from that role on December 31, 2014. Mr. Horn served as Executive Vice President of Colonial Life until his retirement on March 31, 2015.

After more than 35 years of service with the company, Mr. McCarthy retired on March 31, 2014. Following his retirement, the company entered into an agreement with Mr. McCarthy to provide consulting services for the remainder of 2014. The company paid Mr. McCarthy a total of $23,400 under this arrangement.

Business and Performance Review

Our Business

We are a leading provider of financial protection benefits in the United States and United Kingdom. Our products, which are primarily offered through the workplace, include disability, life, accident and critical illness insurance and help protect millions of working people and their families from the financial hardships that can occur in the event of illness, injury or loss of life.

Our business operations are divided into three primary segments selling products – Unum US, Unum UK and Colonial Life – and a Closed Block of business that includes products we service and support but no longer actively market.

2015 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

2014 Performance

Unum delivered strong financial and operational performance in 2014, continuing our track record of solid profitability, consistent results and returning value to shareholders that we have demonstrated over the past several years. We saw strong sales and premium growth for the year throughout all of our core businesses. This growth, along with improvements in operating performance, partially offset the impacts to profitability we experienced due to a difficult, sustained low interest rate environment. We continued to generate excess capital that we used to strengthen our business and return value to shareholders.

36	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Operating highlights for 2014 include:

—	The payment of more than $6.7 billion in benefits to people facing illness, injury or loss of life;

—	Overall sales growth of 17.5%, led by a 21% increase in sales for our Unum US business;

—	Solid premium growth throughout our core businesses;

—	A continued emphasis on disciplined pricing, growing sales with existing clients and improving our internal processes;

—	Strong client satisfaction that generally exceeded our benchmarks;

—	A company brand, image and reputation that remains at historically high levels; and

—	Recognition of our corporate citizenship efforts by several independent organizations, including being named one of Forbes Most Reputable Companies and one of America’s Greenest Companies by Newsweek, being included in the Dow Jones Sustainability North American Index and being recognized as one of the Best Places to Work in Insurance by Business Insurance.

Our capital generation remained strong and allowed us to deploy that capital in a number of ways. For the year, we invested in our business, strengthened our long-term care reserves and paid out $159.4 million in dividends, including increasing the dividend rate by 13.8% over the prior year. We also repurchased $301 million worth of our outstanding shares, bringing our total share repurchases since 2007 to $2.8 billion. Our credit ratings remain high as a result of the strength of our balance sheet, the consistency of our earnings and our continued commitment to these capital generation principles.

CAPITAL GENERATION AND DEPLOYMENT

Year	Share Repurchases	Dividend Increase
2008	$700 million	—

2009	—	10.0%

2010	$356 million	12.1%

2011	$620 million	13.5%

2012	$500 million	23.8%

2013	$319 million	11.5%

2014	$301 million	13.8%

2015 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

Business Highlights

The following are 2014 performance highlights within our primary business segments and other key areas of the company:

Unum US

— 0.3% decrease in operating income — 21% increase in sales — 3.2% increase in premium income — 13.5% operating return on equity	Our Unum US segment, representing 59.8% of our consolidated premium income in 2014, delivered strong results for the year driven by impressive sales growth, solid premium growth and favorable risk results. Operating income was slightly below last year’s level, primarily due to the low interest rate environment.

Unum UK

— 12% increase in operating income — 7.2% increase in sales (GBP) — 9.1% increase in premium income — 18.3% operating return on equity	Our Unum UK segment, representing 7.8% of our consolidated premium income in 2014, showed significant improvement as a result of actions we took to address profitability. Strong sales and premium growth, coupled with favorable risk results, led to an excellent ROE and a good year for this business.

Colonial Life

— 5.4% increase in operating income — 11.6% increase in sales — 3.4% increase in premium income — 16.8% operating return on equity	Our Colonial Life segment, representing 16.3% of our consolidated premium income in 2014, had a strong year with record-setting sales, strong premium growth and stable risk results. Consistent with past years, Colonial Life continues to generate solid margins and returns.

Closed Block

Our Closed Block segment performed at or above expectations last year, with solid growth of 12.1% in operating earnings. We continue to see consistent results from this block of business largely as a result of our recent investments in management resources and capabilities.

Investments

Our investment results remain solid, although we recorded lower net investment income in 2014, primarily due to a decline in yield on invested assets as we continue to invest new cash flows at lower rates. Our asset quality remains strong, with a net unrealized gain on our fixed maturity securities of $6.3 billion at December 31, 2014.

38	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Total Shareholder Return

Our total shareholder return (TSR) comparisons vary significantly based upon the time periods used and indices compared.

On a one-year basis, our TSR was 1.27%, in line with the S&P Life and Health Index – the group that we believe most closely aligns with our industry – but lagging our Proxy Peer Group and the S&P 500. The uncertainty around interest rates and our long-term care business, we believe, affected investors’ views of our company and overshadowed the strong financial and operating results we achieved throughout the year. On a three- and five-year basis, we were generally in line with both S&P indices but continued to trail our Proxy Peer Group.

Over the longer term, as shown in this 10-year indexed TSR performance graph, our TSR continues to outperform our Proxy Peer Group and both S&P indices. During the financial crisis, many of our Proxy Peer Group companies saw greater declines in shareholder value than we experienced. These companies have since seen more dramatic increases in TSR, resulting in less favorable comparisons of Unum with these companies over the last five years. We remain pleased that our longer-term track record of consistent financial returns provides attractive value to shareholders.

2015 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

2014 Say-on-Pay Vote

Last year’s advisory vote to approve executive compensation (or “say-on-pay” vote) passed with over 97% approval. This was higher than the previous year’s vote and included support from each of our 25 largest shareholders. We continue to strive to achieve a high level of shareholder support for our NEO compensation.

The Committee and the Board appreciate and value the views of our shareholders. In considering the results, the Committee was pleased that a significant majority of our shareholders approved the proposal, showing strong support for the Committee’s administration of our executive compensation programs.

After consideration of this voting result, the Committee continued to implement the changes it began in 2013; specifically, the expanded use of performance share units (PSUs), which are based on three-year pre-established goals, for the NEOs. Beginning with the 2015 grant, each NEO received 50% of his or her long-term incentive award in the form of PSUs (up from 25% the prior year for all NEOs other than the CEO, who already had a 50% PSU mix).

Key Executive Compensation Practices

We are committed to good corporate governance, as evidenced by our adoption of the following practices:

—	Pay for performance;

—	Annual say-on-pay votes;

—	Robust stock ownership and retention requirements for senior officers and directors;

—	Anti-pledging and anti-hedging policies applicable to executives and directors;

—	Double-trigger vesting of long-term incentives which would only occur upon termination following a change in control;

—	Independent compensation consultant to the Human Capital Committee;

—	Minimal perquisites; and

—	No new excise tax gross-ups since 2010.

Compensation Program Structure and Committee Decisions

Our executive compensation philosophy is designed to reward performance that helps us achieve our corporate objectives, increase shareholder return and attract and retain talented individuals. We do this by:

—	Offering base salaries that reflect the competitive market as well as the roles, skills, abilities, experience and performance of employees;

—	Providing incentive opportunities for all employees based on the achievement of corporate and individual performance goals; and

—	Aligning the long-term interests of management and shareholders by offering performance-based equity compensation opportunities and requiring senior officers to own a specified value of shares and retain equity awards for a specified period of time after vesting. This practice also promotes a culture of ownership and accountability in the company.

40	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Pay

There are five primary elements of pay in our executive compensation program, which are summarized in the table below.

Those pay elements that are “at risk,” or contingent on individual or corporate performance, are noted in the table below. Our NEOs, as the most senior officers of the company, have a majority of their targeted total direct compensation (includes fixed salary and variable annual and long-term incentive awards), at risk. This design creates an incentive for achievement of performance goals (short- and long-term) and aligns the interests of executives with those of our shareholders. For 2014, 88% of Mr. Watjen’s targeted total direct compensation was at risk. For the remaining NEOs (except Mr. McCarthy who retired on March 31, 2014), an average of 70% of their aggregate targeted total direct compensation was at risk.

PAY ELEMENTS
Annual base salary

To provide a fixed amount of compensation that is reflective of the market for similar jobs as well as individual skills, abilities and performance. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Annual incentive awards (at risk)

To motivate executives to achieve short-term corporate financial goals as well as individual objectives. This form of compensation is paid in cash based on the achievement of corporate and individual achievement and aligns with our compensation philosophy of rewarding performance in the achievement of short-term corporate objectives.

Long-term incentive awards (at risk)

To motivate long-term performance and align the interests of management and shareholders. This form of compensation is awarded in restricted stock units and performance share units (PSUs) based on a corporate earnings threshold and individual performance. Additionally, the PSU vesting is based on achievement of corporate financial goals modified by total shareholder return. This aligns with our compensation philosophy of rewarding long-term performance and attracting and retaining talented individuals.

Retirement and workplace benefits

To provide a competitive program that addresses health, welfare and retirement needs of executives and other employees. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Perquisites and other personal benefits

Most perquisites were eliminated as of 2008. The limited perquisites we currently offer are in support of a specific business purpose or a pre-existing contractual arrangement.

Roles of the Committee, Executive Officers and Consultants

The Committee, CEO and compensation consultant each have important roles in our compensation program. The Committee, with input from the CEO and compensation consultant, has the final authority to:

—	Evaluate, design and administer a compensation program for executive officers that appropriately links pay, company and individual performance, and the creation of shareholder value;

—	Establish performance goals and certify whether they have been attained;

—	Review the performance of the CEO, with input from the full Board, and determine his compensation; and

—	Determine compensation for each of the other NEOs.

The CEO provides to the Committee:

2015 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

—	A self-assessment outlining his own performance for the year;

—	Performance assessments and compensation recommendations for executives who report directly to him, which includes all of the NEOs except Ms. Farrell, who reported to Mr. McKenney for all of 2014 and continues to do so in 2015 (Mr. McKenney provided an assessment and compensation recommendation for Ms. Farrell); and

—	His perspective on the business environment and the company’s performance.

The CEO does not participate in any decisions related to his own compensation.

Pay Governance LLC, as compensation consultant to the Committee, provides objective, expert analyses, independent advice and comparative data across peer companies on executive and director compensation. Pay Governance reports directly to the Committee, which is responsible for the appointment, compensation, retention and oversight of the work performed by the consultant. A senior representative of the compensation consultant generally attends Committee meetings, participates in executive sessions of the Committee without management present and communicates directly with Committee members outside of meetings. Management interacts with the compensation consultant only when doing so on behalf of the Committee or concerning proposals the Committee will review for approval.

The Committee has adopted a policy requiring that its compensation consultant be independent. During 2014, the Committee completed its annual assessment of the independence of Pay Governance, taking into account the following factors:

—	Compliance with the Committee’s independence policy;

—	Other services, if any, provided to the company by the consultant;

—	The amount of fees paid by the company to the consultant as a percentage of the consultant’s total revenues;

—	Any business or personal relationships between the consultant (including its representatives) and the company’s directors or senior officers; and

—	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in the company.

Pay Governance has attested to its independence and does not provide any services to the company other than those related to director and executive compensation consulting. Fees paid to Pay Governance for such services provided in 2014 totaled $167,109.

Based on its assessment, the Committee concluded that the compensation consultant is independent under the Committee’s policy and that the compensation consultant’s work has not raised any conflict of interest.

The company’s finance, human resources and legal staff, including the chief financial officer, support the Committee in its work. Employees from these departments discuss various executive compensation topics with the Committee and its compensation consultant, including how compensation plans fit in with other programs and business objectives. Although these staff members may make recommendations, the final decision on all executive compensation matters rests solely with the Committee.

Compensation Benchmarking

The Committee compares the compensation of our named executive officers to the median pay of executives in similar positions at peer companies. By targeting each pay element to the approximate median of the applicable comparator group (as described below), we ensure that the balance among the elements is competitive, while at the same time allowing company and individual performance to determine a majority of the compensation received by our NEOs. Overall, these benchmarking comparisons are used as points of reference and are secondary to the primary factors considered by the Committee when making compensation decisions. The primary factors are: company performance; individual performance; the executive’s level of responsibility; internal equity considerations; the creation of shareholder value; our executive compensation philosophy; and the results of the most recent shareholder say-on-pay vote.

42	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The two sources used by the Committee for benchmarking executive compensation are:

—	For CEO and CFO compensation, a proxy peer group comprised of insurance and financial services companies that are either our business competitors or primary competitors for talent (Proxy Peer Group). The Proxy Peer Group is also a reference for compensation programs and practices. The composition of the Proxy Peer Group is determined by the Committee and reviewed annually as outlined below.

—	For the compensation of our other NEOs, the Towers Watson Diversified Insurance Study of Executive Compensation (Diversified Insurance Study). This source is used because responsibilities of our other NEOs may not be directly comparable with those of named executives at other companies in the Proxy Peer Group.

The following table lists the companies in the Proxy Peer Group and the Diversified Insurance Study.

BENCHMARKING EXECUTIVE COMPENSATION

Proxy Peer Group

Aetna Aflac Aon Assurant Cigna	CNO Financial Genworth Financial Hartford Financial Services Humana	Lincoln Financial Marsh & McLennan MetLife Principal Financial	Protective Life Prudential Financial Stancorp Financial Torchmark
Diversified Insurance Study

Aflac AIG Allstate AXA Group Cigna CNO Financial Genworth Financial	Guardian Life Hartford Financial Services ING John Hancock Lincoln Financial Massachusetts Mutual MetLife	Nationwide New York Life Northwestern Mutual One America Financial Pacific Life Phoenix Companies Principal Financial	Prudential Financial Securian Financial Sun Life Financial Thrivent Financial TIAA-CREF Transamerica USAA

(1)	For compensation decisions made in early 2014, benchmarking comparisons were made using the 2013 Diversified Insurance Study and the 2013 Proxy Peer Group. Although Unum participates in the Diversified Insurance Study, we are excluded from this table. Both peer groups remained the same for purposes of all 2014 compensation decisions.
(2)	The Proxy Peer Group includes both property and casualty insurers and life and health insurers, with Unum’s assets equal to 109% of the peer median as of December 31, 2013, and our revenue at 87% of the peer median for the year ended December 31, 2013. Unum is not part of the Proxy Peer Group.

The Committee evaluates the composition of the Proxy Peer Group every year. In 2014, the peer companies were determined based on five primary criteria (life and health GICS code; reasonable range of: assets; revenues; market capitalization; and whether they compete with Unum for talent and/or market share). Based on the review in 2014, on average, the peer companies met three of the five criteria. Overall, Unum is above the median asset level and approximately 84% of the revenue median. Additionally, 11 of the 17 peers (65%) selected Unum as a peer for compensation benchmarking purposes in their 2014 proxy statements.

The Committee last conducted its annual proxy peer group analysis in August 2014. At the meeting the Committee determined that Protective Life, as a result of being acquired and taken private, will not be included in the Proxy Peer Group for future compensation decisions. Furthermore, the Committee considered other insurance and financial services companies with its consultant, Pay Governance, LLC, and determined that Reinsurance Group of America, a company that the Committee believes closely matches the criteria above based on its discussion and analysis with its consultant in the August meeting, will be added to the Proxy Peer Group.

2015 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Since the group contains a dispersion of companies (7 proxy peers are larger than Unum based on assets; 9 are smaller), annual sensitivity tests are performed to understand the impact of both larger and smaller peers on median CEO compensation levels. For the tests conducted in 2014, excluding the two smallest and two largest peers for testing purposes had no impact on CEO targeted total direct compensation (TDC). An additional sensitivity test was conducted using a common statistical approach known as regression analysis. Regression analysis considers the correlation between two factors (e.g., compensation and asset or revenue size) and is commonly used to adjust compensation data to remove the effects of company size. A regression analysis that considers the correlation between asset size and compensation yielded a TDC level that was 10% less than the median TDC. A regression analysis that considers the correlation between revenue and compensation yielded a TDC that was 17% less than the median.

Individual Performance Assessments

The Committee uses individual performance assessments as a factor in its determination of compensation for each NEO. Individual performance is measured against the leadership criteria and Board assessment goal areas described in the table below, as well as the common performance goals outlined on the following page. Collectively, these can be used to adjust earned annual incentive and long-term incentive awards between 0% and 125%.

Evaluation Criteria

In evaluating how effectively each NEO met the leadership criteria, the Committee considers:

—	Company performance;

—	For the CEO, the Board’s assessment of Mr. Watjen’s performance, as well as Mr. Watjen’s self-assessment of his own performance;

—	For NEOs other than the CEO, the CEO’s and CFO’s performance assessments of the NEOs that report to them. For each individual, the performance assessment includes a self-assessment and performance feedback using a combination of the individual’s direct manager, peers, direct reports and other partners; and

—	Written assessments by all Board members of each NEO against the stated goals in the areas listed in the table below.

INDIVIDUAL PERFORMANCE ASSESSMENTS

Leadership Criteria	Board Assessment Goal Areas

— Delivers results	— Strategic planning
— Builds organizational talent	— Demonstrated performance
— Makes effective decisions	— Building and sustaining a high-functioning organization and team
— Creates business and enterprise value	— Humility and ego maturity
— Engages employees in the corporate vision	— Statesmanship
— Adheres to the company’s values	— Balance of putting the company first with appropriate self-care and resilience
— Ability to balance complex competing factors
— Commitment to enterprise as well as business unit

44	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2014 Performance Assessment and Highlights

As noted above, the named executive officers’ achievement levels, for purposes of annual incentive paid in 2014 and long-term incentive awards granted in February 2015, were determined in part based on the following common performance goals. Each common performance goal has specific areas of focus for each executive and his or her respective business areas.

2014 COMMON PERFORMANCE GOALS

Achieve the business and financial objectives the Board approved for the company, which includes the following areas of focus:

—	Positioning each business to leverage current market positions and opportunities
—	Appropriately redeploying the company’s excess capital
—	Continuing to consider and develop additional centers of excellence

Deepen the management talent and employee engagement throughout the company:

—	Strengthen the CEO and senior executive team succession plan
—	Build organizational depth throughout the company
—	Continue to take actions to assure that our workforce diversity matches that of our key stakeholders

Continue to develop the culture and values of the company at all levels which includes:

—	Ethics and compliance
—	Social responsibility
—	Risk management

Further enhance the image and reputation of the company:

—	Including with regulators, media and public policy makers

Based on the above criteria, the Committee assessed the individual performance of our NEOs and awarded each an individual performance percentage. These percentages were used to calculate the final payout of 2014 annual incentives and long-term incentive awards granted in 2015, as described later in this section.

Individual performance highlights for each NEO, and their respective awarded performance percentages, are included below:

Thomas R. Watjen

Chief Executive Officer

In assessing Mr. Watjen’s performance for 2014, the Committee noted that he:

—	Achieved substantially all of the company’s business objectives, with each segment meeting or exceeding its goals for the year. This resulted in operating earnings per share growth of 6.9%, which is the ninth consecutive year of operating earnings per share growth;

—	Maintained a strong balance sheet and capital position. The company returned capital to shareholders by increasing the dividend for the sixth successive year and repurchasing $301 million in outstanding shares in 2014, for a total of $2.8 billion in share repurchases since 2007;

—	Deepened the talent level throughout the organization while maintaining consistently high company performance. Because of Mr. Watjen’s significant focus on leading a very effective succession planning process, we have seen most of the senior leadership team assume new roles over the past five years;

2015 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

—	Further strengthened the company’s culture and values, with a particular emphasis on ethics, risk management and social responsibility; and

—	Further enhanced the already solid brand and image of the organization with our customers, brokers, regulators, public officials and the communities in which we operate.

Given the significant accomplishments noted above, the Committee agreed that increased targets for Mr. Watjen’s 2014 annual incentive award and 2015 long-term incentive award produced year-over-year increases in pay that fully reflected his strong 2014 performance.

Richard P. McKenney

President and Former Chief Financial Officer

In assessing Mr. McKenney’s performance for 2014, the Committee noted that he:

—	Achieved substantially all of the company’s financial objectives, with each business segment meeting or exceeding its goals for the year. As noted above, this resulted in operating earnings per share growth of 6.9%, which is the ninth consecutive year of operating earnings per share growth;

—	Maintained a strong balance sheet and capital position, which allowed the company to further invest in the growth of our businesses while also returning capital to shareholders through dividend increases and share repurchases;

—	Effectively led the company’s operating committee and further deepened his involvement with our business segments at all levels;

—	Strengthened the talent and effectiveness of the finance organization, as well as contributed to talent development efforts throughout the broader enterprise; and

—	Further enhanced the company culture of high performance, disciplined execution and responsibility to all of our stakeholders

Given these accomplishments, the Committee applied an individual performance percentage of 120% for Mr. McKenney’s 2014 annual incentive award. His long-term incentive award granted in February 2015 was set at $3 million, which represents a prorated target for the portion of the year that he will serve as Chief Executive Officer.

Breege A. Farrell

Chief Investment Officer

In assessing Ms. Farrell’s performance for 2014, the Committee noted that she:

—	Achieved solid results in a difficult long-term investment environment;

—	Operating within the company’s risk tolerances, the Investment department maintained the strong overall credit quality of the portfolio;

—	Continued to strengthen partnerships with our business segments to ensure the company’s investment strategy fully aligns with our business objectives;

—	Strengthened the effectiveness of the Investment organization through an emphasis on talent development and succession planning; and

—	Further leveraged her strong connections and respect throughout the investment community, adding to our knowledge and understanding of investment trends and outlooks.

Given these accomplishments, the Committee applied an individual performance percentage of 100% for Ms. Farrell’s 2014 annual incentive award and 100% as the individual performance modifier for her long-term incentive award granted in February 2015.

46	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Michael Q. Simonds

Chief Executive Officer of Unum US

In assessing Mr. Simonds’ performance for 2014, the Committee noted that he:

—	Led Unum US to strong financial results, achieving all of our goals despite a difficult interest rate environment;

—	Delivered exceptional sales and solid premium growth. Unum US sales increased 21%, while premium earnings increased 3.2%;

—	Aggressively promoted the importance of talent development across the enterprise, specifically in our efforts to attract and retain new talent, develop leadership from within the company and in our commitment to diversity;

—	Effectively balanced near-term operating performance and results with long-term strategic planning, which positions Unum US for future success; and

—	Expanded his outreach and effectiveness in his new role with a variety of outside stakeholders, including shareholders, customers, regulators and brokers.

Given these accomplishments, the Committee applied an individual performance percentage of 115% for Mr. Simonds’ 2014 annual incentive award and 120% as the individual performance modifier for his long-term incentive award granted in February 2015.

Randall C. Horn

Former Chief Executive Officer of Colonial Life (retired March 31, 2015)

In assessing Mr. Horn’s performance for 2014, the Committee noted that he:

—	Led Colonial Life to strong financial results. The Colonial Life business achieved all of its financial and operating goals for the year;

—	Delivered exceptional sales and strong premium growth. Colonial Life sales increased a record 11.6%, while premium earnings increased 3.4%;

—	Effectively executed a planned leadership transition in Colonial Life and positioned the company well for his retirement in 2015;

—	Continued to develop strategic partnerships within the company to leverage enterprise capabilities and achieve operational efficiencies; and

—	Represented both Colonial Life and the broader enterprise effectively with customers, brokers, the Columbia community and other key stakeholders.

Given these accomplishments, the Committee applied an individual performance percentage of 120% for Mr. Horn’s 2014 annual incentive award. He did not receive a long-term incentive award in February 2015 due to his retirement on March 31, 2015.

Kevin P. McCarthy

Former Executive Vice President, Chief Operating Officer (retired March 31, 2014)

In assessing Mr. McCarthy’s performance for 2014, the Committee noted that he:

—	Set the foundation, in his role as Chief Operating Officer prior to his March 2014 retirement, for our strong operational results;

2015 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

—	Positioned the Unum US business for continued success through a successful leadership transition upon his retirement;

—	Continued to represent the company with a variety of external constituents, including shareholders, customers, regulators and the communities where we have significant locations;

—	Embedded the principles of disciplined growth and consistent execution through his long-term leadership of Unum US, positioning that business segment for ongoing success; and

—	Provided strong leadership that produced steady and consistently strong results during his tenure in senior management.

Given these accomplishments, the Committee applied an individual performance percentage of 125% for Mr. McCarthy’s 2014 annual incentive award. This modifier was applied to Mr. McCarthy’s eligible earnings for 2014 prior to his March 31, 2014 retirement. Because of his retirement in March 2014, he was not eligible for a long-term incentive award in February 2015.

Company Performance Targets

Each year, the Committee sets targets for several performance measures that are used to calculate annual and long-term incentive awards. Performance measures and their respective targets are established for the company as a whole as well as for each of our business units, and weightings are assigned to each performance measure based on its relative importance to the company or business unit.

Incentive Funding Performance Requirement

Our annual and long-term incentive plans do not pay out unless the company achieves a specified level of performance. We apply an incentive funding performance requirement because we believe employees and officers should receive incentive awards only after our shareholders and creditors are paid. Additionally, the company intends that meeting this incentive funding performance requirement will allow the company to retain certain deductions in accordance with Section 162(m) of the Internal Revenue Code (the “Code”). However, the Committee retains discretion to pay compensation that is not deductible under Section 162(m) of the Code, and it is possible that compensation intended to qualify for exemption under Section 162(m) of the Code may not so qualify if all requirements for the “qualified performance-based compensation” exemption are not met.

For 2014, the performance requirement established by the Committee to fund the annual and long-term incentive plans was $250 million of statutory after-tax operating earnings, which is more than enough to cover dividends to shareholders and after-tax interest on our recourse debt. Funds used to attain the performance requirement were derived from statutory after-tax operating earnings and other sources of cash flow available from the company’s insurance and non-insurance subsidiaries. The company successfully achieved the 2014 performance requirement for funding the 2014 annual incentive awards and long-term incentive grants made in February 2015. A portion of the long-term incentive granted for each NEO was converted to performance share units (PSUs), which will vest dependent upon achievement of three-year (2015-2017) pre-established average earnings per share and average return on equity goals, modified (up to +/-20%) based on Unum’s relative total shareholder return as described below.

Annual Incentive Targets

Depending on their role in the company, our NEOs’ annual incentive awards are tied in various ways to the performance of Unum Group and its business units. The annual incentive awards of Messrs. Watjen, McKenney and McCarthy are based entirely on Unum Group performance. For Ms. Farrell, 25% of her award is based on Unum Group performance and 75% is based on Investments performance. For Mr. Simonds, 25% of his award is based on

48	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Unum Group performance and 75% is based on Unum US performance. For Mr. Horn, 25% of his award is based on Unum Group performance and 75% is based on Colonial Life performance. The following table outlines these targets for annual incentives awarded for 2014 performance and how the company and business units performed against those targets in 2014.

2014 ANNUAL INCENTIVE AWARD PERFORMANCE TARGETS ($S/£S IN MILLIONS)

Performance Measure	Component Weighting	Threshold(1)	Target	Maximum	Actual
Unum Group

After-tax operating income(2)	40%	$684.8	$913.1	$1,050.1	$910.4

Business area composite(3)	40%	75.0%	100%	115%	105%

Return on equity(4)	20%	8.22%	10.96%	12.60%	11.40%
Unum US

Before-tax operating income(5)	40%	$615.4	$879.1	$1,054.9	$856.3

Earned premium	20%	$3,905.8	$4,595.1	$5,514.1	$4,659.7

Sales	15%	$600.3	$800.4	$1,120.6	$902.1

Service(6)	15%	90%	100%	150%	106%

Operating expense ratio	10%	21.94%	19.94%	17.94%	20.30%
Colonial Life

Before-tax operating income(5)	40%	$203.0	$290.0	$348.0	$300.2

Earned premium	20%	$1,082.6	$1,273.6	$1,528.3	$1,273.7

Sales	15%	$289.5	$386.0	$540.4	$410.1

Service(6)	15%	90%	100%	150%	102%

Operating expense ratio	10%	18.25%	16.25%	14.25%	16.60%
Unum UK

Before-tax operating income(5)	40%	£62.9	£89.8	£107.8	£89.8

Earned premium	20%	£304.5	£358.2	£429.8	£368.6

Sales	15%	£38.2	£50.9	£71.3	£51.9

Service(6)	15%	90%	100%	150%	106%

Operating expense ratio	10%	22.91%	20.91%	18.91%	21.70%
Investments

Net Investment Income(7)	50%	$2,430.7	$2,555.7	$2,680.7	$2,540.6

Avoided Losses(8)	25%	($100.0)	$2.5	$150.0	$5.0

Market Composite(9)	25%	83%	100%	175%	105%

2015 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

(1)	For each performance measure, there is no payout at or below the threshold. For each performance measure, the payout would be 200% for performance at or above the maximum. However, the overall payout for the aggregate annual incentive plan is capped at 150% of target. For performance between defined levels, the payout is interpolated.
(2)	After-tax operating income is defined as net income adjusted to exclude after-tax net realized investment gains or losses and after-tax non-operating retirement-related gains or losses and certain other items specified in the reconciliation of non-GAAP (generally accepted accounting principles) measures attached hereto as Appendix A.
(3)	The business area composite component weighting for Unum Group includes a weighted average of the overall business unit incentive plan results (excluding before-tax operating earnings which is already captured in both after-tax operating income and return on equity), weighted as follows: Unum US at 40%, Unum UK at 25%, Colonial Life at 25% and Investments at 10%. Performance for each business unit could be zero to a maximum of 150%.
(4)	Return on equity is calculated by taking after-tax operating income and dividing it by the average of the beginning- and end-of-year stockholders’ equity adjusted to exclude the net unrealized gain or loss on securities and the net gain on cash flow hedges.
(5)	Before-tax operating income is defined as net income adjusted to exclude net realized investment gains or losses, non-operating retirement-related gains or losses and certain other items specified in the reconciliation of non-GAAP measures and income tax expense.
(6)	Service is based on the average of several service metrics for policyholders, producers and claimants.
(7)	Net investment income reflects the impact of investment results on after-tax operating income. Net investment income excludes interest on policy loans, investment income on floating rate securities backing floating rate debt, investment income on index-linked securities which support claim reserves that provide for index-linked claim payments, variances to plan for asset levels and specified portions of miscellaneous net investment income, and includes investment income related to investments managed by Unum supporting reserves related to a block of individual disability business assumed through a modified coinsurance agreement.
(8)	Avoided losses are calculated by multiplying an industry standard weighted default rate by Unum’s total credit exposure and comparing to Unum’s actual investment losses.
(9)	Market composite consists of comparing the average of three targets: (1) credit spreads on purchases to a specified benchmark, (2) yields on purchases to a specified benchmark, and (3) realized investment losses to a specified peer group.

Each performance target has been selected because the Committee believes it is an appropriate driver of long-term shareholder value:

—	The growth and competitiveness of the company are measured using sales and earned premium targets;

—	Profitability achievement is measured using after-tax operating income for Unum Group and pre-tax operating income for Unum US, Colonial Life and Unum UK;

—	The balance of profitability and capital management effectiveness is measured using return on equity; and

—	Effective and efficient customer service is measured using the service and operating expense ratio targets.

A business area composite performance measure is included in Unum Group’s annual incentive targets to better align our corporate staff functions, which provide support to each of our business units, with the results generated in those units.

Long-Term Incentive Targets

The achievement of a corporate performance threshold must be met before any award may be granted under the company’s long-term incentive program, as described on page 48.

All of our NEOs received a portion of the long-term incentive grant in February 2014 in the form of PSUs. The PSUs will vest based on the achievement of three-year, prospective (2014-2016) average earnings per share and average return on equity goals, and the achievement will be modified (up to +/-20%) based on linear interpolation on our total shareholder return relative to 9 members of our Proxy Peer Group. These 9 companies (Aflac, Assurant, Hartford Financial, Lincoln Financial, MetLife, Principal Financial, Prudential Financial, Stancorp, and Torchmark) were selected because they are considered to be direct business competitors of Unum. The group previously included Protective Life, which was removed because it is no longer a public company. The table below outlines the three-year performance targets established by the Committee for the PSU grants made in February 2014.

50	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

TARGETS FOR PERFORMANCE SHARE UNITS GRANTED IN 2014

Corporate Performance Factors	Driver of Shareholder Value	Component Weighting	Threshold	Target	Maximum
Average 3-year return on equity (2014-2016)	Capital Management Effectiveness	50%	8.56%	11.41%	13.12%
Average 3-year after-tax EPS (2014-2016)	Profitability	50%	$2.87	$3.82	$4.40
Relative Total Shareholder Return		Modifier Percentile	-20% @ 35th	0 @ 50th	+20% @ 75th

Items Excluded When Determining Company Performance

When setting the performance measures and weightings for 2014, the Committee determined that certain items not included in the 2014 financial plan would be excluded from the calculation of the company’s performance, for purposes of both the annual and long-term incentive plans, should they occur. The Committee believes it is appropriate to exclude these items because they are unusual or infrequent in nature, do not directly reflect company or management performance, or could serve as a disincentive to decisions which are in the best interest of the company and shareholders. These items were:

—	Unplanned adjustments resulting from accounting policy changes, legal or regulatory rule or law changes;

—	The impact of any unplanned acquisitions, divestitures, or block reinsurance transactions;

—	Unplanned adjustments to the Closed Block of business;

—	The effect of any unplanned regulatory, legal or tax settlements;

—	The effect of unplanned changes to strategic asset allocation;

—	Unplanned debt issuance, repurchasing or retirement; or stock repurchase or issuance;

—	The effect of differences between actual currency exchange rates versus exchange rates assumed in the financial plan;

—	Unplanned fees or assessments, including tax assessments, from new legislation; and

—	The effect on revenue from unplanned variances from floating rate securities and index-linked securities.

Applying these criteria, the Committee adjusted targets for the impact of the following three items on our 2014 financial results that were not included in the 2014 financial plan from which the targets were initially derived:

—	The effect of differences between actual stock repurchase versus the amount assumed in the financial plan;

—	The effect of differences between actual foreign currency rates versus exchange rates assumed in the financial plan; and

—	The after-tax charge of $453.8 million, which was taken after a review of the long term care business.

Each year, the Committee undertakes an overall assessment of the results while also maintaining the discretion to make final adjustments. Any adjustments are based on a review of the actual achievement for each performance measure compared to the targets listed on page 49, as well as a qualitative assessment of results. For 2014, the Committee made minor adjustments to each business unit’s performance based on a number of qualitative considerations that slightly reduced the aggregate annual incentive payout (by less than 1%). The resulting annual incentive plan achievement levels for 2014 and their comparison to the previous year are shown in the accompanying table.

2015 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS

The resulting plan achievement levels for 2014 were used in calculations for annual incentive awards described in the “Compensation Decisions” section below. Compensation Decisions Annual Base Salary	PLAN ACHIEVEMENT LEVELS
	Plan	2014	2013
	Unum Group	103%	111%
	Unum US	103%	103%
	Unum UK	103%	110%
	Colonial Life	108%	105%
	Investments	99%	109%

Salaries for our NEOs are established based on their position, skills, experience, responsibility and performance. Competitiveness of salary levels is assessed annually relative to the approximate median of salaries in the marketplace using the sources noted above beginning on page 43 for similar executive positions. Increases may be considered for factors such as changes in responsibilities, individual performance and/or changes in the competitive marketplace.

At its February 2014 meeting, the Committee approved the following changes to base salaries for NEOs, effective March 1, 2014: Mr. Watjen $1,150,000 (an increase of 2.5%); Mr. McKenney $715,000 (an increase of 2.1%); Ms. Farrell $435,625 (an increase of 2.5%); Mr. Simonds $525,000 (an increase of 16.7% as a result of taking on the additional duties of CEO, Unum US); and Mr. Horn $515,000 (an increase of 3.0%). Mr. McCarthy was not given an increase due to his retirement on March 31, 2014. For a discussion of 2015 salary adjustments, see “2015 Compensation Decisions” on page 56.

Setting Incentive Targets

For purposes of determining the amount of annual incentive and long-term incentive awards for our NEOs, the Committee establishes a target amount as a percentage of each executive’s salary, except that the long-term incentive target is set as an absolute dollar amount for the CEO. In establishing the target, the Committee considered market data from the appropriate peer group as well as each individual’s target relative to other NEOs, given their respective levels of responsibility.

Mr. Watjen’s annual and long-term incentive targets for 2013 were subject to adjustment based upon the company’s 1- and 3-year TSRs at year-end relative to peer companies. If the company’s TSRs exceeded the medians of the comparable TSRs of the Proxy Peer Group, his annual and long-term incentive targets would be 200% and $6 million, respectively. If the company’s TSRs did not exceed the medians of the comparable TSRs of the Proxy Peer Group, his annual and long-term incentive targets would be 150% and $5 million, respectively.

As previously reported in our 2014 proxy statement, based on its February 2014 review of Proxy Peer Group data provided by its consultant, the Committee set Mr. Watjen’s annual incentive target for 2014 at 200% and his long-term incentive target at $6 million and determined that these targets will no longer be subject to adjustment. These decisions were based on consideration of the following:

—	The competitiveness of Mr. Watjen’s compensation:

o   The Committee’s philosophy is to target the approximate median of peers. The new targets resulted in Mr. Watjen’s targeted total compensation approximating the median.

—	At the time the relative TSR hurdles were added, there was no TSR component in Mr. Watjen’s compensation. However, 50% of his long-term incentive award is paid in the form of PSUs, which are tied to three-year pre-established performance goals with a relative TSR modifier. Thus a significant portion of Mr. Watjen’s compensation is now dependent on the company’s financial performance and the company’s stock price;

52	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

—	Mr. Watjen’s consistent performance over the past several years, especially during a difficult financial environment; and

—	Mr. Watjen’s continued leadership, which the Committee believes will continue to position the company to achieve its long-term goals.

Annual Incentive Awards

Our annual incentive awards reward performance based on the achievement of both company and individual performance, which the Committee believes aligns compensation with the objectives of shareholders. The Annual Incentive Plan, under which 2014 annual incentive awards were granted, includes:

—	Eligibility for all non-sales employees to receive an annual incentive;

—	An Executive Officer Incentive Plan in which our NEOs participate; and

—	An objective performance threshold of $250 million of statutory after-tax operating earnings and other sources of cash flow available from the company’s insurance and non-insurance subsidiaries for the fiscal performance year that provides funding for incentive payments. This goal must be achieved before participants are eligible to receive an award. If the goal is not achieved, no awards are paid.

The decision making process to determine 2014 annual incentive awards was as follows:

(1)	The Committee exercises discretion as to the final percentage considering all performance factors, including, but not limited to, the quality of financial results. For details on adjustments for 2014, see page 51.

Once it was determined that the performance threshold had been met for 2014, specific awards for our NEOs were arrived at by:

—	Determining the individual annual incentive targets, which had been set in early 2014 as a percentage of each individual’s base salary;

—	Calculating company and business unit performance percentages by comparing actual results to the performance targets listed on page 49 (the Committee may also take into account other factors, including economic considerations as well as non-financial goals);

—	Establishing an individual performance percentage (from 0% to 125%) using the individual assessment process described beginning on page 44; and

2015 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS

—	Multiplying company and business unit performance by individual performance and the NEO’s annual incentive target. The “qualified performance-based compensation” exemption under Section 162(m) of the Code requires that a maximum individual award be established. The maximum award that an individual may receive under the Annual Incentive Plan is $8 million.

The table below describes the target incentive and the actual annual incentive awards approved by the Committee to our NEOs for 2014 performance. For a discussion of 2015 annual incentive award targets, see “2015 Compensation Decisions” beginning on page 56.

    ANNUAL INCENTIVE PAID IN 2015 (for 2014 performance)

Executive	2014 Incentive Target (%)		Eligible Earnings(5) ($)		Company Performance (%)		Individual Performance (%)		2014 Annual Incentive Paid ($)
Mr. Watjen(1)	200%	X	$1,145,154	X	103.0%	X	100%	=	$2,359,017
Mr. McKenney(1)	100%	X	712,404	X	103.0%	X	120%	=	880,531
Ms. Farrell(2)	120%	X	433,786	X	100.0%	X	100%	=	520,543
Mr. Simonds(3)	90%	X	512,019	X	103.0%	X	115%	=	545,838
Mr. Horn(4)	80%	X	512,404	X	106.75%	X	120%	=	525,112
Mr. McCarthy(1)	100%	X	159,923	X	103.0%	X	125%	=	205,901

(1)	Company performance for Messrs. Watjen, McKenney and McCarthy was based on Unum Group achievement of 103%.
(2)	Company performance for Ms. Farrell was weighted with 75% based on Investments and 25% based on Unum Group performance. Investments achievement was 99% and Unum Group achievement was 103%, which when weighted, resulted in an achievement of 100%.
(3)	Company performance for Mr. Simonds was weighted with 75% based on Unum US and 25% based on Unum Group performance. Both Unum US achievement and Unum Group achievement were 103%.
(4)	Company performance for Mr. Horn was weighted with 75% based on Colonial Life and 25% based on Unum Group performance. Colonial Life achievement was 108% and Unum Group achievement was 103%, which when weighted, resulted in an achievement of 106.75%.
(5)	Eligible earnings differed from the annual salary amounts discussed above because the 2014 increases, if any, became effective on March 1, 2014. Mr. McCarthy’s eligible earnings reflect his salary actually paid prior to his retirement on March 31, 2014.

Long-Term Incentive Awards

Our long-term incentive plan aligns the long-term interests of management and shareholders by tying a substantial portion of executive compensation directly to the company’s stock price. For awards granted in 2014, the mix of the CEO’s award was 50% performance-based restricted stock units (PBRSUs) and 50% performance share units (PSUs), while other NEOs received 75% PBRSUs and 25% PSUs.

—	PBRSUs were awarded in 2014 based on the achievement of an after-tax statutory earnings threshold for 2013 (as described in page 48) as modified by individual achievement factors. They vest ratably over three years.

PSUs granted in 2014 vest based upon the achievement of three-year (2014-2016) pre-established average earnings per share and average return on equity goals, modified (up to +/-20%) based on Unum’s relative total shareholder return as described above. Beginning with the February 2015 grant, all NEOs will receive 50% PBRSUs and 50% PSUs. PSUs can be earned at between 40% to 180% of target.

54	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

All long-term incentive awards are granted under the Stock Incentive Plan of 2012. Our long-term incentive award mix is based on a review of peer practices as well as what the Committee believes most appropriately retains and rewards our NEOs and ensures that a significant portion of each executive’s compensation is tied to the increase of our stock price over the long-term.

PBRSUs, which are valued in terms of company stock, do not include any actual stock issued at the time of grant. Instead, company stock is issued only when the grant is settled. During the restricted period, dividends are not paid in the form of cash but rather additional PBRSUs that are settled only when, and to the extent, that the underlying PBRSUs vest. In addition, there are no shareholder voting rights unless and until the award is settled in shares.

PSUs are notional units that will track the value of our share price over the three-year performance period, and will vest based upon the achievement of predetermined performance metrics. Dividend equivalents accrue during the three-year performance period and will vest only when and to the extent that the underlying shares vest.

The decision-making process to determine long-term incentive awards granted in February 2014 was as follows:

(1)	Individual performance may range from 0% to 125%.

As outlined in the diagram above, once it was determined that the performance threshold had been met, the total value of the long-term incentive awards for our NEOs were determined by:

—	Determining the individual long-term incentive targets, which were set in early 2013 by considering the market data from the appropriate comparator group (as described beginning on page 43) as well as each individual’s target relative to other NEOs, given their respective levels of responsibility. The long-term incentive targets are set as a dollar amount for Mr. Watjen and as a percentage of base salary for other NEOs.

—	Establishing an individual performance percentage (from 0% to 125%) using the individual assessment process described beginning on page 44; and

—	Multiplying each NEO’s long-term incentive target by his or her individual performance. The maximum award that each NEO could receive for 2014 grants was 300% of target.

Once the long-term incentive award value was determined, it was delivered as described below:

—	The CEO’s 2014 long-term incentive award was divided evenly between PBRSUs (50%) and PSUs (50%);

—	The 2014 long-term incentive awards for all other NEOs were granted as 75% PBRSUs and 25% PSUs; and

—	The PBRSU awards vest based on each NEO’s continued service over a three-year period. The PSUs vest based on the achievement of three-year pre-established goals (2014-2016) for return on equity and earnings per share, modified by relative total shareholder return as described above.

2015 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS

In February 2014, the Committee approved grants of PBRSUs and PSUs for the NEOs as outlined below. For a discussion of 2015 long-term incentive award targets, see “2015 Compensation Decisions” below.

LONG-TERM INCENTIVE GRANTED IN 2014
Executive	Long-Term Incentive Target		Individual Performance		2013 Long-Term Incentive Granted(2)

Mr. Watjen(1)	$5,000,000	X	118%	=	$5,900,000

Mr. McKenney	1,400,000	X	120%	=	1,680,000

Ms. Farrell	425,000	X	105%	=	446,250

Mr. Simonds	506,250	X	120%	=	607,500

Mr. Horn	500,000	X	110%	=	550,000

Mr. McCarthy	1,260,000	X	125%	=	1,575,000

(1)	Mr. Watjen’s target is set as a dollar amount vs. a percentage of salary for the other NEOs.
(2)	The 2013 long-term incentive was granted in February 2014. The grant date fair value of the long-term incentive grant (as reported in the Summary Compensation Table on page 64 differs slightly based on the rounding of shares and the valuation of the PSUs based on a Monte Carlo valuation:

Executive	Grant Date Fair Value	Performance Share Units Granted (Feb. 2014)	Restricted Stock Units Granted (Feb. 2014)
Mr. Watjen	$5,900,003	87,123	87,124
Mr. McKenney	1,679,999	12,404	37,212
Ms. Farrell	446,257	3,295	9,884
Mr. Simonds	607,487	4,485	13,456
Ms. Horn	550,005	4,061	12,183
Mr. McCarthy	1,575,008	11,629	34,886

Of the 50% portion of Mr. Watjen’s long-term incentive award that was paid in PBRSUs, 50% will be settled in stock and 50% will be settled in cash upon vesting. This change was made in February 2010 by the Committee to reflect the fact that Mr. Watjen had a very significant ownership position in the company and it was in the best interest of the company to reduce the amount of additional equity issued.

2015 Compensation Decisions

At its February 2015 meeting, the Committee made decisions with respect to our NEOs’ base salaries as well as annual and long-term incentive targets for each of the NEOs for 2015 as outlined below.

After consideration of company and individual performance during 2014, each executive’s responsibilities, tenure and market data, the Committee approved the following base salaries for the NEOs effective March 1, 2015: Ms. Farrell $446,500 (an increase of 2.5%); and Mr. Simonds $575,000 (an increase of 9.52%); Messrs. Horn and Watjen were not given increases due to their retirement/anticipated retirement on March 31, 2015 and May 21, 2015, respectively. The base salary increases noted above, other than Mr. Simonds, whose increase is partially related to a market driven adjustment, were approved in recognition of their individual performance in 2014. The Committee believes that these increases positioned all of our NEOs targeted TDC within an appropriate range of market median given each executive’s performance and time in the their current position.

As previously reported on a Form 8-K dated January 30, 2015, Mr. McKenney’s salary was set at $975,000 (an increase of 36%) effective April 1, 2015 when he assumed the role of President.

56	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Annual incentive targets were set based on consideration of each NEO’s current target, the approximate median of the appropriate comparator group and each individual’s target relative to other NEOs, given their respective levels of responsibility.

The 2015 annual incentive targets were set as follows: Mr. Watjen 200% (no change); Mr. McKenney 100% for the period of January – March 2015 and 175% effective April 1, 2015 when he assumed the role of President; Ms. Farrell 120% (no change); Mr. Simonds 90% (no change) and Mr. Horn 80% (no change). In accordance with the terms of the Annual Incentive Plan and Mr. Watjen’s employment agreement, Messrs. Horn and Watjen will be eligible for a prorated payout for 2015 based on their retirement dates of March 31, 2015 and May 21, 2015, respectively.

Long-term incentive (LTI) targets for 2015 were set as follows: Mr. McKenney $5 million (pro-rated at $3 million for the 2015 grant), effective April 1, 2015 when he assumed the role of President; Ms. Farrell 100% (no change); and Mr. Simonds 150% (no change). No 2015 LTI targets were established for Mr. Horn given his retirement on March 31, 2015 or for Mr. Watjen for his anticipated retirement on May 21, 2015.

Mr. Horn retired from Unum on March 31, 2015. Our stock plan provides for vesting upon retirement, which is defined as age 55 with 15 years of service. However, recognizing that certain employees hired in mid-career might retire without meeting the requirements, the Committee established criteria in 2005 that allows unvested equity to vest for employees with a minimum of 10 years of service, with Committee approval.

Given Mr. Horn’s performance, and his 11 year tenure with the company, on May 19, 2014, the Committee approved retirement status for purposes of acceleration of his unvested restricted stock units and unvested stock options upon his retirement. This provision also impacts Mr. Horn’s stock options (both vested and unvested) and the period during which he can exercise the options. The options will now expire on the earlier of their original expiration, or five years from his retirement date. Finally, the provision will also provide that Mr. Horn has the opportunity to vest in his PSUs based on actual company performance during the performance period (2014-2016). The Committee’s decision with respect to Mr. Horn’s retirement was treated as a modification under the accounting rules and has been reported as such in the Summary Compensation Table as well as the Grants of Plan Based Awards Table. In providing this approval, the Committee considered Mr. Horn’s years of service with the company and his effective leadership of Colonial Life in a difficult financial environment.

Retirement and Workplace Benefits

We provide a benefits package for employees, including all NEOs, and their dependents, portions of which are paid for, in whole or in part, by the employee.

Among the retirement benefits we offer are:

—

Defined Contribution. Beginning January 1, 2014, we offer new defined contribution benefits that replace our defined benefit pension plans which were frozen as to further accruals as of December 31, 2013, as described below. These include a non-contributory tax-qualified defined contribution plan for all regular U.S. employees who are scheduled to work at least 1,000 hours per year (which is offered within our existing tax-qualified 401(k) plan), and a non-qualified defined contribution plan for employees whose benefits under the tax qualified plan are limited by the Internal Revenue Code (the Code). Base pay and annual incentives are included in covered earnings for these defined contribution plans but long-term incentive awards are not. Unum provides a company contribution equal to 4.5% of covered earnings for those employees who have completed one year of service. In addition, for employees who meet specific age and service requirements, a company “transition contribution” of 3.5% is made on all earnings, with an additional 3.5% transition contribution for earnings above $70,000. The transition contributions are being provided to eligible employees to more closely align to the benefits which were accrued under the frozen defined benefit plans. This provides a benefit to those employees who, due to their age and years of service, would not have the same

2015 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS

opportunity to adjust to the new defined contribution plan as other employees. Transition contributions will be made to active eligible employees until December 31, 2020.

—	401(k). We provide a tax-qualified 401(k) retirement plan for all regular U.S. employees who are scheduled to work at least 1,000 hours per year, and, effective January 1, 2014, a non-qualified 401(k) plan for employees whose benefits under the tax qualified plans are limited by the IRS. Base pay and annual incentives are counted in eligible earnings for purposes of the 401(k) plans but long-term incentives are not. Unum provides up to a 5% company match for those employees who contribute to these plans and have completed at least one year of service.

—	Pension plans. We sponsor both a tax-qualified defined benefit pension plan and a non-qualified defined benefit pension plan for employees whose benefits under the tax-qualified plans are limited by the Code. Base pay and annual incentives are counted in eligible earnings for the purposes of the defined benefit pension plans, but long-term incentive earnings are not. Since 2000, the CEO also has participated in the Unum Group Senior Executive Retirement Plan (the SERP) and is the only active employee covered under the SERP. As noted above, during 2013, we amended the terms of our defined benefit pension plans (tax-qualified and non-qualified) and the SERP to freeze the further accrual of retirement benefits provided under those plans as of December 31, 2013. For a more complete description of pension benefits for our NEOs, see page 73.

The workplace benefits we offer include: life, health, dental, vision and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; an employee stock purchase plan; paid time off; holidays; and a matching gifts program for charitable contributions.

In April 2000, we purchased corporate owned life insurance (COLI) on all officers who gave their approval. In the event of a covered officer’s death while still employed, we will provide a death benefit to the officer’s beneficiary in the amount of $200,000. Of the NEOs, Messrs. McKenney, Horn and Simonds and Ms. Farrell are not covered under a COLI policy either because they were not employees of the company or not officers at that time.

Perquisites and Other Personal Benefits

We provide a limited number of perquisites to our employees, including all NEOs, which are described below:

—	One of our largest employee locations is in Tennessee, which has no state income tax. Due to the frequency of travel between our corporate offices and other locations, employees often incur non-resident state taxes in multiple states. Therefore, when any employee travels to other company locations outside of his or her primary state of employment and incurs state income tax based on another state’s law, we provide a tax gross-up for the non-resident state taxes.

—	While corporate policy would have entitled Mr. Watjen to a company-paid benefit of up to 40 hours of personal use of the corporate aircraft, he has voluntarily elected to discontinue this company-paid benefit. In addition, he has entered into a time-sharing agreement under which he reimburses the company for the costs of personal use of the aircraft. During 2014, he made payments to the company of $35,978 for 15.5 hours of personal usage. This amount has not been included in the Summary Compensation Table because there is no incremental cost to the company of such benefit.

—	As part of the transition in leadership, the Committee decided that it will no longer offer the 40 hours of personal use of the corporate aircraft. However, the company has entered into an aircraft time-sharing agreement with Mr. McKenney dated effective as of May 21, 2015, pursuant to which he agrees to reimburse the company for the costs of his personal use of the corporate aircraft.

58	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

—	A tax gross-up is provided to employees who incur income on company-sponsored events where attendance is expected, including a limited number of events we host each year to recognize the contributions of various employees. These functions serve specific business purposes, and in some cases the attendance of an NEO and his or her spouse or guest is expected. If so, we attribute income to the NEO for these costs when required under Internal Revenue Service regulations. For more information, see the All Other Compensation table on page 66.

Compensation Contracts and Agreements

We have the following compensation contracts and agreements with NEOs.

Employment Agreements

Mr. Watjen is the only NEO covered under an employment agreement. Although the agreement currently extends through December 30, 2016, it will terminate upon Mr. Watjen’s retirement in May 2015. Under the agreement, Mr. Watjen is entitled to the following compensation:

—	Base salary of at least $1,122,000;

—	Target annual incentive of no less than 150% of his base salary, excluding any special or supplemental bonuses that may be awarded;

—	Eligibility for annual equity grants and/or cash-based awards as determined by the Committee;

—	Participation in all savings, retirement, health and welfare benefit programs generally available to our other senior executive officers;

—	A minimum annual retirement benefit equal to 2.5% of Mr. Watjen’s final average earnings, defined as the average of the highest 5 years’ earnings in the 10 years of employment prior to the date the plan was frozen on December 31, 2013, multiplied by his years of service, which benefit was frozen as to further accruals as of December 31, 2013; and

—	Post-retirement welfare benefit coverage for a period of three years following the date of termination in the event of termination by the company without cause or by Mr. Watjen for good reason within certain change in control periods, and for a period of two years if such terminations occur outside of these change in control periods.

The agreement further stipulates that Mr. Watjen would be prohibited from using or divulging confidential information and from competing with us or soliciting any officer at the level of vice president or above for a period of 18 months after his termination. These non-competition and non-solicitation covenants would be terminated upon a change in control.

Mr. Watjen also entered into an aircraft time-sharing agreement with the company in 2007. This agreement will terminate upon Mr. Watjen’s retirement in May 2015. Details about that agreement can be found in the Perquisites and Other Personal Benefits section beginning on page 58.

Severance Benefits

The company provides severance benefits to all employees in the event of involuntary termination, other than for death, disability or cause. Mr. Watjen’s severance benefits are provided under his employment agreement and are outlined beginning on page 78.

2015 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS

Mr. McKenney’s severance benefits are provided under a severance agreement dated effective as of April 1, 2015. This agreement replaced his prior change in control severance agreement (described below) and provides comparable severance benefits in the event of his termination of employment within two years after a change in control, except that if termination is by the company other than for cause, death or disability or by Mr. McKenney for good reason, the severance payment is three times salary plus bonus, and medical and other benefits will continue for three years after termination. The agreement also eliminated the parachute excise tax gross-up provided under his prior agreement and instead provides for “best net after-tax” provisions that cut back payments to avoid potential excise taxes, but only if the after-tax value is greater than providing full payments (which would be subject to excise tax that would be borne by Mr. McKenney). The agreement also provides for severance when termination of employment occurs outside the two-year period following a change in control, and in such circumstances the severance payment is two times salary and bonus, and medical and other benefits will continue for two years after termination.

The remaining NEOs are covered under our Separation Pay Plan for Executive Vice Presidents. In general, we provide severance in order to give our employees competitive benefits with respect to the possibility of an involuntary termination of their employment.

When termination of employment is accompanied by severance payments, the former executive is required to release all claims he or she may have against us. The release contains restrictions on the former executive with respect to confidentiality, solicitation of company employees, competition, and disparagement. We also agree to indemnify the former executive for certain actions taken on the company’s behalf during his or her employment.

Change in Control Severance Agreements

Each of the NEOs, other than Messrs. Watjen and McKenney, are covered by a change in control severance agreement with the company. These agreements provide an enhanced severance benefit in the event of a termination following a change in control. This ensures that shareholders have the benefit of our NEOs’ focused attention during the critical times before and after a major corporate transaction regardless of any uncertainty with respect to their future employment. Details about these agreements can be found in the “Terminations Related to a Change in Control” section beginning on page 78.

While some of these agreements include a modified excise tax gross-up provision, the company decided in May 2010 not to enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. For this reason, Mr. Simonds and Ms. Farrell, who became executive officers after May 2010, do not have an excise gross-up provision in their agreements.

Change in control benefits are available to Mr. Watjen under the terms of his employment agreement and to Mr. McKenney under his severance agreement as described above, but neither of the agreements provide for excise tax gross-ups.

Other Contracts

In 2014, the company entered into an agreement with Mr. McCarthy to provide consulting services to the company following his retirement until the end of the year. Under the agreement, Mr. McCarthy advised the company on business projects where his knowledge and expertise would be needed and add value. In return for his services, he received a consulting fee of $300 per hour. Mr. McCarthy worked a total of 78 hours and was paid $23,400 pursuant to this agreement.

60	2015 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Practices

Equity Grant Practices

Equity grants awarded under the long-term incentive program are approved at the February meeting of the Committee, which typically occurs two to three weeks after the company’s annual earnings are released to the public. The date of approval is the grant date of the awards. The closing stock price on the grant date is used to determine the number of units awarded.

Stock Ownership and Retention Requirements

Ensuring that senior officers have a significant ownership stake in the company aligns the long-term interests of management and shareholders and promotes a culture of ownership. We require certain senior officers, including each NEO, to:

—	Hold a multiple of the officer’s base salary in Unum shares (including unvested restricted stock units) throughout employment; and

—	Retain a fixed percentage of the net shares (shares after the payment of taxes and the costs of exercise and commissions) received as compensation for a specified period of time. These retention requirements apply to shares acquired upon the exercise of options and the vesting of PBRSUs and PSUs. Exceptions to this requirement may be made only by the Board of Directors.

The following table presents the stock ownership and retention requirements for our NEOs. Newly promoted or newly hired senior officers have five years to achieve the ownership requirement. Not meeting the requirements may impact future equity grants. All of our then employed NEOs with the exception of Mr. Simonds, who became an Executive Vice President July 1, 2013, exceeded the requirements as of December 31, 2014.

STOCK OWNERSHIP AND RETENTION REQUIREMENTS(*) (as of December 31, 2014)

Executive	Common Stock(1)	Restricted Stock Units(2)	Total Current Ownership	Ownership as % of Salary		Retention Requirements
				Owned	Required	Retention %(3)	Holding Period(4)

Mr. Watjen	$14,086,811	$4,300,530	$18,387,341	16.0x	6x	75%	3 years

Mr. McKenney	3,168,360	3,004,563	6,172,923	8.6x	3x	60%	1 year

Ms. Farrell	843,468	967,536	1,811,004	4.2x	3x	60%	1 year

Mr. Simonds	555,324	977,756	1,533,080	2.9x	3x	60%	1 year

Mr. Horn	2,588,724	949,050	3,537,774	6.9x	3x	60%	1 year

* Mr. McCarthy was excluded from this table because of his March 31, 2014 retirement.

(1)	Amount includes shares held in certificate form, brokerage accounts and 401(k) accounts. Shares were valued using a closing stock price of $34.88 on December 31, 2014, the last trading day of the year.
(2)	Shares/units were valued using a closing stock price of $34.88 on December 31, 2014, the last trading day of the year. Performance-based restricted stock units vest over three years (see the Vesting Schedule for Unvested Restricted Stock Units table on page 71).
(3)	Retention percentage is the net percentage of shares to be held after the payment of taxes and the costs of exercise and commissions. Retention requirements apply to shares acquired upon the exercise of options and the vesting of PBRSUs and PSUs.
(4)	After this holding period, the officer would then be able to sell the shares as long as his or her ownership requirement is met or would be reached in the time period allotted.

2015 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS

Hedging, Pledging and Insider Trading Policies

We have a policy that no director or executive officer, which includes our NEOs, may purchase or sell options, puts, calls, straddles, equity swaps or other derivatives that are directly linked to our stock.

In addition, our insider trading policy prohibits directors, executive officers (including NEOs) and employees from buying or selling our stock while in possession of material nonpublic information about the company and from conveying any such information to others. Under this policy, additional trading restrictions apply to the NEOs and other “corporate insiders,” who are generally permitted to buy or sell our stock only during predetermined window periods following earnings announcements, and only after they have pre-cleared the transactions with our general counsel or designee. Also under this policy, no corporate insider may make “short sales” of our stock, and no director or executive officer may pledge our stock as security for a loan.

Recoupment Policy

If the company makes a material restatement of its financial results, then the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation paid to certain senior officers if it determines that:

—	The senior officer has committed or engaged in fraud or willful misconduct that resulted, either directly or indirectly, in the need to make such restatement; and

—	Such performance-based compensation paid or awarded to the senior officer would have been a lesser amount if calculated using the restated financial results.

The amount of performance-based compensation to be recouped will be determined by the Board after taking into account the relevant facts and circumstances. Performance-based compensation includes annual cash incentive awards, bonuses and all forms of equity compensation. The company’s right to recoup compensation is in addition to other remedies that may be available to us under applicable law.

The Dodd-Frank Act, which contemplates an expansion of the reach of recoupment policies, was enacted into law in July 2010. Once the Securities and Exchange Commission provides rules and administrative guidance on requirements of this legislation, the Committee will implement any necessary changes to our current recoupment policy at that time.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally places a limit of $1 million per year on the amount of deductible compensation paid to all named executive officers other than the CFO, unless the compensation satisfies the “qualified performance-based compensation” exception to Section 162(m).

The current annual incentive payout and long-term incentive grants are intended to be deductible under Section 162(m). From time to time, the Committee may, in its sole discretion, pay compensation that is not deductible under Section 162(m) if it determines that paying such compensation is needed in order to attract, retain or provide incentive to our NEOs, or is otherwise desirable, and it is possible that compensation intended to qualify for the “qualified performance-based compensation” exception does not so qualify.

We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 11 of the Consolidated Financial Statements in Part II, Item 8 of our 2014 10-K. Each year, the company provides a report to the Committee of the expense for stock-based payments. Additionally, in the event the Committee is considering new equity-based compensation programs or changes to existing programs, the accounting implications of the program or change are presented and discussed as part of the decision process.

62	2015 PROXY STATEMENT

REPORT OF THE HUMAN CAPITAL COMMITTEE

REPORT OF THE HUMAN CAPITAL COMMITTEE

The Human Capital Committee1 has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Kevin T. Kabat, Chair

Thomas Kinser

A.S. (Pat) MacMillan, Jr.

Edward J. Muhl

1 Ronald P. O’Hanley did not join the Committee until February 26, 2015, and, therefore, did not participate in Committee actions with respect to the Compensation Discussion and Analysis contained in this proxy statement.

2015 PROXY STATEMENT	63

COMPENSATION TABLES

COMPENSATION TABLES

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(5)		Option Awards ($)		Non-Equity Incentive Plan Compen- sation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compen- sation ($)		TOTAL ($)	Total Without Change in Pension Value ($)*
Thomas R. Watjen
Chief Executive Officer, and a Director(1)	2014	$1,145,154		$ –	$5,985,384	(6)	$ –		$2,359,017	(9)	$3,227,000	(10)	$598,034	(11)	$13,314,589	$10,087,589
	2013	1,118,277		–	5,609,489		–		2,141,221		144,000		99,933		9,112,920	8,968,920
	2012	1,100,000		–	5,250,014		1,750,004		1,489,125		4,133,000		89,164		13,811,307	9,678,307
Richard P. McKenney
President, and a Director(2)	2014	712,404		–	1,692,153	(7)	–		880,531	(9)	175,000	(10)	226,237	(11)	3,686,325	3,511,325
	2013	696,869		–	1,165,358		388,455		889,553		26,000		51,413		3,217,648	3,191,648
	2012	678,771		–	1,005,474		335,161		709,316		177,000		74,658		2,980,380	2,803,380
Breege A. Farrell
Executive Vice President and Chief Investment Officer	2014	433,786		–	449,470	(7)	–		520,543	(9)	79,000	(10)	90,526	(11)	1,573,325	1,494,325
	2013	417,131		–	424,278		–		560,922		234,000		17,242		1,653,573	1,419,573
Michael Q. Simonds
Executive Vice President, President and Chief Executive Officer, Unum US	2014	512,019		–	611,877	(7)	–		545,838	(9)	344,000	(10)	93,728	(11)	2,107,462	1,763,462
Randall C. Horn
Retired Executive Vice President, Chief Executive Officer, Colonial Life(3) (retired March 31, 2015)	2014	512,404		–	1,103,382	(7)(8)	274,935	(7)	525,112	(9)	225,000	(10)	212,888	(11)	2,853,721	2,628,721
	2013	498,731		–	315,808		105,272		467,411		53,000		68,180		1,508,402	1,455,402
	2012	491,260		–	387,026		129,008		336,022		224,000		45,935		1,613,251	1,389,251
Kevin P. McCarthy
Retired Executive Vice President and Chief Operating Officer	2014	159,923	(4)	–	1,586,394	(7)	–		205,901	(9)	1,935,857	(10)	182,250	(11)	4,070,325	2,134,468
	2013	627,462		–	1,095,470		365,154		870,604		4,023		33,332		2,996,045	2,992,022
	2012	615,000		–	921,368		307,121		738,000		1,604,312		23,626		4,209,427	2,605,115

* The year-over-year change in pension value had a significant impact on 2014 total compensation, as determined under applicable SEC rules. To illustrate the impact, we have included a separate column to show total compensation excluding the change in pension value. The Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column (but including the non-qualified deferred compensation earnings reported in that column, which are only applicable to Mr. McCarthy).

The amounts reported in the Total Without Change in Pension Value column are not a replacement for Total compensation, but rather an alternative measure which may be useful to our shareholders. We do not believe a year-over-year change in pension value is the most helpful measure in evaluating compensation since it is subject to actuarial assumptions and other external factors that are beyond our control.

The change in actuarial present value of accumulated pension benefits for 2014 was significantly greater than the change in 2013 for most of our NEOs primarily due to a lower discount rate and the adoption of a revised mortality table. The discount rate was lower due to the historically low interest rate environment, and the updated mortality assumptions include mortality improvements published by the Society of Actuaries in 2014. Of the $3.2 million increase in the pension value for Mr. Watjen, approximately $2.1 million of the increase (66%) was due solely to the reduction in the assumed discount rate and $0.7 million was attributable to the change in mortality assumption.

64	2015 PROXY STATEMENT

COMPENSATION TABLES

Shareholders interested in the pension benefits provided to our NEOs may find the present value of pension benefits in the Current Value of Pension Benefits table on page 76 a more useful calculation.

(1)	Mr. Watjen previously served as President and Chief Executive Officer of Unum Group until April 1, 2015.
(2)	Mr. McKenney previously served as Executive Vice President and Chief Financial Officer of Unum Group until April 1, 2015, when he was appointed to the role of President.
(3)	Mr. Horn previously served as Executive Vice President, President and Chief Executive Officer of Colonial Life until July 1, 2014. He continued to serve as CEO, Colonial Life through December 31, 2014, and became Executive Vice President, Colonial Life on January 1, 2015.
(4)	This amount consists of Mr. McCarthy’s salary earned prior to his retirement on March 31, 2014.
(5)	The number of shares payable under these awards will be based on the actual results as compared to pre-established performance conditions and can range from 0-180% of the target award. Performance share units assuming the highest possible outcomes of performance conditions (180%) to which 2014 awards are subject, determined based on the award amount and share price at the time of grant and thus excluding dividend equivalent units that accrue during the performance period, would be: $5,309,973 for Mr. Watjen; $755,999 for Mr. McKenney; $200,824 for Ms. Farrell; $273,352 for Mr. Simonds; $247,510 for Mr. Horn; and $708,764 for Mr. McCarthy. Performance share units assuming the highest possible outcomes of performance conditions to which the 2013 award is subject, determined based on the award amount at the time of grant, and thus excluding dividend equivalent units that accrue during the performance period, would in total be $4,916,271 for Mr. Watjen. No other NEOs were awarded performance share units in 2013. Performance share units were not granted in 2012.
(6)	The award was comprised of 50% performance share units and 50% performance-based restricted stock units granted to Mr. Watjen on February 25, 2014 for his performance in 2013. The grant date fair value of stock awards for the performance share units was calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation (ASC 718) as the number of units multiplied by the Monte Carlo simulation value of $34.84 on the grant date. The grant date fair value of stock awards for the performance-based restricted stock units was calculated in accordance with ASC 718 as the number of units multiplied by the closing market price of $33.86 on the grant date. Mr. Watjen’s performance-based restricted stock units will be 50% stock settled and 50% cash settled upon vesting.
(7)	The award was comprised of 75% performance-based restricted stock units and 25% performance share units granted to Messrs. McKenney, Simonds, Horn and McCarthy and Ms. Farrell on February 25, 2014 for their performance in 2013. The grant date fair value of stock awards for performance-based restricted stock units on February 25, 2014 was calculated in accordance with ASC 718 as the number of units multiplied by the value of $33.86 on the grant date. The grant date fair value of stock awards for the performance share units was also calculated in accordance with ASC 718 as the number of units multiplied by the Monte Carlo simulation value of $34.84 on the grant date.
(8)	On February 25, 2014 Mr. Horn was awarded a long-term incentive grant consisting of 75% performance-based restricted stock and 25% performance share units for his 2013 performance. On May 19, 2014, the Committee approved Mr. Horn’s retirement status allowing him to vest in all of his unvested equity awards. The acceleration was treated as a modification for accounting purposes and the company recognized an additional $261,815 in additional expense. Based on SEC staff guidance, these have been reported in the Summary Compensation Table by adding the grant date fair value of all modified awards as of May 19, 2014, to the grant date fair value of the February 25, 2014 equity grant.
(9)	Amounts reflect the annual incentive awards granted in February 2015 for performance in 2014. These are discussed in further detail beginning on page 53 under the Annual Incentive Awards heading.
(10)	The amounts shown reflect the increase in the actuarial present value since December 31, 2013 of the named executive officer’s benefits under all pension plans established by the company. Pension values may fluctuate from year-to-year depending on a number of factors, including age at benefit commencement and the assumptions used to determine the present value, such as the discount rate and mortality rate. The assumptions used by the company in calculating the change in pension value are described on page 76 and are consistent with those set forth in Note 9 of our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014, except as otherwise provided in footnotes to the Pension Benefits table on page 76.
(11)	The amount reported for Mr. McCarthy also includes the amount of above-market interest that exceeds 120% of the applicable federal long-term rate prescribed under section 1274(d) of the Internal Revenue Code. During 2014, that amount was $2,857. “All Other Compensation” amounts are included within the following table.

2015 PROXY STATEMENT	65

COMPENSATION TABLES

2014 ALL OTHER COMPENSATION

	Mr. Watjen	Mr. McKenney	Ms. Farrell	Mr. Simonds	Mr. Horn	Mr. McCarthy
Employee and Spouse/Guest Attendance at Company Business Functions(a)	$44,260	$58,064	$ -	$12,437	$52,036	$96
Total Perquisites	$44,260	$58,064	$0	$12,437	$52,036	$96
Matching Gifts Program(b)	$ -	$7,500	$5,500	$210	$575	$7,500
Matching Contributions Under our Qualified and Nonqualified 401(k) Retirement Plan(c)	87,300	52,451	35,999	37,380	-	24,994
Non-Resident State Taxes(d)	62,267	11,363	4,165	321	182	4,149
Consulting Fees(e)	-	-	-	-	-	23,400
Company Contributions to the Defined Contribution and Transition Plans(f)	381,433	72,088	44,762	39,691	110,229	122,011
Tax Reimbursement Payments(g)	22,774	24,771	100	3,689	49,866	100
Total All Other Compensation	$598,034	$226,237	$90,526	$93,728	$212,888	$182,250
(a)	Spouses or guests sometimes accompany the named executive officer at company business functions. When their attendance is expected, a tax gross up payment is provided. Where applicable, these payments have been included under “Tax Reimbursement Payments.” Additionally, when these trips included travel on the corporate aircraft, the incremental cost was calculated to determine amounts to be included. For purposes of compensation disclosure, the use of company aircraft is valued using an incremental cost that takes into account fuel costs, landing fees, parking, weather monitoring and maintenance fees per hour of flight. Crew travel expenses are included based on the actual amount incurred for a particular trip. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of the aircraft, are excluded.
(b)	Amounts represent those provided through our Matching Gifts Program, available to all full-time employees and non-employee directors. During 2014, the company matched eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per employee/non-employee director, per calendar year. Amounts listed only represent matching gifts made to qualified non-profit organizations and educational institutions on behalf of the named executive officers, and do not represent total charitable contributions made by them during the year.
(c)	Amounts represent the aggregate matching contributions into our qualified 401(k) Retirement Plan as well as matching contributions into our non-qualified 401(k) Retirement Plan. Matching contributions under our qualified 401(k) Retirement Plan are provided to all eligible employees participating in the plan as described beginning on page 57 in the Retirement and Workplace Benefits section. The company matched contributions dollar-for-dollar up to 5% of eligible earnings in 2014. Matching contributions under our non-qualified 401(k) Retirement Plan are provided to eligible officers participating in the plan as described beginning on page 57 in the Retirement and Workplace Benefits section. The company matched contributions dollar-for-dollar up to 5% of eligible earnings in 2014.
(d)	Many of our employees are required to travel to other company locations outside of their primary state of employment. While working in a state other than their primary state of employment, employees may become subject to state income taxes in that state if days worked or earnings accrued exceed an amount specified in state law. When this happens, we pay the state income tax on behalf of those employees (including our executives) and gross up the income amount for FICA and Medicare taxes (gross ups on these amounts are in row g). The employee remains responsible for any taxes they would have incurred had they worked only in their primary state of employment.
(e)	This amount represents consulting fees paid to Mr. McCarthy in 2014 following his retirement.
(f)	These amounts represent the aggregate of Defined Contribution Plan (DC Plan) and Transition Plan contributions as described beginning on page 57 in the Retirement and Workplace Benefits section. Full-time employees with one year of service with the company receive 4.5% of their salary and annual incentive contributed into their 401(k) through the DC Plan. Full-time employees who reached the age of 50 with 10 years of service with the company as of December 31, 2013 (when the defined benefit pension plan was frozen) receive an additional contribution into their DC Plan through the Transition Plan, as disclosed above in the Retirement and Workplace Benefits section.
(g)	The amounts shown in this row represent tax payments made by us on behalf of each named executive officer relating to other items in this table.

66	2015 PROXY STATEMENT

COMPENSATION TABLES

2014 Grants of Plan-Based Awards

Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards (Number of Shares of Stock or Units)	All Other Option Awards (Number of Securities Underlying Options)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Threshold	Target	Max	Threshold	Target	Max	(#)(4)(5)	(#)	($)/SH	($)
Mr. Watjen(2)
—	572,577	2,290,308	4,580,616
02/25/14							87,124			2,950,019
02/25/14				34,849	87,123	156,821				3,035,365 (18)
Mr. McKenney
—	178,101	712,404	1,424,808
02/25/14							37,212			1,259,998
02/25/14				4,962	12,404	22,327				432,155 (18)
Ms. Farrell
—	130,136	520,543	1,041,086
02/25/14							9,884			334,672
02/25/14				1,318	3,295	5,931				114,798 (18)
Mr. Simonds
—	115,204	460,817	921,634
02/25/14							13,456			455,620
02/25/14				1,794	4,485	8,073				156,257 (18)
Mr. Horn
—	102,481	409,923	819,846
02/25/14							12,183			412,516
02/25/14				1,624	4,061	7,310				141,485 (18)
05/19/14							8,158			268,398 (19)
05/19/14				1,632	4,079	7,342				134,281 (20)
05/19/14							4,459			146,701 (21)
05/19/14								10,775(6)	24.25(12)	116,706 (22)(23)
05/19/14								13,191(7)	23.35(13)	99,645 (22)(24)
05/19/14								11,035(8)	26.29(14)	37,000 (22)(24)
05/19/14								15,895(9)	20.78(15)	13,527 (22)(24)
05/19/14								33,624(10)	11.37(16)	0 (22)(24)
05/19/14								29,623(11)	23.74(17)	8,057 (22)(24)
Mr. McCarthy(2)
—	39,981	159,923	319,846
02/25/14							34,886			1,181,240
02/25/14				4,652	11,629	20,932				405,154 (18)

2015 PROXY STATEMENT	67

COMPENSATION TABLES

(1)	These amounts reflect the threshold, target and maximum award under the annual incentive plan. The threshold is the minimum level, which is 25% of the amount shown in the Target column. Target amounts are based on the individuals’ earnings for 2014 and their annual incentive target. The maximum award is 200% of such target.
(2)	Mr. Watjen’s performance-based restricted stock units (PBRSUs) are no longer subject to risk of forfeiture because he met the age and years of service requirements for retirement eligibility under the plans from which the awards were granted. His PBRSUs will continue to vest ratably over the three year vesting period on each anniversary of the grant date. Mr. McCarthy’s unvested PBRSUs vested immediately upon his retirement on March 31, 2014 and were distributed six months later in accordance with Section 409A of the Code.
(3)	The vesting of performance share units (PSUs) ranges from 40% to 180% of target based on the performance and market conditions noted on page 50. The grant date fair value of each PSU was calculated in accordance with Accounting Standards Codification (ASC) 718 using a Monte Carlo simulation based on historical volatility, risk-free rates of interest and pairwise correlation coefficients. On May 19, 2014, the Committee approved Mr. Horn’s retirement status under the plans, effective upon his retirement on March 31, 2015. This means that Mr. Horn will be eligible to earn the full grant, including dividend equivalents. The actual amount that will vest will be determined based on the achievement of the three-year performance goals (2014-2016), modified by TSR, as described in further detail in the Long-term Incentive Targets section beginning on page 50.
(4)	This grant of PBRSUs, made on February 25, 2014 for Messrs. Watjen, McKenney, Simonds, Horn and McCarthy and Ms. Farrell was based on the achievement of a threshold of statutory after-tax operating earnings and individual performance for 2013 and vests ratably over three years. These awards were granted under the Stock Incentive Plan of 2012. Details are provided in the Long-Term Incentive Granted in 2014 table on page 56. For Mr. Watjen, 50% of these shares will be stock settled and 50% will be cash settled upon vesting. On May 19, 2014, the Committee approved Mr. Horn’s retirement status allowing him to vest in all of his unvested PBRSUs upon his retirement on March 31, 2015.
(5)	The grant date fair value of stock awards for performance-based restricted stock units on February 25, 2014 was calculated as the number of units multiplied by the closing market price of $33.86 on the grant date.
(6)	This award consists of 3,591 options representing the unvested options held by Mr. Horn from the February 20, 2013 grant that accelerated vesting as of the May 19, 2014 modification date, and 7,184 options held by Mr. Horn from the February 20, 2013 grant that were modified on May 19, 2014 due to an extension in the exercise term. The fair value of the options that accelerated vesting and the incremental fair value of the options with an extended exercise term were $16.231 and $8.132, respectively. These fair values on the modification date were estimated using the Black-Scholes valuation model. The following assumptions were used to value the modified grant:
(a)	Expected volatility of 51%, based on our historical daily stock prices;
(b)	Expected life of 5.9 years, which equals the maximum term;
(c)	Expected dividend yield of 1.76%, based on the dividend rate at the date of modification; and
(d)	Risk-free rate of 1.79%, based on the yield of treasury bonds at the date of modification.
(7)	The incremental fair value of options granted on February 21, 2012, which were modified on May 19, 2014, was $7.554. The incremental fair value on the modification date was estimated using the Black-Scholes valuation model. The following assumptions were used to value the modified grant:
(a)	Expected volatility of 51%, based on our historical daily stock prices;
(b)	Expected life of 5.8 years, which equals the maximum term;
(c)	Expected dividend yield of 1.76%, based on the dividend rate at the date of modification; and
(d)	Risk-free rate of 1.76%, based on the yield of treasury bonds at the date of modification.
(8)	The incremental fair value of options granted on February 22, 2011, which were modified on May 19, 2014, was $3.353. The incremental fair value on the modification date was estimated using the Black-Scholes valuation model. The following assumptions were used to value the modified grant:
(a)	Expected volatility of 28%, based on our historical daily stock prices;
(b)	Expected life of 4.8 years, which equals the maximum term;
(c)	Expected dividend yield of 1.76%, based on the dividend rate at the date of modification; and
(d)	Risk-free rate of 1.47%, based on the yield of treasury bonds at the date of modification.
(9)	The incremental fair value of options granted on February 25, 2010, which were modified on May 19, 2014, was $0.851. The incremental fair value on the modification date was estimated using the Black-Scholes valuation model. The following assumptions were used to value the modified grant:
(a)	Expected volatility of 26%, based on our historical daily stock prices;
(b)	Expected life of 3.8 years, which equals the maximum term;
(c)	Expected dividend yield of 1.76%, based on the dividend rate at the date of modification; and

68	2015 PROXY STATEMENT

COMPENSATION TABLES

(d)	Risk-free rate of 1.09%, based on the yield of treasury bonds at the date of modification.
(10)	The incremental fair value of options granted on February 24, 2009, which were modified on May 19, 2014, was $0.000. The incremental fair value on the modification date was estimated using the Black-Scholes valuation model. The following assumptions were used to value the modified grant:
(a)	Expected volatility of 25%, based on our historical daily stock prices;
(b)	Expected life of 2.8 years, which equals the maximum term;
(c)	Expected dividend yield of 1.76%, based on the dividend rate at the date of modification; and
(d)	Risk-free rate of 0.69%, based on the yield of treasury bonds at the date of modification.
(11)	The incremental fair value of options granted on February 21, 2008, which were modified on May 19, 2014, was $0.272. The incremental fair value on the modification date was estimated using the Black-Scholes valuation model. The following assumptions were used to value the modified grant:
(a)	Expected volatility of 21%, based on our historical daily stock prices;
(b)	Expected life of 1.8 years, which equals the maximum term;
(c)	Expected dividend yield of 1.76%, based on the dividend rate at the date of modification; and
(d)	Risk-free rate of 0.30%, based on the yield of treasury bonds at the date of modification.
(12)	The amount shown is the closing market price on February 20, 2013, the day the options were originally granted. The award was modified on May 19, 2014 in connection with Mr. Horn’s retirement as described on page 56 in the 2015 Compensation Decisions section. The closing price on that date was $32.90.
(13)	The amount shown is the closing market price on February 21, 2012, the day the options were originally granted. The award was modified on May 19, 2014 in connection with Mr. Horn’s retirement as described on page 56 in the 2015 Compensation Decisions section. The closing price on that date was $32.90.
(14)	The amount shown is the closing market price on February 22, 2011, the day the options were originally granted. The award was modified on May 19, 2014 in connection with Mr. Horn’s retirement as described on page 56 in the 2015 Compensation Decisions section. The closing price on that date was $32.90.
(15)	The amount shown is the closing market price on February 25, 2010, the day the options were originally granted. The award was modified on May 19, 2014 in connection with Mr. Horn’s retirement as described on page 56 in the 2015 Compensation Decisions section. The closing price on that date was $32.90.
(16)	The amount shown is the closing market price on February 24, 2009, the day the options were originally granted. The award was modified on May 19, 2014 in connection with Mr. Horn’s retirement as described on page 56 in the 2015 Compensation Decisions section. The closing price on that date was $32.90.
(17)	The amount shown is the closing market price on February 21, 2008, the day the options were originally granted. The award was modified on May 19, 2014 in connection with Mr. Horn’s retirement as described on page 56 in the 2015 Compensation Decisions section. The closing price on that date was $32.90.
(18)	As noted above, the grant date fair value of performance share units (PSUs) granted on February 25, 2014, which was calculated in accordance with ASC 718 using a Monte Carlo simulation based on historical volatility, risk-free rates of interest and pairwise correlation coefficients as of February 25, 2014. The Monte Carlo valuation per share was $34.84.
(19)	The amount shown represents the unvested restricted stock units held by Mr. Horn from the February 25, 2014 grant that accelerated vesting as of the May 19, 2014 modification date. These units were valued using a share price of $32.90, the closing price on May 19, 2014.
(20)	The grant date fair value of the PSUs that were modified on May 19, 2014 in connection with Mr. Horn’s retirement were calculated in accordance with ASC 718 using a Monte Carlo simulation based on historical volatility, risk-free rates of interest and pairwise correlation coefficients as of May 19, 2014. The Monte Carlo valuation per share was $32.92.
(21)	The amount shown represents the unvested restricted stock units held by Mr. Horn from the February 20, 2013 grant that were modified on May 19, 2014. These units were valued at $32.90, the closing price on May 19, 2014.
(22)	The incremental fair value was determined by taking the difference between the fair value of the options immediately prior to the modification and the fair value of the modified award. The post-modification assumptions used in the Black-Scholes valuation model were outlined in footnotes (6) through (11) above. The following assumptions were used in the Black-Scholes valuation model to calculate the fair value of each of these options immediately prior to the modification:
(a)	Expected volatility of 21%, based on our historical daily stock prices;
(b)	Expected life of 1.1 years, which equals the maximum term;
(c)	Expected dividend yield of 1.78%, based on the dividend rate; and
(d)	Risk-free rate of 0.12%, based on the yield of treasury bonds.
(23)	These amounts represent Mr. Horn’s outstanding options as of the modification date multiplied by the fair value or incremental fair value associated with the grant modification, as disclosed in footnote (6) above.
(24)	These amounts represent Mr. Horn’s outstanding options as of the modification date multiplied by the incremental fair value associated with the grant modification, as disclosed in the footnotes above.

2015 PROXY STATEMENT	69

COMPENSATION TABLES

2014 Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6)
(# Exercisable)	(# Unexercisable)		(#)	($)		(#)	($)	(#)	($)
Mr. Watjen
-	-		-	-	-	246,590	8,601,059	206,021	7,186,012
239,796	-		-	11.370	2/24/17	-	-	-	-
153,927	-		-	20.780	2/25/18	-	-	-	-
123,682	-		-	26.290	2/22/19	-	-	-	-
119,291	59,646	(1)		23.350	2/21/20	-	-	-	-
Mr. McKenney
-	-		-	-	-	86,139	3,004,528	12,579	438,756
26,048	-		-	26.290	2/22/19	-	-	-	-
22,846	11,424	(1)	-	23.350	2/21/20	-	-	-	-
13,253	26,507	(2)	-	24.250	2/20/21	-	-	-	-
Ms. Farrell
-	-		-	-	-	27,739	967,536	3,342	116,569
-	-		-	-	-	-	-	-	-
-	-		-	-	-	-	-	-	-
-	-		-	-	-	-	-	-	-
Mr. Simonds
-	-		-	-	-	28,030	977,686	4,548	158,634
-	-		-	-	-	-	-	-	-
-	-		-	-	-	-	-	-	-
-	-		-	-	-	-	-	-	-
Mr. Horn
-	-		-	-	-	27,208	949,015	4,118	143,636
29,623	-		-	23.740	2/21/16	-	-	-	-
33,624	-		-	11.370	2/24/17	-	-	-	-
15,895	-		-	20.780	2/25/18	-	-	-	-
11,035	-		-	26.290	2/22/19	-	-	-	-
8,794	4,397	(1)	-	23.350	2/21/20	-	-	-	-
3,591	7,184	(3)	-	24.250	3/31/20	-	-	-	-
Mr. McCarthy
-	-		-	-	-	-	-	11,793	411,340
10,468	-		-	23.350	3/31/19	-	-	-	-
24,917	-		-	24.250	3/31/19	-	-	-	-

70	2015 PROXY STATEMENT

COMPENSATION TABLES

(1)	These options vested on February 21, 2015.
(2)	These options will vest on February 20, 2016.
(3)	These options vested on March 31, 2015, Mr. Horn’s retirement date.
(4)	The amounts in this column represent the aggregate value of performance-based restricted stock units (including dividend equivalents) shown in the “Number of Shares or Units of Stock That Have Not Vested” column based on the closing price of $34.88 on December 31, 2014, the last trading day of the year.
(5)	This column reflects the outstanding number of PSUs that would be received by each NEO at target for the 2013 and 2014 grants. These PSU awards were granted on February 21, 2013 (to Mr. Watjen only) and February 25, 2014 (all NEOs), respectively. They vest on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(f)(2), the values for this award in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns are reported at target levels, as the company’s ranked average performance for 2013 and 2014 relative to the applicable peer group exceed the threshold. The company’s ranked average performance for 2015 (for the 2013 grant) and for 2016 (for the 2013 grant and the 2014 grant) relative to the applicable index was not determinable as of the date of filing of this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the complete 2013-2015 and 2014-2016 performance periods, respectively, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.
(6)	The amounts in this column represent the aggregate value of PSUs (including dividend equivalents) shown in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column based on the closing price of $34.88 on December 31, 2014, the last trading day of the year.

Vesting Schedule for Unvested Restricted Stock Units

		Number of Restricted Shares/Units Vesting(1)
Vesting Date	Grant Date	Mr. Watjen(2)	Mr. McKenney	Ms. Farrell	Mr. Simonds	Mr. Horn(3)	Mr. McCarthy(4)

February 20, 2015	2/20/13	-	16,542	6,022	4,755	4,483	-

February 21, 2015	2/21/12	79,623	15,247	5,644	4,853	5,869	-

February 21, 2015	2/21/13	39,307	-	-	-	-	-

February 25, 2015	2/25/14	29,448	12,579	3,341	4,548	4,118	-

February 20, 2016	2/20/13	-	16,613	6,048	4,777	4,502	-

February 21, 2016	2/21/13	39,305	-	-	-	-	-

February 25, 2016	2/25/14	29,448	12,579	3,342	4,548	4,118	-

February 25, 2017	2/25/14	29,459	12,579	3,342	4,549	4,118	-

Total		246,590	86,139	27,739	28,030	27,208	-

(1)	These performance-based restricted stock units include dividend equivalents earned through December 31, 2014.
(2)	Mr. Watjen’s performance-based restricted stock units (PBRSUs) are no longer subject to the risk of forfeiture because he meets the age and years of service requirement for retirement eligibility.
(3)	On May 19, 2014 the Committee determined that Mr. Horn’s retirement on March 31, 2015 would be a qualifying retirement for purposes of his outstanding PBRSUs. In accordance with Instruction 2 to Item 402(f)(2), the vesting pattern shown in this table is as of December 31, 2014. However, as a result of Mr. Horn’s retirement on March 31, 2015, all of the PBRSUs shown in this table vested as of that date and will be distributed to him in accordance with Section 409A of the Code.
(4)	Mr. McCarthy’s performance-based restricted stock unit grants are no longer subject to the risk of forfeiture because he met the age and years of service requirement for retirement eligibility on March 31, 2014, the date of his retirement. These grants vested immediately upon his retirement. His performance-based restricted stock units were distributed to him in accordance with Section 409A of the Code.

2015 PROXY STATEMENT	71

COMPENSATION TABLES

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards(3)
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(4) (#)	Value Realized on Vesting(5) ($)

Mr. Watjen	331,519	3,231,449	174,915	$5,868,400

Mr. McKenney	26,963	352,054	43,482	1,459,139

Ms. Farrell	-	-	17,338	577,772

Mr. Simonds	-	-	12,018	403,304

Mr. Horn	-	-	15,365	515,585

Mr. McCarthy(6)	31,130	295,768	120,710	4,116,627

(1)	A portion of the underlying shares were withheld to cover taxes due upon exercise.
(2)	The amount is calculated as the number of shares acquired multiplied by the market price at the point of exercise less the option exercise/strike price.
(3)	Reflects the performance-based restricted stock units that vested during 2014.
(4)	Includes the total number of unrestricted shares acquired upon the vesting of performance-based restricted stock units. A portion of these shares were withheld to cover taxes due upon vesting.
(5)	The amount calculated includes performance-based restricted stock units acquired multiplied by the closing price on the vesting date.
(6)	Mr. McCarthy’s vesting includes both normal, ratable, vesting in February as well as accelerated vesting as a result of his retirement.

72	2015 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

POST-EMPLOYMENT COMPENSATION

Pension Benefits

The Unum Group Pension Plan, the Unum Group Supplemental Pension Plan and the Unum Group Senior Executive Retirement Plan (SERP) were frozen on December 31, 2013. Benefits earned under these plans have been determined based on service and eligible earnings through December 31, 2013. NEOs hired prior to this date participated in both the Unum Group Pension and Supplemental Pension Plans, and Mr. Watjen also participated in the Unum Group SERP. Any benefits earned before the freeze will be paid to executives under the terms of the plans as the employees terminate employment or retire.

FROZEN DEFINED BENEFIT PLANS

Unum Group Pension Plan (Qualified Plan)

Provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Qualified Plan was designed to provide tax-qualified pension benefits for most employees. On June 12, 2013 the Human Capital Committee approved a change to the terms of the Qualified Plan to freeze the further accrual of retirement benefits provided to employees on December 31, 2013.

Unum Group Supplemental Pension Plan (Excess Plan)

Provides unfunded, non-qualified benefits for compensation that exceeds the Code limits in the Qualified Plan. On June 12, 2013 the Human Capital Committee approved a change to the terms of the Excess Plan to freeze the further accrual of retirement benefits provided to employees on December 31, 2013.

Unum Group Senior Executive Retirement Plan (SERP)

Mr. Watjen is the only active employee in the Senior Executive Retirement Plan (“SERP”). This plan provides unfunded, non-qualified benefits that are offset by benefits under the Qualified Plan and the Excess Plan. The SERP supplements the pension benefits that are provided under Qualified and Excess Plans (as outlined above), and in connection with the freezing of those plans, Mr. Watjen requested similar changes to his retirement benefit under the Unum Group SERP. On December 12, 2013 the Human Capital Committee approved amendments to Mr. Watjen’s employment agreement, including freezing the further accrual of his retirement benefit under the SERP on December 31, 2013.

Plan Descriptions

Following are details of how each of the frozen plan benefits are calculated. These formulas incorporate base pay received in each plan year during which the employee accrued credited service through December 31, 2013 and payments received from the regular annual incentive plan and any field or sales compensation plans through that date. Not included are other bonuses, long-term incentive awards, commissions, prizes, awards or allowances for incidentals.

2015 PROXY STATEMENT	73

POST-EMPLOYMENT COMPENSATION

Qualified Plan

In calculating the basic pension benefits in our Qualified Plan, three criteria are used:

FROZEN QUALIFIED PLAN CRITERIA

Credited service

A measure of the time individuals are employed at the company. One year of credited service is granted for each plan year in which 1,000 hours of employment are completed. No additional credited service will accrue to any participant after December 31, 2013.

Highest average earnings

The average of the highest 5 years of compensation (whether or not consecutive) during the earlier of the last 10 years of employment or as of the date the plan was frozen on December 31, 2013.

Social Security covered compensation

The average of the taxable wage bases in effect for each calendar year during the 35-year period ending when the plan was frozen on the last day of the calendar 2013 year.

The basic benefit is provided as an annual single life annuity and is calculated as follows:

(1)	Can range from 3%, if the sum of an employee’s age and years of credited service is less than 30, to 8%, if the sum equals or exceeds 95.
(2)	Equal to 9.0 for retirement at age 65 and increased by 0.2 for each whole year retirement occurs prior to age 65.

All frozen pension benefits are indexed on the first day of each plan year following December 31, 2013 using the National Average Wage rate of increase published by the Social Security Administration in the preceding year (minimum of 2.75% and maximum of 5%).

Benefits provided under the frozen Qualified Plan are based on pensionable earnings through December 31, 2013 up to the 2013 compensation limit of $255,000 under the Internal Revenue Code. In addition, benefits may not exceed $210,000 (payable as a single life annuity beginning at any age from 62 through Social Security Normal Retirement Age) under the Internal Revenue Code.

Excess Plan

As described above in the Frozen Defined Benefits Table, the Excess Plan disregards the annual benefit limit under Section 415 of the Code. The Excess Plan takes into account pension benefits outside of the current Qualified Plan and is calculated as follows:

74	2015 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

SERP

The SERP is provided as a single life annuity beginning on the first day of the month following retirement. The benefit is calculated as follows:

Mr. Watjen is the only NEO covered under the SERP.

Retirement Age

Participants in the pension plans outlined above are eligible to retire as early as age 55. Under the Qualified and Excess Plans, participants may retire early at age 55 with 5 years of vesting service. However, if a participant begins receiving a benefit prior to the normal retirement age of 65, the normal retirement benefit will be reduced based on the applicable early reduction factors defined in the plan.

Under the SERP, Mr. Watjen is eligible for an unreduced pension at age 60, his current age, and the amount of his unreduced pension is shown in the Pension Benefits table on the following page.

2015 PROXY STATEMENT	75

POST-EMPLOYMENT COMPENSATION

Current Value of Pension Benefits

Pension benefits payable to each NEO are summarized in the following table:

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(2)(3)	Payments During Last Fiscal Year ($)
Mr. Watjen(1)	Qualified	19.50	665,000	$ –

	Excess	19.50	8,678,000	–

	SERP	19.50	12,271,000	–

Mr. McKenney	Qualified	4.42	87,000	–

	Excess	4.42	474,000	–

Ms. Farrell	Qualified	3.00	91,000	–

	Excess	3.00	222,000	–

Mr. Simonds	Qualified	16.25	424,000	–

	Excess	16.25	563,000	–

Mr. Horn	Qualified	10.00	341,000	–

	Excess	10.00	939,000	–

Mr. McCarthy	Qualified	35.00	1,405,000	61,252

	Excess	35.00	6,783,000	307,104

(1)	Assumes retirement at unreduced retirement age of 65 for the Qualified and Excess plans and age 60 for Mr. Watjen under the SERP.

(2)	The “Present Value of Accumulated Benefits” is based upon a measurement date of December 31, 2014, which is the same measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 9 to the Consolidated Financial Statements contained in the Company’s 2014 Annual Report on Form 10-K.

(3)	The “Present Value of Accumulated Benefits” is based upon a measurement date of December 31, 2014. Accordingly, all calculations utilize credited service and Pensionable Earnings as of the same date in addition to the following assumptions:

Retirement Age	Assumes age 65 except where noted for Mr. Watjen in footnote (1).
Discount Rate	4.4%
Salary Increase Rate	Not Applicable
Social Security Indexing Rate	3.5% to index the Qualified and Excess Plan benefits from the measurement date to commencement date.
Pension Increase Rate	Not Applicable
Pre-Retirement Decrements	None
Post-Retirement Mortality Table	RP-2014 fully generational two-dimensional mortality table projected 5 years past the measurement date with Projection Scale BB.

Lump sum distributions are available under the plan only to vested employees who have a present value of future pension benefits of $10,000 or less. None of the NEOs are eligible for lump sum distributions from the Qualified or Excess Plans, or the SERP. Based on current benefit levels, pension payouts for NEOs will be paid in the form of a monthly annuity.

76	2015 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

Nonqualified Deferred Compensation

We have a nonqualified defined contribution plan that allows for deferrals of compensation by our NEOs. The other two nonqualified plans that allowed for deferrals of compensation are inactive plans originally maintained by a predecessor company and in which Mr. McCarthy is the only NEO participant. The last year that compensation deferrals occurred under these inactive plans was 2000.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY $(3)	Registrant Contributions in Last FY $(4)	Aggregate Earnings in Last FY $(5)	Aggregate Withdrawals/ Distributions $(0)	Aggregate Balance at Last FYE $(6)

Mr. Watjen	Nonqualified DC	742,999	428,283	43,912	–	1,215,193

Mr. McKenney	Nonqualified DC	39,451	99,839	5,502	–	144,792

Ms. Farrell	Nonqualified DC	32,199	56,061	3,510	–	91,769

Mr. Simonds	Nonqualified DC	24,380	52,371	1,247	–	77,998

Mr. Horn	Nonqualified DC	–	82,779	2,592	–	85,371

Mr. McCarthy(1)	Inactive NQ Plans	–	–	7,970	–	182,963

	Equity(2)	–	2,803,519	-48,724	-2,754,795	—

	Nonqualified DC	11,994	106,555	3,621	-23,336	98,833

(1)	Mr. McCarthy has balances under two inactive deferred compensation plans. The first inactive plan (the former UNUM Corporation Deferred Compensation Plan) earned interest at a rate of 6.5%. The interest rate for this plan is set once each year at the rate which is equivalent to the interest rate Unum receives on the Unum America Consolidated Portfolio (consisting of bonds, commercial mortgage loans and preferred stocks). The amount of above-market interest that exceeds 120% of the rate prescribed under section 1274(d) of the Internal Revenue Code has been included in the Change in Pension Value & Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table on page 64. The second inactive plan (a non-qualified 401(k) plan) includes 100% Unum stock to be paid out in cash. The change in market value and dividends earned is included in the Aggregate Earnings in Last Fiscal Year (FY) amount. The value of the balance is included in the Aggregate Balance at Last Fiscal Year End (FYE) amounts.

(2)	These amounts represent Mr. McCarthy’s unvested RSUs at his March 31, 2014 retirement date, which were subject to Code Section 409A’s settlement restrictions, and the value of the unvested RSUs as of September 30, 2014, the conclusion of the 409A restricted period. The balance is subject to earnings (losses) through the movement of our stock, as well as dividends provided, during that period. These amounts are not reported in the Summary Compensation Table.

(3)	These amounts are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2014 for each NEO.

(4)	These amounts represent nonqualified company contributions through our DC and Transition Plans. The amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2014 for each NEO.

(5)	These amounts were not included in the Summary Compensation Table because investment earnings were not preferential or above market. The investment options under the nonqualified retirement plans are the same choices available to all employees that are eligible to participate in the qualified plan and NEOs do not receive preferential earnings on their investments.

(6)	As 2014 is the first year of the DC and Transition Plans, none of these amounts were included in the Summary Compensation Table in prior years.

2015 PROXY STATEMENT	77

POST-EMPLOYMENT COMPENSATION

Other Post-Employment Payments

The discussion below outlines estimated benefits payable to our NEOs under various termination scenarios as of December 31, 2014.

Some benefits changed in early 2015 based on the transition of leadership. Post-employment benefits after December 31, 2014 are described in the Compensation Contracts and Agreements section beginning on page 59.

The following terminology will be used throughout the discussion of the various termination scenarios:

TERMINATION DEFINITIONS

Termination with cause

One of the following factors is present: the failure to substantially perform duties; the willful engagement in illegal conduct or gross misconduct harmful to the company; or the conviction of a felony (or plea of “guilty” or “no contest”).

Termination without cause

One of the following factors is present: poor performance, other than for misconduct or cause (as defined above); job elimination; job requalification; or the decision to fill the position with a different resource consistent with the direction of the company.

Resignation for good reason

One or more of the following events have preceded the resignation of the named executive officer: assignment to a position inconsistent with his or her existing position or any other action that diminishes such position; reduction of his base salary or annual incentive target; failure to continue any material employee benefit or compensation plan in which he or she participates; relocation to an office more than 50 miles from his or her location, with the exception of Mr. Watjen whose contract stipulates more than 35 miles.

Change in control

A change in control occurs when one of the following situations exists: (a) the incumbent directors cease to be a majority for two years; (b) an entity acquires 20% of our voting stock (30% in some instances); (c) we consummate certain transactions such as a merger or disposition of substantially all of our assets; or (d) shareholders approve a plan of liquidation or distribution.

In the event of any termination of employment, all named executive officers would receive benefits to which they are entitled, including unpaid base salary through the date of termination, accrued vacation, and accrued benefits under the retirement plan.

Terminations Related to a Change in Control

As outlined in the Compensation Contracts and Agreements section on page 59, Mr. Watjen has an employment agreement that specifically addresses post-employment payments, including a change in control. The remaining NEOs are covered by change- in control severance agreements. In the event of termination upon the occurrence of a change in control, NEOs would receive the following benefits:

—	Three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination for Mr. Watjen; two times base salary and annual incentive (the greater of the current year target or the prior year annual incentive paid) for the remaining NEOs;

—	Prorated annual incentive through the date of termination of employment;

—	Health and welfare benefits for up to three years for Mr. Watjen and up to two years for the remaining NEOs;

—	Payment of all deferred compensation;

—	Outplacement services (20% of base salary, maximum of $50,000);

—	Vesting of equity awards as follows:

78	2015 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

¡	Grants of performance-based restricted stock units and stock option awards made before December 14, 2011 would vest upon the occurrence of a change in control. A change in control would not trigger the vesting of grants made on or after this date unless a termination of employment for death, disability, involuntary (without cause), or good reason were to occur within two years of the change in control. Upon termination, the stock options would remain exercisable until the earlier of the expiration date or the 90th day after termination of employment. For Messrs. Watjen and McCarthy, who are retirement eligible under the plan, the options would remain exercisable until the earlier of the expiration date or the fifth anniversary of such termination;

—	Grants of performance share units would be deemed earned at target performance and be settled at the earlier of the end of the performance period or a termination of employment due to death, disability, or retirement, by the company without cause or by the executive for good reason within two years after the change in control; and

—	In the event of a change in control and termination, NEOs other than Messrs. Watjen and Simonds and Ms. Farrell may receive a reimbursement for any excise tax owed. If a reduction in the payments by no more than 10% would result in no excise tax being owed, the reduction will occur.

¡	For Messrs. Watjen and Simonds and Ms. Farrell, the change in control payments would be reduced if such reduction would result in greater after-tax proceeds to the executive absent such a reduction. Otherwise, the executive officer receives payment of all change in control benefits and is responsible for paying any excise tax imposed on the payment.

Terminations Not Related to a Change in Control

There are instances in which an NEO’s employment may be terminated that do not involve a change in control. The company may terminate for cause or without cause. Additionally, termination of employment may occur upon an NEO’s voluntary resignation, retirement, death, or becoming disabled.

In the event of the death, disability or retirement (if eligible) of an NEO, all of the NEO’s unvested performance-based restricted stock units and stock options would vest and the stock options would remain exercisable until the earlier of the expiration date or, as applicable, the third anniversary of the date of death or the fifth anniversary of the date of retirement. At December 31, 2014, Mr. Watjen’s unvested performance share units would vest on a prorated basis based upon the actual performance at the end of the three-year performance cycle. Mr. Watjen was eligible for retirement under the terms of the Stock Incentive Plans of 2007 and 2012 and his award agreements. However, to the extent necessary to avoid the imposition of penalty taxes under Internal Revenue Code Section 409A, stock would not be distributed until at least six months after the date of termination.

NEOs receive additional benefits depending upon the termination scenario as outlined in the table below:

2015 PROXY STATEMENT	79

POST-EMPLOYMENT COMPENSATION

TERMINATION BENEFITS RECEIVED BY CEO AND NEOs UNDER NON-CHANGE IN CONTROL SCENARIOS

Benefits Received	Termination for Cause or Voluntary Resignation	Termination Without Cause or Resignation with Good Reason*	Disability	Death	Retirement
Severance (1)		CEO, NEOs

Prorated Annual Incentive (2)		CEO	CEO, NEOs	CEO, NEOs	CEO, NEOs

Early Vesting of Equity (3)		CEO	CEO, NEOs	CEO, NEOs	If Retirement Eligible

Benefit Continuation (4)		CEO

Outplacement Services (5)		CEO, NEOs

Disability Benefits (6)			CEO, NEOs

Group Life Ins. Benefits (7)				CEO, NEOs

Corporate Owned Life Ins. (7)				CEO, NEOs

*	Mr. Watjen is the only NEO entitled to benefits in the event of a resignation for good reason absent a change in control.

(1)	If Mr. Watjen is terminated without cause or resigns with good reason, he will receive severance of two times the sum of his annual base salary and the average annual incentive paid to him in the two years prior to the date of termination. Other NEOs who are terminated without cause will receive eighteen months of base salary. See the following table for termination benefits related to a change in control.

(2)	Annual incentive will be prorated based on the date of termination of employment. For all NEOs other than Mr. Watjen, the NEO will be eligible for prorated annual incentive in the event of death, disability or retirement only if such termination occurs on or after the last business day in March.

(3)	If Mr. Watjen is terminated without cause or resigns with good reason, his unvested equity awards, with the exception of his performance share units, will accelerate vesting due to his eligibility for retirement under the terms of the award agreements. In the event of his death, disability or retirement or if he is terminated without cause or resigns for good reason, Mr. Watjen would be eligible to receive a prorated portion of the performance share units based on actual performance at the end of the three-year performance cycle. For the remaining NEOs, absent a change in control their unvested equity will accelerate only in the event of death, disability or retirement (if eligible).

(4)	If Mr. Watjen is terminated without cause or resigns with good reason, he will receive health and welfare benefits for up to 2 years.

(5)	Outplacement services are equal to 20% of base salary (maximum of $50,000).

(6)	Monthly benefits from the company’s long-term disability plan until the earlier of age 65 or death.

(7)	Group life insurance benefits are $50,000 for each full-time employee; Corporate owned life insurance benefits as applicable (if Mr. Watjen is an active employee on the date of his death, his beneficiaries as defined in the policy will receive $200,000).

Termination Payments

Termination payments are provided to NEOs as outlined in the following table and vary with the circumstances under which the termination occurs. In the event of termination as a result of death, payments will be made to the named executive officer’s beneficiary.

Consistent with SEC requirements, all termination scenarios in the table assume a termination date of December 31, 2014. Accordingly, all calculations in the table on the following page were made using the closing market price of our common stock as of that date ($34.88 per share). Mr. McCarthy, who retired during 2014, has been excluded from the table because he retired prior to December 31, 2014. Other exclusions are amounts received as an annuity under our retirement plans and the “in-the-money” value of vested unexercised stock options held by NEOs since these amounts are not impacted by a termination. The amounts shown in the table also do not include distributions of plan balances under a nonqualified deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation table on page 14.

80	2015 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

The amounts in the following table are hypothetical based on the rules of the SEC. Actual payments depend on the circumstances and timing of any termination. The information provided in this table constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

TERMINATION TABLE

Termination Scenario	Mr. Watjen	Mr. McKenney	Ms. Farrell	Mr. Simonds	Mr. Horn(7)
Termination for Cause or Voluntary Resignation
Total	$-	$-	$-	$-
Termination Without Cause or Resignation with Good Reason (CEO)
Severance	$6,053,564	$1,072,500	$653,438	$787,500
Prorated Annual Incentive	1,876,782	-	-	-
Early Vesting of Equity(1)	9,288,812	-	-	-
Benefit Continuation	72,031	-	-	-
Outplacement Services	50,000	50,000	50,000	50,000
DC Enhancement	-	-	-	-
Total	$17,341,189	$1,122,500	$703,438	$837,500
Disability
Prorated Annual Incentive	$1,876,782	$880,531	$520,543	$545,838
Early Vesting of Equity(1)(2)	9,288,812	3,418,050	967,501	977,721
Disability Benefits	124,070	387,331	246,725	447,848
Total	$11,289,664	$4,685,912	$1,734,769	$1,971,407
Death
Prorated Annual Incentive	$1,876,782	$880,531	$520,543	$545,838
Early Vesting of Equity(1)(2)	9,288,812	3,418,050	967,501	977,721
Group Life Ins. Benefits	50,000	50,000	50,000	50,000
Corporate Owned Life Ins.	200,000	-	-	-
Total	$11,415,594	$4,348,581	$1,538,044	$1,573,559
Termination Related to a Change in Control
Severance	$9,080,346	$3,209,106	$1,993,094	$1,995,000
Prorated Annual Incentive	1,876,782	715,000	522,750	472,500
Early Vesting of Equity	16,474,823	3,856,817	1,084,056	1,136,369
Benefit Continuation	108,046	68,750	53,116	74,035
Outplacement Services	50,000	50,000	50,000	50,000
DC Enhancement(3)	-	144,000	90,000	79,000
Estimated Tax Gross Up(4)	-	-	-	-
Total	$27,589,997	$8,043,673	$3,793,016	$3,806,904
Retirement
Prorated Annual Incentive(5)	$1,876,782	-	-	-	$525,112
Early Vesting of Equity(1)(2)(6)	9,288,812	-	-	-	1,076,113
Total	$11,165,594	$0	$0	$0	$1,601,225

2015 PROXY STATEMENT	81

POST-EMPLOYMENT COMPENSATION

(1)	In the event of job elimination, the prorated early vesting of equity awards would be as follows: Mr. McKenney $2,055,618, Ms. Farrell $656,093 and Mr. Simonds $685,392. These NEOs would also be eligible to receive a prorated portion of their unvested PSUs based in the event of job elimination. The prorated amount would be calculated based on their termination date and the vesting of those units would be based on achievement of the prospective 3 year goals, modified by total shareholder return. Assuming a job elimination date of December 31, 2014, the prorated number of units that each NEO would be eligible to receive would be as follows: Mr. McKenney 4,193.11, Ms. Farrell 1,113.86 and Mr. Simonds 1,516.13.

(2)	The PSUs granted in 2013 (Mr. Watjen only) would be prorated and the PSUs granted in 2014 (all NEOs) may be fully earned, in the event of disability, death or retirement, in each case as specified in the respective grant agreements based on the satisfaction of the performance goals. In each of these scenarios the awards would not be payable until the end of the applicable performance period and therefore, have not been included in the amounts reported in the termination table.

(3)	Defined Contribution (DC) enhancement is a lump sum payment representing the amount resulting from multiplying the Company’s core DC and transition contribution, if eligible, rates times two additional years of eligible earnings for Messrs. McKenney, Simonds and Ms. Farrell.

(4)	In the event of termination following a change in control, Messrs. McKenney and Horn are eligible for a gross-up payment for any excise taxes due under sections 280G and 4999 of the Internal Revenue Code, as amended. For Messrs. Watjen and Simonds and Ms. Farrell, in the event that a change in control payments trigger an excise tax, the payments would be reduced to avoid such excise tax if such reduction would result in greater after-tax proceeds to the executive absent such a reduction. Otherwise, the executive officer receives payment of all change in control benefits and is responsible for paying any excise tax imposed on the payment.

(5)	Messrs. Watjen and Horn are eligible for retirement status under the terms of Mr. Watjen’s employment agreement and the Annual Incentive Plan. Therefore, they would be eligible for a prorated annual incentive in the event of retirement. Messrs. McKenney and Simonds as well as Ms. Farrell do not meet the eligibility criteria as of December 31, 2014.

(6)	Mr. Watjen has the age and service to be eligible for retirement under the terms of the Stock Incentive Plan of 2007 and the Stock Incentive Plan of 2012 and therefore would be entitled to the accelerated vesting of equity in the event of retirement. As described in our May 20, 2014 8-K filing, the Committee considered Mr. Horn’s contributions to the company and granted him retirement status, therefore was entitled to the accelerated vesting of equity at the time of his retirement, which occurred in the first quarter of 2015. Messrs. McKenney and Simonds and Ms. Farrell did not meet the eligibility criteria as of December 31, 2014. The amounts shown in the table represent the value of the shares at a market price of $34.88, the closing price of our stock on the last trading day of the year.

(7)	We are only including the retirement amounts for Mr. Horn due to his retirement on March 31, 2015. As previously noted the amounts in the table are as of December 31, 2014. As such, the actual early vesting of Mr. Horn’s equity at retirement differed from the amounts shown above.

82	2015 PROXY STATEMENT

OWNERSHIP OF COMPANY SECURITIES

OWNERSHIP OF COMPANY SECURITIES

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2015, by each director and each named executive officer and by all directors and executive officers as a group. The table and related footnotes also include information about stock options, deferred share rights and restricted stock units credited to the accounts of directors and executive officers under various compensation and benefit plans. Based upon the representations made by each director and executive officer, we do not believe that any shares held by them are pledged as security. Except as otherwise indicated below, the beneficial owners have sole voting and investment power with respect to the shares beneficially owned.

BENEFICIAL OWNERSHIP OF COMMON STOCK	(as of March 15, 2015)

Name	Shares of Common Stock(1)	Shares Subject to Exercisable Options(2)	Shares Subject to Settleable Rights or Units(3)(4)(5)	Total Shares Beneficially Owned	Percent of Class
Theodore H. Bunting, Jr.	16	-	1,932	1,949	*

E. Michael Caulfield	13,767	-	31,151	44,918	*

Cynthia L. Egan	-	-	-	-	*

Pamela H. Godwin	17,056	-	12,445	29,051	*

Ronald E. Goldsberry	9,010	-	7,557	16,567	*

Kevin T. Kabat	21,038	-	5,678	26,717	*

Timothy F. Keaney	271	-	12,319	12,591	*

Thomas Kinser	-	-	49,792	49,792	*

Gloria C. Larson	589	-	63,256	63,845	*

A.S. (Pat) MacMillan, Jr.	2,832	-	15,100	17,932	*

Edward J. Muhl	29,975	-	4,319	34,294	*

Ronald P. O’Hanley	-	-	672	672	*

William J. Ryan	28,134	-	17,599	45,733	*

Thomas R. Watjen	302,047	696,342	93,358	1,091,748	*

Richard P. McKenney	105,971	86,824	-	192,795	*

Breege A. Farrell	35,054	-	-	35,054	*

Michael Q. Simonds	25,565	-	-	25,565	*

Randall C. Horn	71,707	114,143	12,822	198,673	*

Kevin P. McCarthy	140,822	35,385	-	176,207	*
All directors and executive officers as a group (23 persons)	736,852	948,832	332,858	1,904,399	*

(1)	Includes shares credited to the accounts of certain executive officers, including Mr. Watjen – 13,620 shares, under the company’s 401(k) plan. Does not include shares credited to the accounts of certain executive officers under an inactive non-qualified 401(k) plan because, though measured in share value, they will be settled only in cash. For Mr. Muhl, all 29,975 shares are held by a family trust for which he shares voting and investment power.

(2)	Represents the number of shares underlying stock options that may be exercised within 60 days after March 15, 2015. For Mr. Watjen the amount includes shares underlying unvested stock options that would vest upon retirement because he meets certain age and years of service requirements.

2015 PROXY STATEMENT	83

OWNERSHIP OF COMPANY SECURITIES

(3)	Represents the number of shares underlying deferred share rights and restricted stock units payable solely in shares (including dividend equivalent rights accrued on such rights or units) that may be settled within 60 days after March 15, 2015, including deferred share rights and restricted stock units that may be settled upon the termination of a director’s service on the Board. For each non-employee director other than Ms. Egan and Messrs. Bunting, Keaney and O’Hanley, the amount includes shares underlying unvested restricted stock units that would vest upon retirement because the director meets a certain years of service requirement. Does not include 9,280 shares credited to the account of Dr. Goldsberry in respect of deferred share rights under the UNUM Corporation Director Deferred Compensation Plan because, though measured in share value, they will be settled only in cash. Also does not include shares underlying restricted stock units (including dividend equivalent rights accrued thereon) that will not vest or cannot be settled within 60 days after March 15, 2015 or that are payable only in cash.

(4)	As of March 15, 2015, the total number of shares underlying deferred share rights (including dividend equivalent rights accrued thereon) held by our non-employee directors, including those rights which cannot be settled in shares or within 60 days after March 15, 2015 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Bunting	-	Dr. Goldsberry(a)	12,518	Ms. Larson	38,284
Mr. Caulfield	13,508	Mr. Kabat	9,296	Mr. MacMillan	-
Ms. Egan	-	Mr. Keaney	3,238	Mr. Muhl	-
Ms. Godwin	13,804	Mr. Kinser	24,409	Mr. O’Hanley	672
				Mr. Ryan	9,928

(a)	Includes 9,280 shares credited to the account of Dr. Goldsberry in respect of cash-settled deferred share rights, as described in footnote (3) above.

(5)	As of March 15, 2015, the total number of shares underlying restricted stock units (including dividend equivalent rights accrued thereon) held by our directors and executive officers, including those units which will not vest, or be settleable in shares, within 60 days after March 15, 2015 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Bunting	6,251	Mr. Keaney	13,400	Mr. Watjen(a)	186,717
Mr. Caulfield	17,543	Mr. Kinser	28,324	Mr. McKenney	86,069
Ms. Egan	3,378	Ms. Larson	24,972	Ms. Farrell	19,214
Ms. Godwin	22,224	Mr. MacMillan	15,100	Mr. Simonds	27,829
Dr. Goldsberry	4,319	Mr. Muhl	4,319	Mr. Horn	12,822
Mr. Kabat	15,100	Mr. O’Hanley	1,041	Mr. McCarthy	-
		Mr. Ryan	7,671	All directors and executive officers as a group(a)	588,183
(a)	Includes 123,295 shares underlying unvested cash-settled restricted stock units (including dividend equivalent rights accrued thereon) that have been granted to Mr. Watjen.

84	2015 PROXY STATEMENT

OWNERSHIP OF COMPANY SECURITIES

Security Ownership of Certain Shareholders

Detailed information about the shareholders known to us to beneficially own more than 5% of our common stock can be found in the table below, including beneficial ownership based on sole and/or shared voting power and investment (dispositive) power. Information is given as of the dates noted in the footnotes below.

  BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Outstanding
FMR LLC(1) 245 Summer Street Boston, MA 02210	22,653,883	8.99%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	18,753,981	7.44%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	14,749,026	5.90%
Hotchkis and Wiley Capital Management, LLC(4) 725 S. Figueroa Street 39th Floor Los Angeles, CA 90017	13,227,968	5.25%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	12,719,499	5.00%

(1)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC on February 13, 2015, which reflects beneficial ownership as of December 31, 2014. FMR LLC reported that, in its capacity as a parent holding company, it had sole voting power with respect to 779,755 shares of our common stock, sole dispositive power with respect to 22,653,883 shares of our common stock, and shared voting and dispositive power with respect to none of our shares. The Schedule 13G/A includes shares beneficially owned by subsidiaries controlled by or through FMR LLC, Edward C. Johnson 3d, Chairman of FMR LLC, and/or members of the family of Edward C. Johnson 3d.

(2)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 11, 2015, which reflects beneficial ownership as of December 31, 2014. The Vanguard Group, Inc. reported that, in its capacity as investment adviser, it had sole voting power with respect to 441,293 shares of our common stock, shared voting power with respect to none of our shares, sole dispositive power with respect to 18,337,288 shares of our common stock, and shared dispositive power with respect to 416,693 shares of our common stock.

(3)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on February 6, 2015, which reflects beneficial ownership as of December 31, 2014. BlackRock, Inc. reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had sole voting power with respect to 12,404,081 shares of our common stock, sole dispositive power with respect to 14,749,026 shares of our common stock, and shared voting and dispositive power with respect to none of our shares.

(4)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission by Hotchkis and Wiley Capital Management, LLC on February 13, 2015, which reflects beneficial ownership as of December 31, 2014. Hotchkis and Wiley Capital Management, LLC reported that, in its capacity as an investment adviser, it had sole voting power with respect to 8,711,492 shares of our common stock, sole dispositive power with respect to 13,227,968 shares of our common stock, and shared voting and dispositive power with respect to none of our shares.

(5)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission by State Street Corporation on February 12, 2015, which reflects beneficial ownership as of December 31, 2014. State Street Corporation reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had shared voting and dispositive power with respect to 12,719,499 shares of our common stock, and sole voting and dispositive power with respect to none of our shares.

2015 PROXY STATEMENT	85

OWNERSHIP OF COMPANY SECURITIES

Section 16(a) — Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and beneficial holders of more than 10% of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in our common stock. Based solely upon a review of those forms provided to us and any written representations that no other reports were required, we believe each of our directors and executive officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year. Two transactions relating to the gift of shares by Edward J. Muhl to a family trust on September 5, 2014 were not timely reported on Form 5 and were subsequently reported on a Form 4 filed on February 24, 2015.

86	2015 PROXY STATEMENT

ITEMS TO BE VOTED ON

ITEMS TO BE VOTED ON

Election of Directors

(Item 1 on the Proxy Card)

Our Board of Directors currently has 15 members equally divided among three classes. Prior to 2014, we had a classified Board with the directors in each class standing for election every third year for three-year terms of office. In 2013, our shareholders approved a proposal to declassify the Board over a three-year period beginning in 2014, without changing the terms of office of current directors. At the 2014 annual meeting of shareholders, when the three-year terms of the Class III directors ended, four Class III nominees were elected to one-year terms of office. At this year’s Annual Meeting, five Class I nominees and five Class III nominees will stand for election to one-year terms of office and until their respective successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal from office. All directors will stand for annual election beginning with the 2016 annual meeting of shareholders. Before the Board is fully declassified in 2016 (see the table below), directors appointed or elected to fill newly created directorships or vacancies in a class will hold office for a term that coincides with the remaining term of that class. Pursuant to the company’s director retirement policy, Ronald E. Goldsberry will retire from the Board effective at the Annual Meeting. Accordingly, the Board has reduced the number of Board members to 14 effective as of the Annual Meeting.

DIRECTORS STANDING FOR ELECTION TO ONE-YEAR TERMS

2015 Annual Meeting

Class I Class III	Cynthia L. Egan, Pamela H. Godwin, Thomas Kinser, A.S. MacMillan, Jr., Edward J. Muhl Timothy F. Keaney, Gloria C. Larson, Richard P. McKenney, William J. Ryan, Thomas R. Watjen

2016 Annual Meeting

Class I, Class II and Class III – All directors

Upon the recommendation of the Governance Committee, the Board of Directors has nominated Cynthia L. Egan, Pamela H. Godwin, Timothy F. Keaney, Thomas Kinser, Gloria C. Larson, A.S. (Pat) MacMillan, Jr., Richard P. McKenney, Edward J. Muhl, William J. Ryan and Thomas R. Watjen for election to one-year terms expiring at the 2016 annual meeting of shareholders. Each nominee currently serves on the Board and has agreed to continue to serve if elected. Ms. Egan was recommended for the Governance Committee’s consideration by its third-party search firm. The Board has no reason to believe that any nominee will be unable to serve if elected. However, if any nominee becomes unable or unwilling to serve before the Annual Meeting, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. Information concerning these nominees is provided under the section titled “Nominees for Election as Directors with Terms Expiring in 2016” beginning on page 12.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director: Cynthia L. Egan, Pamela H. Godwin, Timothy F. Keaney, Thomas Kinser, Gloria C. Larson, A.S. (Pat) MacMillan, Jr., Richard P. McKenney, Edward J. Muhl, William J. Ryan and Thomas R. Watjen.

2015 PROXY STATEMENT	87

ITEMS TO BE VOTED ON

Advisory Vote to Approve Executive Compensation

(Item 2 on the Proxy Card)

As required by Section 14A of the Securities Exchange Act of 1934, we are asking you to approve an advisory resolution on the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our 2014 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the company’s proxy statement for the 2015 annual meeting of shareholders, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

For additional detail concerning the compensation of our named executive officers, please refer to the Compensation Discussion and Analysis beginning on page 35.

Although your vote is not binding on the Board of Directors or the Human Capital Committee, the Human Capital Committee will review the voting results and seek to understand the factors that influenced the vote. As it did last year, the Human Capital Committee will consider constructive feedback obtained through this process in making future decisions about our executive compensation programs and policies.

We currently hold a say on pay vote every year. Therefore, shareholders will next have an opportunity to cast a say-on-pay vote in 2016.

The Board unanimously recommends that you vote FOR approval of named executive officer compensation, as provided in the resolution above.

Ratification of Appointment

of Independent Registered Public Accounting Firm

(Item 3 on the Proxy Card)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm (independent auditor) for 2015. The Board is seeking shareholder ratification of the appointment even though it is not legally required, as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of the company’s independent auditor.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

88	2015 PROXY STATEMENT

ITEMS TO BE VOTED ON

Independent Auditor Fees

Aggregate fees billed for audit and other services rendered by Ernst & Young LLP for our fiscal years ended December 31, 2014 and 2013 are presented in the table below.

Types of Fees	2014	2013
Audit Fees	$8,936,000	$9,506,000 *
Audit-Related Fees	524,000	446,000
Tax Fees	-	35,000
All Other Fees	-	-
Total	$9,460,000	$9,987,000

*	Includes $250,000 in audit fees for 2013 services that were billed after the filing of our 2014 proxy statement.

Audit Fees. This category includes fees associated with the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees. This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements or internal control over financial reporting. These services principally include accounting consultations, control reviews, and audit-related services for our employee benefit plans.

Tax Fees. This category consists of fees for tax compliance and advisory services.

All Other Fees. This category consists of fees for services not included in any of the above categories.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has a policy requiring advance approval of all audit and permissible non-audit services performed by the independent auditor. Under this policy, the Audit Committee sets pre-approved limits for specifically defined audit and non-audit services. The Committee considers whether such services are consistent with SEC rules on auditor independence. Specific approval by the Committee is required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Committee has delegated to its chair the authority to approve permitted services, and the chair must report any such decisions to the Committee at its next scheduled meeting.

2015 PROXY STATEMENT	89

ABOUT THE ANNUAL MEETING AND VOTING

ABOUT THE ANNUAL MEETING AND VOTING

Proxies

We are soliciting proxies on behalf of the Board of Directors in connection with the Annual Meeting. This means we are asking you to sign a proxy designating individuals (known as proxies) to vote on your behalf at the Annual Meeting and at any later meeting to which the Annual Meeting may be adjourned or postponed. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

Because we are soliciting your proxy, we are required to send you either our proxy materials or a Notice of Internet Availability of proxy materials (described in the next section). Our proxy materials include this proxy statement and our annual report to shareholders, which contains audited consolidated financial statements for our fiscal year ended December 31, 2014. If you received a printed copy of our proxy materials by mail, you also received a proxy card or voting instruction form for the Annual Meeting.

Internet availability of proxy materials

We are furnishing proxy materials to our shareholders primarily over the Internet. In most cases, we are mailing only a brief Notice of Internet Availability of proxy materials, rather than a full set of printed materials. The Notice of Internet Availability contains instructions on how to access our proxy materials and vote online. It also includes instructions on how to request paper or email delivery of our proxy materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email until you elect otherwise. Our proxy materials may also be viewed on our investor relations website under the “SEC Filings” header at www.investors.unum.com.

Attending the Annual Meeting in person

If you attend the Annual Meeting in person, you must present valid, government issued photo identification, such as a driver’s license, and an admission ticket or proof of ownership of our shares as of the close of business on March 26, 2015, the record date. If you are a shareholder of record, your Notice of Internet Availability or the top half of your proxy card is your admission ticket. If you are a beneficial owner, you will need proof of ownership to enter the meeting. Examples of proof of ownership include your Notice of Internet Availability, a recent brokerage statement or letter from the holder of record (your broker, bank or other nominee) confirming your beneficial ownership on the record date. For your safety and that of other shareholders, we reserve the right to inspect all personal items prior to admission. If you arrive at the Annual Meeting without proper documentation or refuse to comply with our security procedures, you may not be admitted. Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf and we reserve the right to restrict admission to a single individual representing a shareholder.

You are a “shareholder of record” if your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A.

You are a “beneficial owner” if your shares are held through a broker, bank or other nominee (i.e., held in street name). In this case, the broker, bank or nominee is the shareholder of record.

Directions

Directions to the location of the Annual Meeting in Chattanooga, Tennessee are provided in Appendix B and are also available on our website at www.unum.com/directions.

90	2015 PROXY STATEMENT

ABOUT THE ANNUAL MEETING AND VOTING

Webcast

A live webcast of the Annual Meeting will be available on our investor relations website at www.investors.unum.com. To register, access the webcast on the website and provide the information requested. The webcast will begin at 10:00 a.m. Eastern Daylight Time on Thursday, May 21, 2015, and will be archived on the website through June 4, 2015.

Persons entitled to vote at the Annual Meeting

Shareholders of record as of the close of business on the March 26, 2015 record date are entitled to vote their shares at the Annual Meeting. There were approximately 249,481,644 of our common stock outstanding on the record date. Each of those shares is entitled to one vote on each item of business to be voted on at the Annual Meeting.

If you are a beneficial owner, you are not entitled to vote in person at the Annual Meeting without a legal proxy from the broker, bank or other nominee that is the shareholder of record of your shares. You must ask your broker, bank or other nominee to furnish you with the legal proxy before the Annual Meeting. You must then bring that document with you to the Annual Meeting and submit it with a signed ballot that will be provided to you there.

Voting items and Board recommendations; Vote required; Abstentions and broker non-votes

You may either vote for, against or abstain on each of the voting items to be acted on at the Annual Meeting. The table below summarizes, for each voting item, the voting recommendation of the Board of Directors, the vote threshold required for approval, and the effect of abstentions and broker non-votes (i.e., shares held in street name that cannot be voted on certain matters by the shareholder of record because the beneficial owner has not provided voting instructions).

VOTING ITEMS

Items to be Voted on	Board Voting Recommendation	Vote Required for Approval	Abstentions	Broker Non-Votes
Election for 10 directors for terms expiring in 2016	FOR each nominee	Majority of votes cast with respect to the nominee	No effect	Not voted/ No effect
Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	Same effect as AGAINST	Not voted/ No effect
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015	FOR	Majority of shares represented and entitled to vote	Same effect as AGAINST	Discretionary vote by broker

Majority voting standard for election of directors

Our bylaws provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected (an “uncontested election”), each nominee must receive a majority of the votes cast with respect to that nominee to be elected as a director. If an incumbent director is not re-elected under this majority voting standard, the director must submit an irrevocable letter of resignation to the Board of Directors, which shall become effective upon acceptance by the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be

2015 PROXY STATEMENT	91

ABOUT THE ANNUAL MEETING AND VOTING

taken. If the director submitting the resignation is a member of the Governance Committee, that director will not participate in the Governance Committee’s recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results.

Voting your shares

If you are a shareholder of record, you may vote your shares using any of the following methods:

—	In person – Attend the Annual Meeting and vote in person.

—	Mail – If you received a paper copy of our proxy materials, mark, date and sign the proxy card and mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138, using the accompanying pre-addressed, stamped envelope, so that it is received no later than the close of business on May 20, 2015.

—	Internet or telephone – Visit www.envisionreports.com/unm to vote over the Internet or call toll free 1-800-652-VOTE (8683) to vote using a touchtone telephone, in either case no later than 2:00 a.m. Eastern Daylight Time, May 21, 2015. You will need the control number found on the Notice of Internet Availability or the proxy card.

For shareholders of record, votes submitted by mail, over the Internet or by telephone will be voted at the Annual Meeting by the proxies named in the proxy card in the manner you indicate. If you sign and return a proxy card without marking specific voting instructions, the proxies will vote your shares FOR each director nominee and FOR each other voting item, as recommended by the Board of Directors.

If you are a beneficial owner, please refer to the Notice of Internet Availability or voting instruction form provided to you by your broker, bank or other nominee for details on how to provide voting instructions to such person. If your broker, bank or other nominee does not receive voting instructions from you, whether your shares can be voted by such person depends on the type of item being considered for vote. The only item of business at the Annual Meeting for which your broker, bank or other nominee has discretion to vote your shares without your voting instructions is the ratification of the appointment of our independent registered public accounting firm (Item 3). Unless it receives your voting instructions, your broker, bank or other nominee will not have discretion to vote your shares (a “broker non-vote”) on any other item of business at the Annual Meeting (Items 1 and 2), including the election of directors. To ensure that your shares are voted on each of the important matters being voted on at the Annual Meeting, we encourage you to provide instructions to your broker, bank or nominee on how to vote your shares. As noted above, beneficial owners may vote in person at the Annual Meeting only if they bring a legal proxy obtained from their broker, bank or other nominee.

Changing your vote and revoking your proxy

If you are a shareholder of record and wish to change your vote after submitting a proxy, you may revoke that proxy by submitting a new proxy (either by mailing a new proxy card or by providing new voting instructions over the Internet or by telephone, in each case by the deadlines under “Voting your shares” above), by giving written notice of revocation to our Corporate Secretary, or by attending the Annual Meeting and voting in person.

If you are a beneficial owner, you may revoke a previously submitted proxy by submitting new voting instructions in the manner specified by your broker, bank or other nominee. If you obtain a legal proxy from your broker, bank or other nominee, you may also revoke a previously submitted proxy by voting in person at the Annual Meeting and submitting it with a signed ballot that will be provided to you there.

92	2015 PROXY STATEMENT

ABOUT THE ANNUAL MEETING AND VOTING

Quorum

A quorum is required to transact business at the Annual Meeting and is reached if the holders of a majority of the shares issued and outstanding and entitled to vote at the meeting are present in person or represented by proxies. Abstentions, broker non-votes and signed but unmarked proxy cards will count for purposes of determining whether a quorum is present at the Annual Meeting.

Inspectors of election

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of the election.

Other business

We are not aware of any business to be conducted at the Annual Meeting, other than as described in this proxy statement. If you submit a proxy, the individuals named on the proxy card will use their own judgment to determine how to vote your shares on any business not described in this proxy statement that is properly brought before the Annual Meeting.

Voting results

We will report the final voting results of the Annual Meeting on a Form 8-K to be filed with the SEC within four business days after the Annual Meeting. The Form 8-K will be available on our investor relations website under the “SEC Filings” header at www.investors.unum.com or on the SEC’s website at www.sec.gov.

2015 PROXY STATEMENT	93

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Cost of proxy solicitation

We pay the cost of soliciting proxies from our shareholders. Proxies are solicited by mail, and may also be solicited personally, electronically or by telephone by our directors, officers or employees, though none will receive additional compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Shareholder proposals and nominations for our 2016 annual meeting

If you intend to submit a proposal for inclusion in the proxy statement for our 2016 annual meeting pursuant to SEC Rule 14a-8, it must be received by the Corporate Secretary at our principal executive offices (at the address provided below) no later than the close of business on December 11, 2015. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement if the proposal does not satisfy the requirements of SEC Rule 14a-8.

Our bylaws also establish advance notice procedures with respect to proposals and director nominations submitted by a shareholder for presentation directly at an annual meeting, rather than for inclusion in our proxy statement. To be properly before our 2016 annual meeting, a notice of the business matter or nomination the shareholder wishes to present at the meeting other than pursuant to SEC Rule 14a-8 must be received by the Corporate Secretary at our principal executive offices (at the address provided below) no earlier than the close of business on January 22, 2016 and no later than the close of business on February 21, 2016. However, in the event that the 2016 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 21, 2016 (the anniversary date of this year’s Annual Meeting), then such notice must be received not earlier than the close of business on the 120th day prior to the date of the 2016 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the 2016 annual meeting or the 10th day following the day on which public announcement of the date of the 2016 annual meeting is first made. All such proposals and director nominations must satisfy the requirements set forth in our bylaws, a copy of which is available on our investor relations website under the “Corporate Governance” header at www.investors.unum.com and may also be obtained at no cost from the Office of the Corporate Secretary. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a shareholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-8, the persons named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Annual Meeting.

Communications with the Board of Directors

Shareholders and interested parties may communicate with our Chairman of the Board, Lead Independent Director, or any other director by contacting the Office of the Corporate Secretary as described on the following page.

In accordance with a process approved by our Board of Directors, the Corporate Secretary reviews all correspondence received by the company and addressed to non-management directors. A log and copies of the correspondence are provided to the Chairman or Lead Independent Director, who determines whether further distribution is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of correspondence. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of our internal auditors and handled in accordance with procedures established by the Audit Committee. Copies of correspondence relating to corporate governance matters are also provided to the chair of the Governance Committee.

94	2015 PROXY STATEMENT

ADDITIONAL INFORMATION

The Board has instructed that certain items unrelated to the duties and responsibilities of the Board be excluded from the process, including mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, and matters related to claims or employment.

Eliminating duplicate proxy materials

A single proxy statement and annual report to shareholders, along with individual proxy cards, or individual Notices of Internet Availability will be delivered in one envelope to multiple shareholders having the same last name and address and to shareholders with multiple accounts registered at our transfer agent with the same address, unless contrary instructions have been received from an affected shareholder. This is known as “householding” and it enables us to reduce the costs and environmental impact of the Annual Meeting. We will deliver promptly upon written or oral request a separate copy of the proxy statement, annual report to shareholders or Notice of Internet Availability to any shareholder residing at a shared address to which only one copy was delivered. If you are a shareholder of record and would like to receive separate copies of our proxy materials, whether for this year or future years, please contact Computershare Investor Services by calling toll-free 800-446-2617 or by writing to them at P.O. Box 43069, Providence, Rhode Island 02940-3069. The same phone number and address may be used to request delivery of a single copy of our proxy materials if you share an address with another shareholder and are receiving multiple copies. If you are a beneficial owner, you should contact your broker, bank or other nominee.

Contacting the Office of the Corporate Secretary

You may contact the Office of the Corporate Secretary by calling toll-free 800-718-8824 or by writing to:

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Principal executive offices

Our principal executive offices are located at 1 Fountain Square, Chattanooga, Tennessee 37402. Our main telephone number is 423-294-1011.

Annual Report on Form 10-K

Upon request, we will provide to you by mail a free copy of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the fiscal year ended December 31, 2014.

Please direct your request to the Office of the Secretary at the address provided above. The Annual Report on Form 10-K may also be accessed on our investor relations website under the “SEC Filings” header at

www.investors.unum.com or on the SEC’s website at www.sec.gov.

Incorporation by reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Report of the Human Capital Committee” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

2015 PROXY STATEMENT	95

APPENDIX A

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

—	Operating revenue, which excludes realized investment gains or losses;

—	Before-tax operating income or loss, which excludes realized investment gains or losses, non-operating retirement-related gains or losses, income tax, and certain other items which are discussed in “Executive Summary” in Part II Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014, as applicable, and after-tax operating income or loss which includes income tax;

—	Operating return on equity, which is calculated using after-tax operating income or loss and excludes from equity the unrealized gain or loss on securities and net gain on cash flow hedges; and

—	Book value per common share, which is calculated excluding AOCI.

Realized investment gains or losses; non-operating retirement-related gains or losses; unrealized gains or losses on securities and net gains on cash flow hedges depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our company. Book value per common share excluding certain components of AOCI, certain of which tend to fluctuate depending on market conditions and general economic trends, are important measures. We also exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace the comparable GAAP measures in the determination of overall profitability. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, refer to this Appendix.

	Year Ended December 31
	2014	2013
	(in millions)
Before-tax Operating Income (Loss)
Unum US	$856.3	$859.0
Unum UK	147.8	132.0
Colonial Life	300.2	284.9
Closed Block	122.6	109.4
Corporate	(134.4)	(143.5)

Total	1,292.5	1,241.8
Net Realized Investment Gain	16.1	6.8
Non-operating Retirement-related Loss	(70.0)	(32.9)
Costs Related to Early Retirement of Debt	(13.2)	-
Long-term Care Reserve Increase	(698.2)	-
Unclaimed Death Benefits Reserve Increase	-	(95.5)
Group Life Waiver of Premium Benefit Reserve Reduction	-	85.0
Income Tax	(113.8)	(347.1)

Net Income	$413.4	$858.1

96	2015 PROXY STATEMENT

APPENDIX A

	Year Ended December 31
	2014	2013	2012	2011	2010
	(in millions)
After-tax Operating Income	$910.4	$882.5	$887.5	$905.4	$894.3
Net Realized Investment Gain (Loss), Net of Tax	12.8	3.9	37.1	(3.6)	15.7
Non-operating Retirement-related Loss, Net of Tax	(45.6)	(21.4)	(30.2)	(20.7)	(21.1)
Costs Related to Early Retirement of Debt, Net of Tax	(10.4)	-	-	-	-
Long-term Care Reserve Increase, Net of Tax	(453.8)	-	-	-	-
Unclaimed Death Benefits Reserve Increase, Net of Tax	-	(62.1)	-	-	-
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	-	55.2	-	-	-
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	-	-	-	(500.3)	-
Reserve Charge for Individual Disability Closed Block, Net of Tax	-	-	-	(119.3)	-
Tax Reduction from IRS Settlement	-	-	-	41.3	-
Tax Related to U.K. Repatriation	-	-	-	(18.6)	-
Tax Related to Healthcare Reform Legislation	-	-	-	-	(10.2)

Net Income	$413.4	$858.1	$894.4	$284.2	$878.7

	Year Ended December 31
	2014

	(in millions)

Total Operating Revenue	$10,493.6
Net Realized Investment Gain	16.1

Total Revenue	$10,509.7

	Year Ended December 31
	2014	2013	2012	2011	2010	2009	2008	2007*	2006*	2005*
	(per diluted common share)
After-tax Operating Income	$ 3.55	$ 3.32	$ 3.15	$ 2.98	$ 2.73	$ 2.64	$ 2.54	$ 2.25	$ 1.85	$ 1.69
Net Realized Investment Gain (Loss), Net of Tax	0.05	0.02	0.13	(0.01)	0.05	-	(0.89)	(0.12)	0.01	(0.02)
Non-operating Retirement-related Loss, Net of Tax	(0.18)	(0.08)	(0.11)	(0.07)	(0.06)	(0.09)	(0.03)	(0.04)	(0.05)	(0.05)
Costs Related to Early Retirement of Debt, Net of Tax	(0.04)	-	-	-	-	-	-	-	-	-
Long-term Care Reserve Increase, Net of Tax	(1.77)	-	-	-	-	-	-	-	-	-
Unclaimed Death Benefits Reserve Increase, Net of Tax	-	(0.24)	-	-	-	-	-	-	-	-
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	-	0.21	-	-	-	-	-	-	-	-
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	-	-	-	(1.65)	-	-	-	-	-	-
Reserve Charge for Individual Disability Closed Block, Net of Tax	-	-	-	(0.39)	-	-	-	-	-	-
Regulatory Reassessment Charges, Net of Tax	-	-	-	-	-	-	-	(0.10)	(0.79)	(0.16)
Special Tax Items and Debt Extinguishment Costs	-	-	-	0.08	(0.03)	-	-	(0.10)	0.23	0.14
Other, Net of Tax	-	-	-	-	-	-	-	-	(0.04)	0.01

Income from Continuing Operations	1.61	3.23	3.17	0.94	2.69	2.55	1.62	1.89	1.21	1.61
Income from Discontinued Operations	-	-	-	-	-	-	-	0.02	0.02	0.03

Net Income	$1.61	$3.23	$3.17	$0.94	$2.69	$2.55	$1.62	$1.91	$1.23	$1.64

* Does not reflect the impact of ASU 2010-26.

2015 PROXY STATEMENT	97

APPENDIX A

	After-tax Operating Income (Loss)	Average Allocated Equity	Operating Return on Equity
	(in millions)
Year Ended December 31, 2014
Unum US	$562.3	$4,157.4	13.5%
Unum UK	116.4	635.3	18.3%
Colonial Life	195.2	1,163.1	16.8%

Total Primary Operating Businesses	873.9	5,955.8	14.7%
Closed Block	80.9	2,756.3
Corporate	(44.4)	(713.0)

Total	$910.4	$7,999.1	11.4%

	After-tax Operating Income	Average Allocated Equity	Operating Return On Equity
	(in millions)
Year Ended December 31, 2013	$882.5	$7,732.3	11.4%
Year Ended December 31, 2012	887.5	7,241.8	12.3%
Year Ended December 31, 2011	905.4	7,427.0	12.2%
Year Ended December 31, 2010	894.3	7,499.7	11.9%

	December 31
	2014	2013	2012	2011	2010	2009
	(in millions)
Total Stockholders’ Equity, As Reported	$8,552.4	$8,659.1	$8,612.6	$8,169.7	$8,484.9	$8,045.0
Net Unrealized Gain on Securities	290.3	135.7	873.5	614.8	416.1	382.7
Net Gain on Cash Flow Hedges	391.0	396.3	401.6	408.7	361.0	370.8

Total Stockholders’ Equity, As Adjusted	$7,871.1	$8,127.1	$7,337.5	$7,146.2	$7,707.8	$7,291.5

Average Equity, As Adjusted	$7,999.1	$7,732.3	$7,241.8	$7,427.0	$7,499.7

	December 31
	2014	2013	2012	2011	2010	2009	2008
	(per share)
Total Stockholders’ Equity (Book Value)	$33.90	$33.30	$31.87	$27.91	$26.80	$24.25	$17.94
Net Unrealized Gain on Securities	1.15	0.52	3.23	2.11	1.31	1.16	(2.53)
Net Gain on Cash Flow Hedges	1.55	1.52	1.48	1.39	1.14	1.12	1.38

Subtotal	31.20	31.26	27.16	24.41	24.35	21.97	19.09
Foreign Currency Translation Adjustment	(0.45)	(0.18)	(0.26)	(0.41)	(0.34)	(0.23)	(0.52)

Subtotal	31.65	31.44	27.42	24.82	24.69	22.20	19.61
Unrecognized Pension and Postretirement Benefit Costs	(1.59)	(0.88)	(2.13)	(1.51)	(1.00)	(1.00)	(1.23)

Total Stockholders’ Equity, Excluding Accumulated Other Comprehensive Income	$33.24	$32.32	$29.55	$26.33	$25.69	$23.20	$20.84

98	2015 PROXY STATEMENT

APPENDIX B

APPENDIX B: DIRECTIONS TO THE ANNUAL MEETING

This year’s Annual Meeting will be held in Chattanooga, Tennessee, at Unum Group’s headquarters, located at 1 Fountain Square downtown.

Directions from the Chattanooga Airport

Take Highway 153 South from the airport and then travel south on I-75. At the intersection with I-24, take I-24 West. As you approach the city, bear right and merge onto US-27 North to downtown. Take the Fourth Street exit and turn right at the fifth traffic light onto Walnut Street. Follow the posted signs to visitor parking and the meeting location.

Directions from Atlanta and Knoxville

Travel on I-75 to Chattanooga. At the intersection with I-24, take I-24 West. As you approach the city, bear right and merge onto US-27 North to downtown. Take the Fourth Street exit and turn right at the fifth traffic light onto Walnut Street. Follow the posted signs to visitor parking and the meeting location.

Directions from Birmingham

Travel on I-59 North toward Chattanooga. At the intersection with I-24, take I-24 East. As you approach the city, bear right and merge onto US-27 North to downtown. Take the Fourth Street exit and turn right at the fifth traffic light onto Walnut Street. Follow the posted signs to visitor parking and the meeting location.

Directions from Nashville

Travel on I-24 East to Chattanooga. As you approach the city, bear right and merge onto US-27 North to downtown. Take the Fourth Street exit and turn right at the fifth traffic light onto Walnut Street. Follow the posted signs to visitor parking and the meeting location.

2015 PROXY STATEMENT	99

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Daylight Time, on May 21, 2015.
Vote by Internet
• Go to www.envisionreports.com/unm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US
territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — You must sign the card on the reverse side for your vote to be counted.
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The Board of Directors recommends a vote FOR each of the nominees listed.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Cynthia L. Egan	☐	☐	☐	02 - Pamela H. Godwin	☐	☐	☐	03 - Timothy F. Keaney	☐	☐	☐

04 - Thomas Kinser	☐	☐	☐	05 - Gloria C. Larson	☐	☐	☐	06 - A.S. MacMillan, Jr.	☐	☐	☐

07 - Richard P. McKenney	☐	☐	☐	08 - Edward J. Muhl	☐	☐	☐	09 - William J. Ryan	☐	☐	☐

10 - Thomas R. Watjen	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Admission Ticket

UNUM GROUP

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2015

10:00 a.m. Eastern Daylight Time

1 Fountain Square

Chattanooga, Tennessee 37402

This admission ticket admits only the named shareholder.

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the company’s common stock and valid government-issued photo identification (such as a driver’s license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a company shareholder.

For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

Your compliance is appreciated.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Unum Group	+

Annual Meeting of Shareholders

May 21, 2015

10:00 a.m., Eastern Daylight Time

1 Fountain Square, Chattanooga, Tennessee 37402

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUM GROUP

The undersigned hereby appoints John F. McGarry and Lisa J. Iglesias, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Unum Group, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and at their discretion on any other matters that may properly come before the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the Unum Group 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, and 3. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+